    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 1998

                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 -----------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 -----------
                       HYPERION TELECOMMUNICATIONS, INC.
            (Exact name of registrant as specified in its charter)

        DELAWARE                   4813                    25-1669404
     (State or other         (Primary Standard          (I.R.S. Employer
     jurisdiction of            Industrial             Identification No.)
    incorporation or        Classification Code
      organization)               Number)

                             MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                                (814) 274-9830
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 -----------

                    JAMES P. RIGAS, CHIEF EXECUTIVE OFFICER
                       HYPERION TELECOMMUNICATIONS, INC.
                             MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                                (814) 274-9830
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 -----------
                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:
  CARL E. ROTHENBERGER, JR., ESQUIRE         STEVEN DELLA ROCCA, ESQUIRE
          BUCHANAN INGERSOLL                      LATHAM & WATKINS
       PROFESSIONAL CORPORATION               53RD AT THIRD, SUITE 1000
     21ST FLOOR, 301 GRANT STREET                 885 THIRD AVENUE
    PITTSBURGH, PENNSYLVANIA 15219          NEW YORK, NEW YORK 10022-4802
            (412) 562-8826                         (212) 906-1200

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                 -----------
                        CALCULATION OF REGISTRATION FEE
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
                                                         PROPOSED
                                                         MAXIMUM
                       TITLE OF EACH CLASS OF           AGGREGATE                AMOUNT OF
                     SECURITIES TO BE REGISTERED    OFFERING PRICE(1)         REGISTRATION FEE
----------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value per
 share.........................................        $184,000,000              $54,280.00

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act.
                                 -----------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus: one to be used in connection with an underwritten public offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent underwritten public offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical except for the front and back cover pages. The form of U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. The alternate pages for the International Prospectus included herein are each labeled "International Prospectus Alternate Page". Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act of 1933, as amended.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED MARCH 18, 1998
P R O S P E C T U S

========================
       HYPERION
TELECOMMUNICATIONS, INC.
========================
                                          Shares

                       Hyperion Telecommunications, Inc.

                              Class A Common Stock
                                    -------
  Of the            shares of Class A Common Stock, par value $.01 per share
(the "Class A Common Stock"), of Hyperion Telecommunications, Inc. ("Hyperion"
or the "Company") offered hereby,           shares are being offered in the
United States and Canada (the "U.S. Offering") and            shares are being
offered in a concurrent international offering outside of the United States and Canada (the "International Offering" and, together with the U.S. Offering, the "Offerings"). The initial public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See "Underwriting."

  The Company expects to enter into an agreement with Adelphia Communications Corporation ("Adelphia") and/or certain affiliates of Adelphia pursuant to which, upon the consummation of the Offerings (i) Adelphia or such affiliates
will agree to purchase in cash    shares of Class A Common Stock from the
Company (based on $      per share, the midpoint of the range per share set
forth below) at a price equal to the public offering price less the
underwriting discount, or an aggregate of $   million (the "Adelphia Share
Purchase") and (ii) in connection with the contribution to the Company by
Adelphia of $    million in principal amount of the Company's indebtedness and payables owed to Adelphia (the "Adelphia Note Contribution"), the Company will
issue             shares of Class A Common Stock to Adelphia (based on $   per
share, the midpoint of the range per share set forth below) at a price equal to the public offering price less the underwriting discount, or an aggregate of
$   million. After giving effect to the shares issued pursuant to the Adelphia
Share Purchase and the Adelphia Note Contribution (together, the "Adelphia New
Shares") and to the Offerings, Adelphia will own approximately   % of the
outstanding Common Stock (as defined) and   % of the total voting power of the
Company. See "Prospectus Summary--The Offerings."

  Prior to the Offerings, there has not been a public market for the Class A Common Stock of the Company. It is currently estimated that the initial public
offering price per share will be between $    and $   . See "Underwriting" for
information relating to the factors considered in determining the initial public offering price. Application has been made for quotation of the Class A Common Stock on the Nasdaq National Market under the symbol "HYPT."

  The Company has two classes of common stock, Class A Common Stock and Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The Class A Common Stock and Class B Common Stock are substantially identical, except that holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders. Immediately following the consummation of the Offerings (assuming no exercise of the over-allotment option granted to the Underwriters), the holders of the Class B Common Stock will have approximately
    % of the combined voting power of the outstanding Class A Common Stock and Class B Common Stock. See "Description of Capital Stock."

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON
STOCK.
                                    -------
 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.   ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      UNDERWRITING
           PRICE TO  DISCOUNTS AND  PROCEEDS TO
           PUBLIC(1) COMMISSIONS(2) COMPANY(3)
-----------------------------------------------
Per Share     $           $            $
-----------------------------------------------
Total(4)     $           $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 (1) The total Price to Public excludes the total proceeds to Hyperion from the Adelphia Share Purchase. See "Underwriting."
 (2) For information regarding indemnification of the Underwriters, see "Underwriting."
 (3) Before deducting expenses estimated at $       payable by the Company.
     The Company will also receive $   from the issuance of shares of Class A
     Common Stock to Adelphia in connection with the Adelphia Share Purchase. The sale of Class A Common Stock to Adelphia by the Company will be at a
     per share price of $   (the total Price to the Public less the
     underwriting discount).
 (4) The Company has granted the U.S. Underwriters an option for 30 days to
     purchase an additional             shares of Class A Common Stock at the
     initial public offering price, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the Managers
     a similar option with respect to an additional           shares of Class
     A Common Stock as part of the concurrent International Offering. If such over-allotment options are exercised in full, the total initial public offering price, underwriting discount and proceeds to the Company will be
     $   , $   , and $   , respectively. See "Underwriting."
                                    -------
  The shares of Class A Common Stock are being offered by the Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain other conditions. It is expected that certificates for the shares of the Class A Common Stock offered hereby will be made available for
delivery on or about       1998, at the office of Smith Barney Inc., 333 West
34th Street, New York, New York 10001.
                                    -------
Salomon Smith Barney
             Credit Suisse First Boston
                                           NationsBanc Montgomery Securities LLC
        , 1998

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF CLASS A COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                 [MAP TO COME]

                               PROSPECTUS SUMMARY

  The following information is qualified in its entirety by the more detailed information and financial statements and notes thereto, appearing elsewhere in this Prospectus or incorporated by reference herein. For a description of certain terms used in this Prospectus, see the Glossary attached to this Prospectus as Annex A. Unless the context otherwise requires, references in this Prospectus (i) to the "Company" or "Hyperion" mean Hyperion Telecommunications, Inc. together with its subsidiaries, and (ii) to the "networks," the "Company's networks" or the "Operating Companies' networks" mean the 22 telecommunications networks in 46 cities in which the Company, as of February 28, 1998, had ownership interests through 19 Operating Companies (as defined herein). As of the date of this Prospectus, ten of the networks are 50% or less owned by the Company and are managed by the Company. Unless otherwise specified, information regarding the networks that is contained in this Prospectus is as of December 31, 1997, at which time the Company had ownership interests in 21 networks. See "--Ownership of the Company and the Operating Companies." Unless otherwise stated, the information contained in this Prospectus assumes no exercise of the Underwriters' overallotment options and gives effect to a 4-for-1 split of the outstanding shares of the Company's Common Stock.

  Prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors."

                                  THE COMPANY

  Hyperion is a leading facilities-based provider of local telecommunications services with state-of-the-art fiber optic networks located in regionally clustered markets primarily within the eastern half of the United States. As of February 28, 1998, Hyperion had 22 networks (the "Existing Networks"), including four networks under construction. The Existing Networks serve 46 cities and include approximately 5,294 route miles of fiber optic cable. In addition, as of February 28, 1998, the Company's 18 networks in operation were connected to 1,858 buildings and the Company's facilities were collocated in 110 local exchange carrier ("LEC") central offices. Management believes that the Company's Existing Networks represent an addressable market opportunity of approximately 6.8 million business access lines or approximately $13.3 billion annually, substantially all of which is currently serviced by incumbent LECs and interexchange carriers ("IXCs"). This addressable market estimate does not include the enhanced data services market which the Company has recently entered, or the Internet access market which it plans to enter in the near future.

  Over the next eighteen months, the Company plans to complete development and construction of 14 new networks serving 29 additional cities (the "New Networks") with the goal of expanding the Company's regionally focused networks and further facilitating the regional interconnection of certain of its markets. The Company believes that with the addition of these New Networks, it will have a total addressable market opportunity of approximately 13.2 million business access lines or approximately $26.0 billion annually. Once fully constructed, management believes the Company's networks will include at least 8,100 route miles of fiber optic cable and will be connected to at least 210 LEC central offices. The Company has installed in 17 of its Existing Networks, and will install in all of its networks, a standard switching platform based on the Lucent Technologies ("Lucent") 5ESS switch technology. Management believes this consistent platform will enable the Company to (i) deploy features and functions quickly in all of its networks, (ii) expand switching capacity in a cost effective manner and (iii) lower maintenance costs through reduced training and spare parts requirements.

  In early 1997, Hyperion began to implement a business strategy focused on selling communications services directly to targeted end users in addition to other telecommunications service providers. As part of this strategy, the Company accelerated the installation of its Lucent 5ESS-based standard switching platform in its Existing Networks and increased the size of its direct sales force and customer service organization. In addition, the Company has begun to use resold services and unbundled network elements to provide rapid market entry and to develop its customer base in advance of capital deployment in its Existing Networks and New Networks. The

Company has experienced significant growth in the sale of access lines from approximately 7,000 as of March 31, 1997 to approximately 36,000 as of February 28, 1998. Of the current access lines sold, approximately 86% are provisioned using Company owned networks (which lines are referred to as "on-net"), though this percentage will decline as the Company continues to offer switched services on an unbundled network element and total service resale basis. However, the Company believes it will provision a majority of its access lines on its own networks for the foreseeable future. The Company expects that through the delivery of switched services on-net, it will be able to provide faster, more reliable access line provisioning with higher operating margins and more responsive customer service and monitoring.

  Hyperion intends to offer a complete range of telecommunications services to its customers in all of its markets. The Company's current service offerings include local switched dialtone, long distance, dedicated access and enhanced services such as frame relay, high speed Internet access and video conferencing. The Company also plans to become an Internet Service Provider ("ISP") in all of its markets, and expects to provide such services in a majority of its markets during 1998. The Company has begun selling its long distance services pursuant to a resale agreement with IXC Communications, Inc. ("IXCC") and expects to begin offering facilities-based long distance services through the regional interconnection of the Company's networks in the near future. With 75% of all U.S. telecommunications intraLATA and interLATA toll traffic terminating, on average, within 300 miles of its origination point, the Company believes that the breadth of its networks, their regional clustering, and the current and planned interconnection of the networks will enable the Company to originate and terminate a significant proportion of its customers' communications traffic over its own networks, rather than relying primarily on the network of the incumbent LEC or IXC. Management believes that the Company will benefit from lower operating costs once it is able to offer all of its various services over its own networks.

  Hyperion's targeted customers include medium and large businesses, governmental and educational end users, and other telecommunications service providers, such as value added resellers ("VARs"), ISPs and IXCs. As of February 28, 1998, the Company served customers through a dedicated sales force of approximately 120 highly trained professionals focused on selling the Company's portfolio of service offerings. The Company expects to increase its marketing efforts by doubling the size of its current sales force during fiscal 1999. Management believes that a significant competitive advantage over other CLECs is the Company's ability to utilize its broad geographic networks and extensive network clusters to offer a single source solution for all of its customers' telecommunications needs principally over its own regional network clusters. Further, Hyperion believes it can continue to attract end user customers by offering (i) a high-capacity fiber optic network connection directly to substantially all of a customer's premises, due to the breadth of the Company's network coverage, (ii) high quality, solutions-oriented customer service and (iii) a single point of contact for a complete range of telecommunication services. The Company also believes that a number of telecommunications providers such as VARs and IXCs will seek to offer their business customers an integrated package of switched local and long distance services using the networks of facilities-based CLECs such as Hyperion. The Company believes that it is well positioned to capitalize on this opportunity since its networks generally have broader geographic coverage than other CLECs in its markets.

                           LOCAL PARTNERSHIP STRATEGY

  Hyperion's Existing Networks have typically been developed by partnering with a local cable operator or utility provider (the "Local Partner") who generally owns or controls extensive conduits and rights-of-way. In all but three of the Company's Existing Networks, Hyperion retains a 50% or greater equity stake in the respective Operating Companies. In all of its Operating Companies, Hyperion is responsible for the design, management and operation of the Operating Companies' networks pursuant to management agreements. Management believes that its partnering strategy provides the Company with the following significant competitive advantages over other CLECs: (i) by sharing the cost of construction and utilizing the rights-of-way controlled by the Local Partner, the Company is able to build its networks more quickly and at a lower cost and (ii) by partnering with Local Partners that typically operate in a broad geographic region, Hyperion is frequently able to expand its partnering agreements into multiple contiguous markets, thereby supporting its clustering strategy. As of December 31, 1997, as adjusted for the recent purchase of certain partners' interests (see "--Recent Developments"), the Company and its partners have invested $401.6 million in the gross property, plant and equipment of the Company, its networks and the Company's Network Operations and Control Center (the "NOCC"), including the Company's investment in Telergy, Inc. See "Business--Operating Agreements--Fiber Lease Agreements". The Company's proportionate share of this gross property, plant and equipment investment was approximately $305.1 million. The Company believes that its large upfront capital investment in its networks, coupled with the selective use of unbundled network elements and total service resale, will provide higher operating margins than can be achieved by other CLECs, which typically have a lower percentage of on-net customers.

  The Company has increased, and intends to continue to increase, its ownership interests in Operating Companies when it can do so on attractive economic terms. To date, this goal has been facilitated by the substantial completion of a number of Hyperion's networks, along with the desire of certain Local Partners to reduce their telecommunications investments and focus on their core cable or utility operations. For Operating Companies in which the Company does not own a majority interest, partnership agreements generally provide for rights of first refusal or buy/sell arrangements enabling the Company to have an opportunity to acquire additional equity interests or sell its equity interests in the network. Since September 1997, the Company has increased its ownership interest to 100% in Operating Companies in seven of its markets. As a result, since December 31, 1995, the Company's weighted average ownership interest (based on gross property, plant and equipment) in its Operating Companies has increased to 76.0% from 44.0%.

                              RECENT DEVELOPMENTS

  Increased Network Ownership. On September 12, 1997 and February 12, 1998, the Company consummated purchase agreements with former Local Partners, Time Warner Entertainment Advance/Newhouse ("TWEAN"), Tele-Communications, Inc. and Lenfest Telephony, Inc., thereby increasing the Company's ownership interest in seven of its networks to 100% (collectively, the "Rollups"). As a result of the Rollups, the Company's weighted average ownership in its networks, based upon gross property plant and equipment, increased to 76.0%. The Rollups are consistent with the Company's goal to own at least a 50% interest in each of its Operating Companies and to dispose of its interests in those in which acquiring a controlling interest is not economically attractive. The Company may consider similar transactions from time to time in its other markets.

  Completed Strategic Agreements. The Company has recently completed a number of strategic agreements that expand the number of markets served by the Company. On December 1, 1997, the Company entered into an agreement with Allegheny Energy to provide communications services over networks to be constructed in State College and Altoona, Pennsylvania. Also in December 1997, the Company initiated service on three networks pursuant to an agreement with Entergy Corporation ("Entergy") whereby the Company and Entergy each have a 50% stake in networks located in Little Rock, Arkansas, Jackson, Mississippi, and Baton Rouge, Louisiana. In addition, in June 1997, the Company entered into agreements (collectively, the "MCI Preferred Provider Agreement") with MCImetro Access Transmission Services, Inc. (together with its affiliate, MCI Communications, Inc., "MCI") designating the Company as MCI's preferred provider of end user dedicated access circuits for new MCI customers and of end users dedicated access circuits resulting from conversions from the incumbent LEC in the Company's markets. In addition, Hyperion has a right of first refusal to provide MCI all new dedicated local network access circuits in the Company's markets. The Company also granted certain warrants to MCI to purchase Class A Common Stock (the "MCI Warrant"). See "Description of Capital Stock-- Warrants."

  Completed Recent Financings. On October 9, 1997, Hyperion sold $200.0 million aggregate liquidation preference (the "Preferred Stock Offering") of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007 (the "Preferred Stock") and on August 27, 1997, the Company sold $250.0 million aggregate principal amount (the "Senior Secured Note Offering") of 12 1/4% Senior Secured Notes due 2004 (the "Senior Secured Notes"). The combined net proceeds from these offerings were approximately $438.7 million, with $83.4 million from the Senior Secured Note Offering being placed in an escrow account to provide for payment of the first six scheduled interest payments on the Senior Secured Notes, and the remainder of the proceeds used to fund capital expenditures, the acquisition of increased ownership interests in certain networks, the continued expansion of its networks and for general corporate and working capital purposes.

  On December 31, 1997, the Company consummated an agreement for a $24.5 million long term lease facility with AT&T Capital Corporation (the "AT&T Lease Agreement"). The lease facility provides financing for certain of the Operating Companies' switching equipment and includes the sale and leaseback of certain switching equipment, for which the Company received $14.9 million.

  Participation in LMDS Auction. On January 20, 1998, the Company, through a limited partnership in which it is a 49.9% limited partner, filed an application with the Federal Communications Commission (the "FCC") along with a $10.0 million refundable deposit to participate in the FCC's Local Multipoint Distribution Service ("LMDS") auction which began on February 18, 1998 (the "LMDS Auction"). LMDS is a fixed broadband point-to-multipoint service which the FCC anticipates will be used for the deployment of wireless local loop, high-speed data transfer and video broadcasting services. If the limited partnership is successful in obtaining LMDS spectrum in the LMDS Auction, the Company plans to use such spectrum for "last-mile" connectivity in certain of its markets. There can be no assurance that the limited partnership's participation in the LMDS Auction will result in the Company having an opportunity to use any LMDS licenses or that LMDS spectrum will provide a cost-effective means to connect to end user locations.

                                GROWTH STRATEGY

  Hyperion's objective is to be the leading local telecommunications service provider to businesses, governmental and educational end users, VARs, ISPs and IXCs within its markets. To achieve this objective, the Company has pursued a regionalized facilities-based strategy to provide extensive, high capacity network coverage and to broaden the range of telecommunications products and services it offers to targeted customers. The principal elements of the Company's growth strategy include the following:

  Focus on Telecommunications-Intensive Customers. The Company provides its services to telecommunications-intensive customers which include medium and large businesses, governmental and educational end users, and other telecommunications providers. Management believes that its target customers are a large and under-served universe who generally have no choice other than to buy communications services from the incumbent LEC or IXC. These customers generally seek reliability, high quality, broad geographic coverage, end-to-end service, solutions-oriented customer service and timely introduction of new and innovative services. The Company also offers its local services to IXCs and has entered into national service agreements with AT&T and MCI to be their preferred supplier of dedicated access and switched access transport services.

  Increase Size and Scope of Network Clusters. Over the next eighteen months, the Company plans to complete development and construction of 14 New Networks serving 29 additional cities within the Company's current clusters, as sole owner/operator or through partnerships or long-term fiber lease agreements. The Company believes that the mature size and scope of its existing network clusters, combined with changes in the legislative and regulatory environment, enable the Company to build new networks on its own more efficiently. In addition, where appropriate, the Company intends to continue to enter into arrangements with Local Partners. The Company believes that this expansion strategy permits it to (i) construct networks faster and at a lower cost than it could on its own, (ii) provide broader network coverage than if the Company installed its own fiber optic cable and (iii) capitalize on the existing relationships the Local Partner has with business customers. The Company believes that its partnering strategy combined with the interconnection of its regional network clusters differentiates the Company from other CLECs and allows a greater proportion of traffic to be carried on-net, which decreases transmission costs and therefore increases cash flow margins.

  Maximize On-Net Traffic Through Facilities-Based Services. By providing switched voice, enhanced services and long distance access on its own fiber optic networks, the Company believes it can better control the provisioning, delivery and monitoring of its services as well as increase its operating margins. On-net services improve the Company's ability to provide bundled service offerings by reducing the Company's reliance upon incumbent LECs for servicing and technological upgrades of leased dedicated transport or unbundled network elements. The Company currently provides approximately 86% of its switched services to customers on-net and believes it will provision a majority of its access lines on its own networks for the foreseeable future.

  Provide Bundled Package of Telecommunications Services. The Company believes that a significant portion of business, governmental and educational customers prefer a single-source telecommunications provider that delivers a full range of efficient and cost effective solutions to meet their telecommunications needs. Hyperion believes that offering a customized, integrated package of telecommunications services positions the Company to best address the increasing telecommunications requirements of businesses within its markets.

  Expand Solutions-Oriented Sales Effort. The Company provides an integrated solutions approach to satisfy its end users' telecommunications requirements through a well trained and focused team of direct sales and engineering support professionals. In its marketing efforts, the Company emphasizes its extensive fiber optic network, which provides the reach and capacity to address the needs of its customers more effectively than many of its competitors who rely solely upon leased facilities or who have limited network build-outs in their markets. The Company intends to double the size of its current direct sales force of over 120 professionals during fiscal 1999.

              OWNERSHIP OF THE COMPANY AND THE OPERATING COMPANIES

  Hyperion is a 79.2% owned subsidiary ( % after the consummation of the Offerings and the issuance of the Adelphia New Shares), on a fully diluted basis as of February 28, 1998, of Adelphia Communications Corporation ("Adelphia"). Adelphia is the seventh largest cable television company in the United States and, as of February 28, 1998, owned or managed cable television systems that served approximately 1.97 million subscribers in 12 states. In addition, senior executives of the Company owned 10.9% of the Common Stock of the Company ( % after the consummation of the Offerings and the issuance of the Adelphia New Shares), on a fully diluted basis as of February 28, 1998. Upon the consummation of the Offerings, Adelphia will acquire an aggregate of shares of Class A Common Stock pursuant to the Adelphia Note Contribution and the Adelphia Share Purchase. See "--The Offerings." As of February 28, 1998, the Company's 22 networks were owned through (i) eight partnerships or limited liability companies with Local Partners (together with the entities described in clause (iv) below, the "Operating Partnerships"), encompassing nine networks, (ii) nine wholly owned subsidiaries of the Company, encompassing 11 networks, (iii) one corporation, encompassing one network, in which the Company is a minority shareholder and (iv) one company, encompassing one network, in which the Company is the majority equityholder (the entities described in clauses (ii) and (iii) are collectively referred to as the "Operating Corporations," and the Operating Corporations and the Operating Partnerships are collectively referred to as the "Operating Companies"). The Company is responsible for the network design, management, billing and operation of the Operating Companies, for which it receives management fees.

  The location of the Company's executive offices is Main at Water Street, Coudersport, Pennsylvania 16915, and its telephone number is (814) 274-9830.

  The following is an overview of Hyperion's networks and respective ownership interests as of February 28, 1998.

                                        ACTUAL OR
                                      EXPECTED DATE  HYPERION
COMPANY NETWORKS                     OF OPERATION(A) INTEREST    LOCAL PARTNER
----------------                     --------------- -------- -------------------
         Northeast Cluster
Vermont............................       11/94       100.0%  --
Syracuse, NY.......................        8/92       100.0   --
Buffalo, NY........................        1/95       100.0   --
Albany, NY.........................       12/98       100.0   --
       Mid-Atlantic Cluster
Charlottesville, VA................       11/95       100.0   --
Scranton/Wilkes-Barre, PA..........        5/98       100.0   --
Harrisburg, PA.....................        4/95       100.0   --
Morristown, NJ.....................        7/96       100.0   --
New Brunswick, NJ..................       11/95       100.0   --
Philadelphia, PA...................        8/96        50.0   PECO Energy
Allentown/Bethlehem/Easton/Reading,
 PA ("ABER").......................        5/98        50.0   PECO Energy
York, PA...........................        5/97        50.0   Susquehanna Cable
State College/Altoona, PA..........        6/98        50.0   Allegheny Energy
Richmond, VA.......................        9/93        37.0   MediaOne
         Mid-South Cluster
Lexington, KY......................        6/97       100.0   --
Louisville, KY.....................        3/95       100.0   --
Nashville, TN......................       11/94        95.0   InterMedia Partners
Baton Rouge, LA....................       12/97        50.0   Entergy
Jackson, MS........................       12/97        50.0   Entergy
Little Rock, AR....................       12/97        50.0   Entergy
          Other Networks
Wichita, KS........................        9/94        49.9   Gannett
Jacksonville, FL...................        9/92        20.0   MediaOne
WEIGHTED AVERAGE OWNERSHIP(b)......          --        76.0%  --

--------
(a) Refers to the date on which (i) the network is connected to at least one IXC POP, (ii) the network is capable of accepting traffic from IXCs and end users, (iii) the Company's central office is fully functional and (iv) the initial network SONET fiber ring has been completed.

(b) Based upon gross property, plant and equipment of the Company and the Operating Companies as of December 31, 1997, as adjusted for the recent purchase of certain partners' interests pursuant to the Rollups.

                                 THE OFFERINGS

Class A Common Stock Offered: (1)
   U.S. Offering...............................
   International Offering......................
    Total......................................
Common Stock outstanding after the Offerings:
 (1)(2)(3)
   Class A Common Stock........................
   Class B Common Stock........................  40,000,000
                                                 ----------
    Total .....................................
                                                 ==========
Use of Proceeds ...............................  The Company currently intends to use the net proceeds from the Offerings and the
                                                 Adelphia Share Purchase to fund the
                                                 Company's capital expenditures, working
                                                 capital requirements, potential increases
                                                 in ownership interests in existing
                                                 networks and for general corporate
                                                 purposes. See "Use of Proceeds."
Voting Rights..................................  The holders of Class A Common Stock generally have rights identical to
                                                 holders of Class B Common Stock, except
                                                 that holders of Class A Common Stock are
                                                 entitled to one vote per share and
                                                 holders of Class B Common Stock are
                                                 entitled to ten votes per share on all
                                                 matters submitted to a vote of the
                                                 Company's stockholders. Holders of Class
                                                 A Common Stock and Class B Common Stock
                                                 will vote as a single class.
Proposed Nasdaq National Market Symbol ........  HYPT

--------
(1) Does not include up to an aggregate of     shares of Class A Common Stock
    which may be issued pursuant to the over-allotment options granted to the Underwriters. See "Underwriting."
(2) Includes (i) 1,124,160 shares of Class A Common Stock issuable upon
    exercise of the MCI Warrant and an additional       shares of Class A
    Common Stock issuable to MCI pursuant to anti-dilution adjustments under the MCI Warrant, (ii) 900,460 shares of Class A Common Stock issuable upon exercise of the Lenfest Warrant (as defined), (iii) 2,453,708 shares of Class B Common Stock issuable upon the exercise of Class B Warrants and convertible into Class A Common Stock, and (iv) the Adelphia New Shares. The weighted average exercise price for the Class B Warrants, the MCI Warrant and the Lenfest Warrant, all of which are currently exercisable, collectively is $1.26 per share. Excludes 9,512,000 shares of Class A Common Stock available for grant under the Company's 1996 Plan (as defined). See "Management--Long-Term Compensation Plan" and "Description of Capital Stock--Common Stock" and "--Warrants."
(3) Upon the consummation of the Offerings, (i) Adelphia and/or certain of its
    affiliates will purchase   shares of Class A Common Stock from the Company
    at a purchase price equal to the public offering price less the underwriting discount (such purchase is referred to herein as the "Adelphia Share Purchase") and (ii) in connection with the Adelphia Note
    Contribution, the Company will issue    shares of Class A Common Stock to
    Adelphia. The number of shares of Class A Common Stock to be issued to Adelphia in connection with the Adelphia Note Contribution will be determined by dividing (x) the sum of (i) the fair market value of the Company's unsecured subordinated note due April 16, 2003 owed to Adelphia (the "Adelphia Note"), including accrued interest paid in additional note principal, plus (ii) the outstanding amounts payable for certain products and services provided to the Company by Adelphia including accrued and
    unpaid interest thereon (such amount is approximately equal to $   million)
    by (y) the assumed public offering price of $    per share (the midpoint of
    the range set forth on the cover page of this Prospectus) less the underwriting discount per share. See "Certain Relationships and Transactions."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                                         NINE MONTHS ENDED
                                         YEAR ENDED MARCH 31,                               DECEMBER 31,
                         ---------------------------------------------------------  ------------------------------
                                                                         PRO FORMA                       PRO FORMA
                                                                         ---------                       ---------
                          1993     1994      1995      1996      1997     1997(a)     1996      1997      1997(a)
                         -------  -------  --------  --------  --------  ---------  --------  ---------  ---------
STATEMENT OF OPERATIONS DATA
(b):
(DOLLARS IN THOUSANDS EXCEPT PER
SHARE DATA)
 Telecommunications
  service and
  management fee
  revenue..............  $    89  $   417  $  1,729  $  3,322  $  5,088  $   8,710  $  3,611  $   8,690  $  12,435
 Operating expenses:
 Network operations....       19      330     1,382     2,690     3,432      5,219     2,339      5,263      7,562
 Selling, general and
  administrative.......      921    2,045     2,524     3,084     6,780      9,602     4,736      9,099     12,720
 Depreciation and
  amortization.........       30      189       463     1,184     3,945     13,243     2,583      7,027     15,379
                         -------  -------  --------  --------  --------  ---------  --------  ---------  ---------
 Operating loss........     (881)  (2,147)   (2,640)   (3,636)   (9,069)   (19,354)   (6,047)   (12,699)   (23,226)
 Interest income.......       --       17        39       199     5,976      5,980     4,319      7,951      7,951
 Interest expense and
  fees (c) ............       --   (2,164)   (3,321)   (6,088)  (28,377)   (59,002)  (20,759)   (35,934)   (48,269)
 Equity in net loss of
  joint ventures.......     (194)    (528)   (1,799)   (4,292)   (7,223)    (4,317)   (5,143)    (9,284)    (5,846)
 Net loss applicable to
  common stockholders
  (d)..................   (1,075)  (4,725)   (7,692)  (13,620)  (30,547)   (95,548)  (19,045)   (55,760)   (89,290)
 Net loss per weighted
  average share of
  common stock.........  $ (0.03) $ (0.12) $  (0.19) $  (0.34) $  (0.72) $   (2.21) $  (0.45) $   (1.30) $   (2.04)
 Weighted average
  shares of common
  stock................   40,000   40,000    40,000    40,000    42,364     43,264    42,336     42,940     43,840
OTHER COMPANY DATA (b):
 EBITDA (e)............  $  (851) $(1,958) $ (2,177) $ (2,452) $ (5,124) $  (6,111) $ (3,464) $  (5,672) $  (7,847)
 Capital expenditures
  and Company
  investments (f)......    3,891    8,607    10,376    18,899    79,396     86,016    38,348     80,953     79,011
 Cash used in operating
  activities...........     (725)  (2,121)   (2,130)     (833)   (4,823)   (32,851)   (2,592)    (1,609)   (12,407)
 Cash used in investing
  activities...........   (3,806)  (8,607)  (10,376)  (18,899)  (72,818)  (186,981)  (31,770)  (171,991)  (201,867)
 Cash provided by
  financing activities.    4,645   10,609    12,506    19,732   137,455    560,413   130,740    446,649    426,001
 Weighted average
  ownership interest in
  networks (g).........       --     48.1%     45.8%     44.4%     53.4%      75.0%     49.7%      59.3%      76.0%

                                     AS OF DECEMBER 31, 1997
                                     ------------------------
                                                 PRO FORMA
                                      ACTUAL   AS ADJUSTED(H)
                                     --------  --------------
(DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (b):
 Cash and cash equivalents.........  $332,863
 U.S. government securities--
  pledged (i)......................    85,027
 Total assets......................   634,850
 Note payable--Adelphia ...........    34,454
 Long term debt and exchangeable
  redeemable preferred stock.......   722,666
 Common stock and other
  stockholders' equity
  (deficiency).....................  (106,181)

--------
(a) Reflects the effects of the Rollups, the Preferred Stock Offering and the Senior Secured Note Offering as if such events occurred as of the beginning of each period presented.
(b) The data presented represents financial information for the Company and its consolidated subsidiaries. As of December 31, 1997, 14 of the Company's networks were owned by joint ventures in which it owned an interest of 50% or less, and for which the Company reported its interest pursuant to the equity method of accounting consistent with generally accepted accounting principles.
(c) Includes $30.6 million and $23.0 million of interest expense from the Senior Secured Notes for the pro forma year ended March 31, 1997 and the pro forma nine months ended December 31, 1997, respectively.
(d) Includes $27.0 million and $19.9 million of accumulated preferred stock dividends from the Preferred Stock for the pro forma year ended March 31, 1997 and the pro forma nine months ended December 31, 1997, respectively.
(e) Earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(f) For the fiscal years ended March 31, 1993, 1994, 1995, 1996, 1997 and pro forma 1997 and the nine months ended December 31, 1996, 1997 and pro forma 1997, the Company's capital expenditures (including capital expenditures relating to its wholly owned Operating Companies) were $2.0, $3.1, $2.9, $6.1, $24.6, $51.6, $14.9, $34.9 and $65.0 million, respectively, and the
    Company's investments in its less than wholly owned Operating Companies and the South Florida Partnership (as defined) were $1.9, $5.5, $7.5, $12.8, $34.8, $14.4, $23.4, $46.1 and $14.0 million, respectively, for the same periods. Furthermore, during the year ended March 31, 1997, the Company invested $20.0 million in fiber assets and a senior secured note. See the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.
(g) Based upon gross property, plant and equipment of the Company and the Operating Companies at the end of each period presented.
(h) Reflects the effects of the Offerings, the Adelphia Note Contribution, the Adelphia Share Purchase, the Rollups and the repayment of $3.0 million of loans to Management Stockholders (as defined), as if such events occurred as of December 31, 1997.
(i) $83.4 million of the proceeds from the issuance of the Senior Secured Notes was placed in an escrow account for the purchase of U.S. government securities to provide for payment in full when due of the first six scheduled interest payments on the Senior Secured Notes.

                             SUMMARY OPERATING DATA

  The following summary operating data is unaudited information that represents data for 100% of the Operating Companies' networks and is derived from Company information. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Supplementary Operating Company Financial Analysis." The Company reports its interest in its 50% or less owned networks pursuant to the equity method of accounting consistent with generally accepted accounting principles. As a result, the financial information set forth below is not indicative of the Company's overall financial position, and investors should not place undue reliance on such information in connection with the Offerings.

NETWORK DATA (UNAUDITED)(a):
                                                                         NINE MONTHS ENDED
                                FISCAL YEAR ENDED MARCH 31,                DECEMBER 31,
                          -------------------------------------------  ----------------------
                           1993    1994     1995     1996      1997      1996        1997
(DOLLARS IN THOUSANDS)    ------  -------  -------  -------  --------  --------  ------------
OPERATIONS DATA:
 Network revenues.......  $  195  $   962  $ 3,056  $ 7,763  $ 15,223  $  9,975    $ 19,274
 Operating expenses:
 Network operations.....     504      789    1,946    4,871     8,069     5,306       9,686
 Selling, general and
 administrative.........     353    1,145    2,439    5,316     8,827     6,051      15,495
 Depreciation and
 amortization...........     207      839    2,467    6,137    14,305     9,929      18,336
                          ------  -------  -------  -------  --------  --------    --------
 Operating loss.........  $ (869) $(1,811) $(3,796) $(8,561) $(15,978) $(11,311)   $(24,243)
                          ======  =======  =======  =======  ========  ========    ========
OTHER OPERATING DATA:
 EBITDA (b).............  $ (662) $  (972) $(1,329) $(2,424) $ (1,673) $ (1,382)   $ (5,907)
 Capital expenditures...   4,947   13,790   24,658   45,177   128,270    77,014     121,524
                                      AS OF MARCH 31,                               AS OF
                          -------------------------------------------            DECEMBER 31,
                           1993    1994     1995     1996      1997                  1997
(DOLLARS IN THOUSANDS)    ------  -------  -------  -------  --------            ------------
ASSET AND LIABILITY
DATA:
 Gross property, plant
 and equipment (c)......  $6,952  $21,907  $49,107  $97,318  $228,384              $401,646
 Capital lease
 obligations (d)........   1,244    3,291   11,166   18,163    47,423                77,107
                                                    AS OF MARCH 31,                 AS OF
                                                    -----------------            DECEMBER 31,
                                                     1996      1997                  1997
                                                    -------  --------            ------------
OTHER NETWORK DATA:
 Networks (e)...................................         17        21                    21
 Cities served (f)..............................         19        33                    44
 Route miles (f)................................      2,210     3,461                 4,744
 Fiber miles (f)................................    106,080   166,131               220,010
 Buildings connected............................        822     1,270                 1,776
 LEC central offices collocated.................         44       104                   108
 Access lines sold..............................          0     7,000                28,000
 Access lines installed.........................          0     1,450                11,800
 Switches installed (g).........................          5         7                    16
 Employees (h)..................................        155       261                   490

--------
(a) Unless otherwise stated, the data presented represents the summation of all of the networks' financial and operating information for each of the categories presented. Network Data is derived from the Operating Companies' records and presents information for the Company's networks, but does not include information for the South Florida Partnership (as defined) in which the Company sold its investment during fiscal 1997.
(b) Earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(c) Represents total property, plant and equipment (before accumulated depreciation) of the networks, the NOCC and the Company and, with respect to information as of December 31, 1997, is adjusted for the purchase of certain partners' interests after December 31, 1997 (see "--Recent Developments").
(d) Represents fiber lease financings with the respective Local Partners for each network and other capital leases. As of December 31, 1997, $20.1 million of these capital lease obligations were included in the Company's consolidated financial statements.
(e) Includes networks under construction.
(f) Data for the periods ended March 31, 1996 and 1997 excludes networks under construction. Data for the period ended December 31, 1997 includes networks under construction.
(g) Represents Lucent 5ESS switches or remote switch modules which deliver full switch functionality.
(h) Employees includes employees of both the Operating Companies and the Company.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing shares of Class A Common Stock offered hereby.

  Certain information included or incorporated by reference in this Prospectus, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. These statements appear in a number of places in this Prospectus, including "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and include statements regarding the intent, belief and current expectations of the Company and its directors and officers. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to the Company's ability to successfully market its services to current and new customers, access markets on a nondiscriminatory basis, identify, design and construct fiber optic networks, install cable and facilities (including switching electronics), and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as risks and uncertainties relating to general economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, and inventories, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward looking statements.

NEGATIVE CASH FLOW AND OPERATING LOSSES; LIMITED HISTORY OF OPERATIONS

  The Company has experienced significant losses since its inception, with operating losses of approximately $2.6 million, $3.6 million, $9.1 million, $6.0 million and $12.7 million for the fiscal years ended March 31, 1995, 1996 and 1997 and the nine months ended December 31, 1996 and 1997, respectively. The Company expects to continue to incur substantial operating losses in the foreseeable future as it pursues its plans to expand its networks, service offerings and customer base. There can be no assurance that such losses will not continue indefinitely. The Company currently accounts for its ownership interests in the Operating Companies in which it does not have majority ownership interest using the equity method and, therefore, the Company's consolidated financial statements include only the Company's pro rata share of such Operating Companies' and the South Florida Partnership's net losses as equity in net losses of joint ventures.


  The Company was formed in October 1991 and, as of February 28, 1998, only 11 of its 18 operational networks had been in operation for more than 24 months and four Existing Networks were not yet in operation. Prospective investors therefore have limited historical financial information about the Company upon which to base an evaluation of the Company's performance. The development of the Company's businesses and the installation and expansion of its Existing Networks and New Networks require significant expenditures, a substantial portion of which are made before any revenues may be realized. Certain of the expenditures, including marketing, sales and general and administrative costs, are expensed as incurred, while certain other expenditures, including network design and construction, negotiation of rights-of-way and costs to obtain legal and regulatory approval, are deferred until the applicable network is operational. The Company will continue to incur significant expenditures in connection with the construction, acquisition, development and expansion of the Company's and Operating Companies' networks, services and customer base.

  In light of the Company's limited operating history, its history of significant operating losses and its expectation that it will continue to incur significant expenses and operating losses for the foreseeable future, there can be no assurance that the Company will be able to implement its growth strategy or achieve or sustain profitability.

SIGNIFICANT FUTURE CAPITAL REQUIREMENTS

  Expansion of the Company's existing networks and services and the development of new networks and services require significant capital expenditures. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's networks, (ii) the expansion and improvement of the Company's NOCC and existing networks and (iii) the design, construction and development of additional networks. The Company plans to make substantial capital investments and investments in Operating Companies in connection with the installation of 5ESS switches or remote switching modules in all of its Existing Networks and will install additional 5ESSs or remote switching modules in each of the Company's future operational markets. To date, the Company has installed switches in 17 of its Existing Networks and plans to install in all of its New Networks a standard switching platform based on the Lucent 5ESS switch technology. In addition, the Company intends to increase spending on marketing and sales significantly in the foreseeable future in connection with the expansion of its sales force and marketing efforts generally. The Company estimates that it will require approximately $420 million to fund anticipated capital expenditures, working capital requirements and operating losses of the Company and investments in its Existing Networks and New Networks through the end of 1999. The Company believes that the net proceeds from the Offerings and the Adelphia Share Purchase, together with its existing cash balance and internally generated funds, will be sufficient to fund the Company's capital expenditures, working capital requirements, operating losses and pro rata investments in the Operating Companies (exclusive of future increases in ownership interests in the Operating Companies and any potential acquisitions of LMDS spectrum through the LMDS Auction and the construction and deployment of associated facilities if such spectrum is purchased) through mid-2000. However, there can be no assurance (i) that the Company's future cash requirements will not vary significantly from those presently planned due to a variety of factors including acquisition of additional networks, successful bidding in the LMDS Auction, continued acquisition of increased ownership in its networks and material variances from expected capital expenditure requirements for Existing Networks and New Networks or (ii) that anticipated financings, Local Partner investments and other sources of capital will become available to the Company. Accordingly, there can be no assurance that the Company will not seek to raise additional capital prior to the end of 1999. In addition, it is possible that expansion of the Company's networks may include the geographic expansion of the Company's existing clusters and the development of other new markets not currently planned. The Company expects to continue to build new networks in additional markets with utility partners, which have broader geographic coverage and require higher capital outlays than those with cable partners in the past. The Company also has funded the purchase of certain partnership interests and expects to fund additional purchases of partnership interests. See "--Risks Associated with Joint Ventures," "Prospectus Summary--Recent Developments" and "Business--Operating Agreements--Local Partner Agreements."

  The Company expects to fund its capital requirements through existing resources, credit facilities and vendor financings at the Company and Operating Company levels, internally generated funds, equity invested by Local Partners in Operating Companies and additional debt or equity financings, as appropriate, and expects to fund its purchase of partnership interests of Local Partners through existing resources, internally generated funds and additional debt or equity financings, as appropriate. There can be no assurance, however, that the Company will be successful in generating sufficient cash flow or in raising sufficient debt or equity capital on terms that it will consider acceptable, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The expectations of required future capital expenditures are based on the Company's current estimates. There can be no assurance that actual expenditures will not significantly exceed current estimates or that the Company will not accelerate its capital expenditure spending.

RISK OF NEW SERVICE ACCEPTANCE BY CUSTOMERS

  The Company is in the process of introducing a number of services, primarily local exchange services, that the Company believes are important to its long-term growth. The success of these services will be dependent upon, among other things, the willingness of customers to accept the Company as a new provider of such new telecommunications services. No assurance can be given that such acceptance will occur, and the lack of such acceptance could have a material adverse effect on the Company.

EXPANSION RISK; ADDITIONAL PERSONNEL

  The Company is experiencing a period of rapid expansion which the Company believes will accelerate in the foreseeable future. The operating complexity of the Company, as well as the responsibilities of management personnel, have increased as a result of this expansion. The Company's ability to manage such growth effectively will require it to continue to expand and improve its operational and financial systems and to expand, train and manage its employee base. In addition, the Company and the Operating Companies intend to significantly increase the hiring of additional sales and marketing personnel. There can be no assurance that such new personnel will be successfully integrated into the Company or the Operating Companies, as the case may be, or whether a sufficient number of qualified personnel will be available at all. The Company's inability to effectively manage its hiring of additional personnel and expansion could have a material adverse effect on its business and results of operations.

HOLDING COMPANY STRUCTURE; INABILITY TO ACCESS CASH FLOW

  The Company is a holding company with substantially all of its operations conducted through the Operating Companies, and the Company expects that it may develop new networks and operations in the future through joint ventures. In addition, as of February 28, 1998, ten of the Company's 22 networks were owned by Joint Ventures in which the Company owned 50% or less of the equity interests, and future Joint Ventures may be developed in which the Company will own less than 50% of the equity interests. Accordingly, the Company's cash flow and, consequently, its ability to service its debt, including the Senior Notes, the Senior Secured Notes, the Exchange Debentures, if any, any other indebtedness and its obligations with respect to the Preferred Stock, is dependent on the Company receiving its pro rata share of the cash flow of the Operating Companies and the payment of funds by those Operating Companies in the form of management fees, loans, dividends, distributions or otherwise. The Operating Companies are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Senior Notes, the Senior Secured Notes, the Preferred Stock or to make any funds available therefor, whether in the form of loans, dividends, distributions or otherwise. Furthermore, the Company may be unable to access its portion of the cash flow of certain of the Operating Companies because it holds a 50% or less ownership interest in certain of such entities and, therefore, does not have the requisite control to cause such entities to make distributions or pay dividends to the partners or equity holders. In addition, such entities will be permitted to incur indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans. See "--Risks Associated with Joint Ventures" and "-- Substantial Leverage."

SUBSTANTIAL LEVERAGE

  As of December 31, 1997, the Company's total amount of debt and redeemable preferred stock outstanding was $722.7 million and the Company had a stockholders' deficiency of $106.2 million. In addition, in each year since its inception, despite increasing revenues, the Company's earnings have been inadequate to cover its combined fixed charges and preferred stock dividends by a substantial and increasing margin. Moreover, the Company anticipates that earnings will be insufficient to cover combined fixed charges and preferred stock dividends for the foreseeable future. Commencing on October 15, 2001, semi-annual cash interest payments of $21.4 million will be due and payable on the Company's 13% Senior Discount Notes due April 15, 2003 (the "Senior Notes"), commencing on March 1, 1998, semi-annual cash payments of $15.3 million on the Senior Secured Notes are due and payable, and commencing on October 15, 2002, quarterly cash dividends of

$12.2 million on the Preferred Stock (assuming that all dividends prior to such date are paid in additional shares of Preferred Stock) will become due and payable.

  Because the Company currently has, and anticipates that it will continue to have, a substantial consolidated operating cash flow deficit, its ability to
(i) make cash interest payments on the Senior Notes commencing on October 15, 2001 and to repay its obligations on the Senior Notes at maturity, (ii) make cash interest payments on the Senior Secured Notes commencing on March 1, 1998, and to repay its obligations on the Senior Secured Notes at maturity and
(iii) make cash dividend payments on the Preferred Stock commencing on October 15, 2002, and to redeem the Preferred Stock at maturity, will be dependent on developing one or more sources of cash flow prior to the date on which such cash payment obligations arise. To accomplish this, the Company may seek to
(i) refinance all or a portion of the Senior Notes, the Senior Secured Notes and/or the Preferred Stock (or the debentures exchanged therefor, including any such debentures issued in lieu of cash interest thereon, as the case may be, the "Exchange Debentures"), (ii) sell all or a portion of its interests in one or more of the Operating Companies, (iii) negotiate with its current Local Partners to permit any excess cash generated by its Operating Companies to be distributed to the partners rather than invested in the businesses of such Operating Companies and/or (iv) invest in companies that will make substantial cash distributions. There can be no assurance that (i) there will be a market for the debt or equity securities of the Company in the future, (ii) the Company will be able to sell assets in a timely manner or on commercially reasonable terms or in an amount that will be sufficient to make cash interest or dividend payments and to repay the Senior Notes, the Senior Secured Notes and/or redeem the Preferred Stock (or repay the Exchange Debentures, as the case may be) when due, (iii) the Company will be able to persuade its Local Partners that cash generated by the operations of the Operating Companies should be distributed to partners, members or shareholders or (iv) the Company will be able to locate and invest in companies that will be mature enough to make substantial cash contributions to the Company prior to the time such payments are due.

NEED TO OBTAIN AND MAINTAIN PERMITS AND RIGHTS-OF-WAY

  The Company expects that in connection with its planned construction and development of certain of its New Networks that it will be required to obtain and maintain permits and rights-of-way to develop and operate such networks. There can be no assurance that the Company or the Operating Companies, through Local Partners, Adelphia or their own efforts, will be able to obtain new permits and rights-of-way, maintain existing permits and rights-of-way or to obtain and maintain the other permits and rights-of-way needed to develop and operate Existing Networks and New Networks. In addition, the Company and the Operating Companies may require pole attachment or conduit use agreements with incumbent LECs, utilities or other LECs to operate Existing Networks and New Networks, and there can be no assurance that such agreements will be obtained or will be obtainable on reasonable terms. Failure to obtain or maintain such permits, rights-of-way and agreements could have a material adverse effect on the Company's ability to operate and expand its networks. See "Business-- Operating Agreements--Fiber Lease Agreements."

  The amount of lease payments could be affected by the costs the Local Partners incur for attachments to poles, or use of conduit, owned by incumbent LECs or electric utilities. Various State PUCs and the FCC are reviewing whether use of Local Partner facilities for telecommunications purposes (as occurs when the Operating Companies lease fiber optic capacity from Local Partners) should entitle incumbent LECs and electric utilities to raise pole attachment or conduit occupancy fees. Such increased fees could result in an increase in the amount of the lease payments made by the Operating Companies to the Local Partners and could have a significant impact on the profitability of the Operating Companies.

COMPETITION

  In each of the markets served by the Company's networks, the services offered by the Company compete principally with the services offered by the incumbent LEC serving that area. Incumbent LECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. In light of the passage of the

Telecommunications Act of 1996 (the "Telecommunications Act"), federal and state regulatory initiatives will provide increased business opportunities to CLECs such as the Company, but regulators are likely to provide incumbent LECs with increased pricing flexibility for their services as competition increases. If incumbent LECs are allowed by regulators to lower their rates substantially or selectively engage in excessive volume and term discount pricing practices for their customers or charge CLECs excessive fees for interconnection to the incumbent LECs' networks, the net income and cash flow of CLECs, including the Operating Companies, could be materially and adversely affected.

  The Telecommunications Act also establishes procedures under which the Regional Bell Operating Companies ("RBOCs") can obtain authority to provide long distance services if they comply with certain interconnection requirements. To date, the FCC authority to provide in-region interLATA service has been sought by Ameritech in Michigan, Southwestern Bell in Oklahoma, and BellSouth in Louisiana and South Carolina. The Department of Justice has opposed each request, and each request has been denied by the FCC. An approval could result in decreased market share for the major IXCs, which are among the Operating Companies' significant customers. Such a result could have an adverse effect on the Company.

  There has been significant merger activity among the RBOCs in anticipation of entry into the long distance market, including the merger of Bell Atlantic and NYNEX, whose combined territory covers a substantial portion of the Company's markets. If RBOCs are permitted to provide such services, they will ultimately be in a position to offer single source service for local and long distance communications and subsidize the price of their long distance prices with charges on local service. Other combinations are occurring in the industry, which may have an effect on the Company, such as the pending combination between Worldcom and MCI or between AT&T Corp. and Teleport Communications Group Inc. ("TCG") The effects of these combinations, if consummated, are unknown at this time. The Company believes that, if consummated, such combinations will also affect the Company's strategy of originating and terminating a significant proportion of its customers' communications traffic over its own networks, rather than relying on the network of the incumbent LEC.

  The Company also faces, and will continue to face, competition from other current and potential market entrants, including other CLECs, incumbent LECs which are not subject to RBOC restrictions on long distance, AT&T, MCI, Sprint and other IXCs, cable television companies, electric utilities, microwave carriers, wireless telecommunications providers and private networks built by large end users. The Telecommunications Act facilitates such entry by requiring incumbent LECs to allow new entrants to acquire local services at wholesale prices for resale, and to purchase unbundled networks at cost-based rates. Substantially all of the Company's markets are served by one or more CLECs other than the Company. In addition, all of the major IXCs are expected to enter the market for local telecommunications services. Both AT&T and MCI have announced that they have begun to offer local telephone services in some areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service. Although the Company has good relationships with the IXCs, there are no assurances that any of these IXCs will not build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use the Company's services when entering the market for local exchange services.

  The Company also competes with equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business.

  Many of the Company's current and potential competitors, particularly incumbent LECs, have financial, personnel and other resources substantially greater than those of the Company, as well as other competitive advantages over the Company. See "Competition" for more detailed information on the competitive environment faced by the Company.

REGULATION AND RISKS OF THE TELECOMMUNICATIONS ACT

  The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate of return regulation by the FCC, nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its network facilities. However, the Operating Companies that provide intrastate services are generally subject to certification and tariff filing requirements by state regulators and may also be subject to state reporting, customer service, service quality, unbundling, universal service or other requirements. Challenges to these tariffs and certificates by third parties or independent action by state public utility commissions ("State PUCs") could cause the Company to incur substantial legal and administrative expenses.

  Although the Telecommunications Act is intended to eliminate many legal barriers to entry, no assurance can be given that changes in current or future regulations adopted by the FCC or State PUCs or other legislative or judicial initiatives relating to the telecommunications industry, including initiatives that address access charge and universal service requirements, will not have a material adverse effect on the Company. In particular, the Company's belief that the entire $97 billion local exchange market may ultimately be open to CLEC competition depends upon favorable interpretations of the Telecommunications Act. The ability of the Company and the Operating Companies to compete in these new market segments may be adversely affected if incumbent LECs are granted greater pricing flexibility and other regulatory relief that enables them to impose costs on potential competitors or otherwise restrict the Company's ability to serve its customers and attract new customers. In addition, the Telecommunications Act removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in the Company's markets. See "Regulation--Overview" for more detailed information on the regulatory environment in which the Company and the Operating Companies operate.

  While the Telecommunications Act requires incumbent LECs, including RBOCs, to enter into agreements to interconnect with, and generally to sell unbundled network elements or to resell services to, CLECs, LEC-CLEC interconnection agreements may have short terms, requiring the CLEC to renegotiate the agreements repeatedly. LECs may not provide timely provisioning or adequate service quality thereby impairing a CLEC's reputation with customers who can easily switch back to the LEC. In addition, the prices set in the agreements may be subject to significant rate increases if State PUCs establish prices designed to pass on to the CLECs part of the cost of providing universal service.

  The Company also depends on timely and high-quality provisioning by LECs for purposes of interconnecting the Company's and LEC's networks, purchasing elements of the LEC's network to serve the Company's customers, transferring the phone numbers of new Company customers from the LEC that formerly served them and obtaining other facilities and services. While the Telecommunications Act requires LECs to provide the same quality of service to the Company and other CLECs as LECs provide to their own end user customers, on some occasions LECs have provided poor-quality service. The Company cannot attract and maintain customers for which such facilities and services must be purchased from LECs if the quality of service is less than the customer has experienced or obtained from the LEC.

RISKS ASSOCIATED WITH JOINT VENTURES

  Most of the Operating Companies' Local Partner Agreements (as defined) contain mandatory buy/sell provisions that, after a certain number of years, can be initiated by either partner and result in one partner purchasing all of the other partner's interests. Accordingly, there can be no assurance that the Company and its subsidiaries will continue to be in partnership with their current Local Partner, or any other partner, in each of their respective markets, or that the Company or its subsidiaries will have sufficient funds to purchase the partnership interest of such other partner. In addition, if a partner triggers such buy/sell provisions and the Company is unable to purchase the initiating partner's interests, the Company will be forced to sell its interests to the partner, thereby terminating the partnership, which could result in a material adverse effect on the future cash flow of the Company.

  The bankruptcy or insolvency of a Local Partner or an Operating Company could result in the termination of the respective Local Partner Agreement and the related Fiber Lease Agreement (as defined). The effect of such terminations could be materially adverse to the Company and the respective Operating Company. Similarly, all of the Management Agreements (as defined), two of the Local Partner Agreements and five of the Fiber Lease Agreements can be terminated by the respective Local Partner at various times during the next seven years. While the Company believes such agreements will be renewed, there can be no assurance that the Local Partner will not seek to terminate the agreements. See "Business--Operating Agreements." Accordingly, the failure to renew such agreements could materially adversely affect the Company and the respective Operating Companies. In addition, the failure of a Local Partner to make required capital contributions could have a material adverse effect on the Company and the respective Operating Company.

  Neither the Senior Indenture, the Senior Secured Indenture, nor the Preferred Stock Certificate of Designation restricts the amount of indebtedness that can be incurred by Operating Companies in which the Company owns a less than 45% interest. The Company expects that certain of the Operating Companies may begin to incur substantial indebtedness in the foreseeable future. Accordingly, the Company's ability to access the cash flow and assets of such Operating Companies may be severely limited.

CONTROL BY PRINCIPAL STOCKHOLDER

  Adelphia owns 79.2% ( % after consummation of the Offerings, and the issuance of the Adelphia New Shares), on a fully diluted basis, of the
Company as of February 28, 1998, with an additional 10.9%, on a fully diluted basis owned by Messrs. Milliard, Drenning, Fajerski and Fowler, all of whom are senior executives of the Company. Adelphia owns 83.9% of the fully diluted Class B Common Stock of the Company, which is entitled to ten votes per share, whereas the holders of Class A Common Stock are entitled to one vote per share. Except as provided in the Lock-Up Agreements (as herein defined), there are no contractual restrictions or restrictions in the Company's certificate of incorporation regarding the ability to transfer the Class B Common Stock. See "Certain Relationships and Transactions," "Description of Capital Stock" and "Shares Eligible for Future Sale." Upon the completion of the Offerings and the issuance of the Adelphia New Shares and after giving effect to the exercise of the Warrants (as defined), Adelphia would continue to control
approximately     % of the combined voting power of both classes of Common
Stock. Accordingly, Adelphia is able to control the vote on corporate matters requiring stockholder approval, including, but not limited to, electing directors, amending the Company's certificate of incorporation and approving mergers or sales of substantially all of the Company's assets. In addition, pursuant to a stockholder agreement, as amended, between the Company, Adelphia and Messrs. Drenning, Fajerski and Fowler (the "Management Stockholders"), Adelphia has the power to control certain corporate transactions of the Company, including its ability to enter into joint ventures and other business relationships and Adelphia has the right, under certain circumstances, to purchase the interests of the Management Stockholders. As a result, the Company may be subject to possible conflicts of interest arising from the relationship with Adelphia in connection with the pursuit of business opportunities in the telecommunications industry. Although certain officers and directors of the Company, who are also officers and directors of Adelphia, have certain fiduciary obligations to the Company under Delaware law, such officers and directors are in positions that may create conflicts of interest. There can be no assurance that any such conflict will be resolved in favor of the Company. Three directors of Adelphia serve on the Special Nominating Committee of the Board of Directors of the Company, which is empowered to expand the number of seats on the Company's Board of Directors to up to 14 and to fill the vacancies created thereby. See "Management--Board Committees." In addition, Adelphia has agreed to vote its shares of the Common Stock of the Company to elect the Management Stockholders to the Company's Board of Directors. See "Certain Relationships and Transactions."

RAPID TECHNOLOGICAL CHANGES

  The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of fiber optic telecommunications networks nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the businesses of the Company cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Company.

IMPACT OF THE YEAR 2000 ISSUE

  The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have data-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company has assessed its systems and believes them to be year 2000 compliant. In addition, the Company has received assurance from its major software vendors that the products used by the Company are year 2000 compliant and will function adequately. If the systems of other companies on whose services the Company depends or with whom the Company's systems interface are not year 2000 compliant, it could have a material adverse effect on the Company. The Company will continue its year 2000 issue assessment and, if it comes to the attention of the Company's management that any of its systems, or the systems of those on whom the Company relies, are not year 2000 compliant, the Company intends to develop an action plan, and assess the resources it would be required to devote, to address such problem. There can be no assurance that devoting further resources of the Company will prevent the year 2000 issue from having a material adverse effect on the Company.

DEPENDENCE UPON NETWORK INFRASTRUCTURE; RISK OF SYSTEM FAILURE; SECURITY RISKS

  The Company's success in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its network infrastructure. The Company's networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which may cause interruptions in service or reduced capacity for the Company's customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

  The success of the Company and its growth strategy depends in large part on the Company's ability to attract and retain key management, marketing and operations personnel. Currently, the Company's businesses are managed by a small number of management and operating personnel with certain other services, including financial and certain accounting services, provided by Adelphia. There can be no assurance that the Company will attract and retain the qualified personnel needed to manage, operate and further develop its business. In addition, the loss of the services of any one or more members of the Company's senior management team could have a material adverse effect on the Company.

DEPENDENCE ON BUSINESS FROM IXCS

  For the fiscal year ended March 31, 1997 and for the nine months ended December 31, 1997, approximately 61% and 50%, respectively, of the Operating Companies' combined revenues were attributable to access services provided to MCI, AT&T and other IXCs. The loss of access revenues from IXCs in general or the loss of MCI or AT&T as a customer could have a material adverse effect on the Company's current revenue stream. See "Business--Growth Strategy."

  In addition, the Telecommunications Act establishes procedures under which RBOCs can obtain authority to compete with the IXCs in the long distance market, which could result in a decreased market share for IXCs. See "-- Competition" and "Competition." Due to the Operating Companies' dependence on business from IXCs, any significant loss of market share by the IXCs could have a material adverse effect on the Company.

RESTRICTIONS ON THE COMPANY'S ABILITY TO PAY DIVIDENDS

  To date, the Company has not paid cash dividends on its shares of Common Stock. The ability of the Company to pay cash dividends on the Preferred Stock, the Common Stock or other capital stock and to redeem the Preferred Stock upon maturity is substantially restricted under various covenants and conditions contained in the indentures with respect to the Senior Notes (the "Senior Indenture"), the Senior Secured Notes ("the Senior Secured Indenture") and the Certificate of Designation with respect to the Preferred Stock. In addition to the limitations imposed on the payment of dividends by the Senior Indenture and the Senior Secured Indenture, under Delaware law the Company is permitted to pay dividends on its capital stock only out of its surplus, or in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. At December 31, 1997, the Company had a stockholders' deficiency of $106.2 million. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on its capital stock.

LACK OF DIVIDEND HISTORY

  The Company has never declared or paid any cash dividends on its Common Stock and does not expect to declare any such dividends on its Common Stock in the foreseeable future. Payment of any future dividends on its Common Stock will depend upon earnings and capital requirements of the Company, the Company's debt facilities and other factors the Board of Directors considers appropriate. The Company intends to retain its earnings, if any, to finance the development and expansion of its business, and therefore does not anticipate paying any dividends on its Common Stock in the foreseeable future. The Company's ability to declare dividends on its Common Stock is also restricted by certain covenants in the Senior Indenture, Senior Secured Indenture and the Preferred Stock Certificate of Designation. See "Dividend Policy."

DILUTION

  The initial public offering price is substantially higher than the net tangible book value per share of Common Stock. Investors purchasing Class A Common Stock in the Offerings at the initial offering price will therefore
incur immediate and substantial net tangible book value dilution of $     per
share of Class A Common Stock (assuming no exercise of the Underwriters' over-allotment option). To the extent that the Class B Warrants, the MCI Warrant or the Lenfest Warrant (collectively, the "Warrants") or outstanding options to purchase the Common Stock are exercised or further Common Stock is issued by the Company at prices less than the then current net tangible book value, there will be further dilution. See "Dilution."

NO PRIOR TRADING MARKET FOR CLASS A COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE

  Prior to the Offerings, there has been no public market for the Class A Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offerings. The initial public offering price will be determined through negotiations between the Company and the representatives of the Underwriters (the "Representatives") based on several factors and may not be indicative of the market price of the Class A Common Stock after the Offerings. See "Underwriting." The market price of the shares of Class A Common Stock may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, new products or services or new contracts by the Company or its competitors, legislative and regulatory developments, conditions and trends in the telecommunications industry, general market conditions and other factors. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of telecommunications companies and that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of the Company's Class A Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Class A Common Stock in the public market after the Offerings may have an adverse effect on the market price of the Class A Common Stock. The Company, Adelphia, Mr. Milliard and the Management Stockholders have agreed that they will not, directly or indirectly, offer, sell, grant any option to purchase or otherwise dispose (or approve any offer, sale, grant or other disposition) of any shares of Class A Common Stock (including the Adelphia New Shares), Class B Common Stock or other capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any share of Class A Common Stock or other capital stock of the Company (the "Lock-Up Agreements") (except in connection with pending acquisitions, certain transfers to affiliates, the Company's 1996 Plan and issuances upon the exercise of the Warrants), without the prior written consent of Smith Barney Inc. for a period of 180 days after the date of this Prospectus. Unless otherwise restricted, all shares of Class A Common Stock issuable upon conversion of the outstanding Class B Common Stock will be immediately eligible for sale in the public market in reliance upon Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), subject to the restrictions contained therein. All shares of Common Stock outstanding prior to the Offerings and the Adelphia New Shares are subject to registration rights agreements with the Company. See "Certain Relationships and Transactions." Additionally, the Company intends to register under the Securities Act up to 10,000,000 shares of Class A Common Stock issued or reserved for future grants under the Company's 1996 Plan. See "Shares Eligible for Future Sale."

ANTI-TAKEOVER PROVISIONS

  The Company's Certificate of Incorporation and Bylaws, the provisions of the Delaware General Corporation Law and the Indentures with respect to the Senior Secured Notes and the Senior Notes may make it difficult in some respects to effect a change of control of the Company and replace incumbent management. The existence of these provisions may have a negative impact on the price of the Class A Common Stock, may discourage third party bidders from making a bid for the Company, or may reduce any premiums paid to stockholders for their shares of Class A Common Stock. In addition, the Board has the authority to fix the rights and preferences of and issue shares of the Company's Preferred Stock, which may have the effect of delaying or preventing a change of control of the Company without action by its stockholders.

  The Company and its Operating Companies are subject to regulation by State PUCs in the states in which they operate. Certain states have statutes and certain State PUCs have passed or are considering passing regulations that would require an investor who acquires a specified percentage of the Company's or the relevant Operating Company's securities to obtain approval to own such securities from such state or State PUC. See "Regulation--State Regulation."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Class A Common Stock offered hereby (including the Adelphia Share Purchase), after deducting the underwriting discounts and commissions and estimated expenses of the
Offerings, are estimated to be approximately $     million (approximately
$   million if the Underwriters' over-allotment option is exercised in full).

  The Company currently intends to use the net proceeds from the Offerings and the Adelphia Share Purchase, together with the remaining net proceeds from the offerings of the Senior Secured Notes, the Preferred Stock and the AT&T Lease Agreement, to fund the Company's capital expenditures, working capital requirements, operating losses and pro rata investments in Operating Companies and for general corporate purposes. The Operating Companies and the Company will invest a substantial portion of these proceeds in capital expenditures. These capital expenditures will include: (i) connecting new buildings to the Company's networks; (ii) purchasing electronics (including switches) to increase the services capabilities of the Company's Existing Networks (including the completion of the four networks currently under construction) and (iii) funding construction of the New Networks over the next eighteen months. The Company estimates that it will require approximately $420 million to fund anticipated capital expenditures, working capital requirements and operating losses of the Company and investments in its Existing Networks and its New Networks through the end of 1999. The Company believes that the net proceeds from the Offerings and the Adelphia Share Purchase, together with its existing cash balance and internally generated funds, will be sufficient to fund the Company's capital expenditures, working capital requirements, operating losses and pro rata investments in the Operating Companies (exclusive of future increases in ownership interests in the Operating Companies, if any, and any potential purchases of LMDS spectrum in the LMDS Auction and the construction and deployment of associated facilities if such spectrum is purchased) through mid-2000. In addition, the Company may use a portion of the proceeds to acquire its Local Partner's interests in its Existing Networks or to purchase other telecommunications-related assets. Management will retain a substantial amount of discretion over the application of the net proceeds of the Offerings and there can be no assurance that the application of net proceeds will not vary significantly from the Company's current plans. Pending such uses, the net proceeds will be invested in short-term, highly liquid investment-grade securities.

  The Company intends to evaluate potential acquisitions as a means to further develop its market presence and product offerings. The Company has no definite agreement with respect to any acquisition, although from time to time it has discussions with other companies and assesses opportunities on an ongoing basis. A portion of the net proceeds from the Offerings may also be used to finance acquisitions.

                                CAPITALIZATION

  The following table sets forth the cash and capitalization of the Company as of December 31, 1997, on a pro forma basis to reflect the Rollups and on a pro forma, as adjusted basis to reflect the receipt of net proceeds from the sale
of     shares of Class A Common Stock offered by the Company (assuming no exercise of the Underwriters' over-allotment option) at an assumed initial
public offering price of $   per share and the Rollups. This table should be
read in conjunction with the Company's consolidated financial statements and related notes thereto included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                                                   DECEMBER 31, 1997
                                          -------------------------------------
                                                        PRO        PRO FORMA
                                           ACTUAL    FORMA (a)  AS ADJUSTED (b)
                                          ---------  ---------  ---------------
(DOLLARS IN THOUSANDS)
Cash and cash equivalents................ $ 332,863  $ 270,412     $
U.S. government securities--pledged (c)..    85,027     85,027
                                          ---------  ---------     --------
  Total cash and cash equivalents, in-
   cluding restricted cash............... $ 417,890  $ 355,439     $
                                          =========  =========     ========
Long-term debt:
  13% Senior Discount Notes due 2003..... $ 207,918  $ 207,918     $
  12 1/4% Senior Secured Notes due 2004..   250,000    250,000
  Note Payable--Adelphia (d).............    34,454     34,454
  Other debt.............................    29,573     25,300
                                          ---------  ---------     --------
   Total long-term debt..................   521,945    517,672
                                          ---------  ---------     --------
Senior exchangeable redeemable preferred
 stock due 2007 .........................   200,721    200,721
                                          ---------  ---------     --------
Common stock and other stockholders' eq-
 uity (deficiency):
  Class A Common Stock, $.01 par value,
   300,000,000 shares
   authorized, 488,000 shares issued and
   outstanding
   (     as adjusted) (e)................         5          5
  Class B Common Stock, $.01 par value,
   150,000,000 shares
   authorized, 40,000,000 shares issued
   and outstanding (f)...................       400        400
  Additional paid-in capital.............       178        178
  Class A Common Stock Warrant...........        --     13,000
  Class B Common Stock Warrants..........    11,087     11,087
  Loans to stockholders..................    (3,000)    (3,000)
  Accumulated deficit....................  (114,851)  (116,488)
                                          ---------  ---------     --------
Total common stockholders' equity (defi-
 ciency).................................  (106,181)   (94,818)
                                          ---------  ---------     --------
Total capitalization..................... $ 616,485  $ 623,575     $
                                          =========  =========     ========

--------
(a) Reflects the effect of the Rollups as if such events occurred as of December 31, 1997.
(b) Reflects the effects of (i) $     in estimated net proceeds from the
    issuance and sale by the Company of shares of Class A Common Stock in the Offerings, (ii) the Adelphia Share Purchase and the Adelphia Note Contribution, (iii) the Rollups, as if such events occurred as of December 31, 1997 and (iv) the repayment of $3.0 million of loans to Management Stockholders.
(c) $83.4 million of the proceeds from the sale of the Senior Secured Notes were placed in an escrow account for the purchase of U.S. government securities to provide for payment in full when due of the first six scheduled interest payments on the Senior Secured Notes.
(d) The fair market value of the principal amount of the Adelphia Note together with accrued interest thereon to the date of the closing of the Offerings, will be contributed to the Company in connection with the Adelphia Note Contribution. See "Prospectus Summary--The Offerings."
(e) Excludes (i) 1,124,160 shares of Class A Common Stock issuable upon exercise of the MCI Warrant (as defined), which is currently exercisable,
    and an additional         shares of Class A Common Stock issuable to MCI
    pursuant to anti-dilution adjustments under the MCI Warrant, (ii) 900,460 shares of Class A Common Stock issuable upon exercise of the Lenfest Warrant (as defined), which is currently exercisable and (iii) 2,453,708 shares of Class B Common Stock issuable upon the exercise of Class B Warrants, which are currently exercisable. In addition, there are (i) 42,453,708 shares of Class A Common Stock reserved for issuance upon the conversion of outstanding ten to one voting Class B Common Stock and Class B Common Stock issuable upon exercise of the Class B Warrants, and (ii) 9,512,000 shares of Class A Common Stock available for grant under the Company's 1996 Plan (as defined), of which none have been granted or issued of December 31, 1997. See "Management--Long-Term Compensation Plan" and "Description of Capital Stock--Common Stock" and "--Warrants."
(f) Excludes 2,453,708 shares of Class B Common Stock issuable upon the exercise of outstanding Class B Warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company has no plans to pay dividends on the Common Stock. The Company presently intends to retain any earnings to fund the growth of the Company's business. The payment of any future dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's results of operations, financial condition, cash requirements, restrictions in financing agreements, business conditions and other factors. The ability of the Company to pay dividends is restricted by covenants contained in the Indentures relating to the Senior Secured Notes and the Senior Notes and in the Certificate of Designation for the Preferred Stock. See "Risk Factors-- Restrictions on the Company's Ability to Pay Dividends."

                                   DILUTION

  The net tangible book value of the Company's Common Stock as of December 31,
1997 was $(    ) or approximately $(  ) per share. Net tangible book value per share represents the amount of the Company's stockholders' equity
(deficiency), less intangible assets, divided by 40,488,000 shares of Common Stock outstanding.

  Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A Common Stock in the Offerings and the pro forma net tangible book value per share of the Common Stock immediately after completion of the Offerings. After giving
effect to (i) the sale by the Company of      shares of Class A Common Stock
in the Offerings at an assumed initial public offering price of $   per share,
after deduction of underwriting discounts and commissions and estimated offering expenses, and (ii) the sale of the Adelphia New Shares, the pro forma net tangible book value of the Company as of December 31, 1997 would have been
$    , or $   per share of Common Stock. This represents an immediate increase
in net tangible book value of $   per share to existing stockholders and an
immediate dilution of net tangible book value of $   per share to purchasers
of Class A Common Stock in the Offerings, as illustrated in the following table:

Public offering price per share of Class A Common Stock...............       $
  Net tangible book value per share of Common Stock before the
   Offerings.......................................................... $(  )
  Increase per share of Common Stock attributable to the Adelphia New
   Shares.............................................................
  Increase per share of Common Stock attributable to new investors....
  Increase per share of Common Stock attributable to market value of
   MCI Warrant and Lenfest Warrant....................................
                                                                       ----
Pro forma net tangible book value per share of Common Stock after the
 Offerings and the issuance of the Adelphia New Shares................
                                                                             ---
Net tangible book value dilution per share............................       $
                                                                             ===

  The following table sets forth as of December 31, 1997 the difference between the existing stockholders and the new investors in the Offerings (at
an assumed initial public offering price of $   per share) with respect to the
number of shares purchased from the Company, the total consideration paid and the average price per share paid:

                            SHARES PURCHASED   TOTAL CONSIDERATION
                           ------------------  -------------------  AVERAGE PRICE
                             NUMBER   PERCENT    AMOUNT    PERCENT    PER SHARE
                           ---------- -------  ----------- -------  -------------
Existing stockholders..... 40,488,000       %  $   405,000       %      $0.01
Adelphia New Shares.......                                              $
New investors.............                                              $
                           ---------- ------   ----------- ------
    Total.................            100.00%  $           100.00%
                           ========== ======   =========== ======

  The foregoing tables assume no exercise of options issued under the Company's 1996 Plan or outstanding Warrants. As of December 31, 1997, there were 9,512,000 shares of Class A Common Stock reserved for issuance under the Company's 1996 Plan, 2,453,708 shares of Class B Common Stock issuable upon the exercise of outstanding Class B Warrants at an exercise price of $0.01 per share, 1,124,760 shares of Class A Common Stock issuable upon the exercise of the MCI Warrant at $5.00 per share and 900,460 shares of Class A Common Stock issuable upon the exercise of the Lenfest Warrant by delivery thereof. The foregoing tables also assume no exercise of the Underwriters' over-allotment options. To the extent that any of such shares are issued in connection with the 1996 Plan, outstanding Warrants or the Underwriters' over-allotment options, there will be further dilution to new investors. See "Management-- Long-Term Compensation Plan" and "--Employment Contracts" and "Description of Capital Stock--Common Stock" and "--Warrants."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data as of and for each of the four years in the period ended March 31, 1997 have been derived from the audited consolidated financial statements of the Company and the related notes thereto. The unaudited information as of and for the fiscal year ended March 31, 1993 is derived from other Company information. These data should be read in conjunction with the consolidated financial statements and related notes thereto for each of the three years in the period ended March 31, 1997 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The balance sheet data as of March 31, 1994 and 1995 and the statement of operations data and the other Company data with respect to the fiscal year ended March 31, 1994 have been derived from audited consolidated financial statements of the Company not included herein. The data as of December 31, 1997 and for the nine months ended December 31, 1996 and 1997 are unaudited; however, in the opinion of management, such data reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the data for such interim periods. Operating results for the nine months ended December 31, 1997 are not necessarily indicative of the results that may be expected for the year ending March 31, 1998.

                                                                            NINE MONTHS ENDED
                                     YEAR ENDED MARCH 31,                     DECEMBER 31,
                          ----------------------------------------------  ----------------------
                           1993     1994      1995      1996      1997      1996        1997
                          -------  -------  --------  --------  --------  --------  ------------
STATEMENT OF OPERATIONS
DATA (A)(B):                                   (DOLLARS IN THOUSANDS)
 Telecommunications
  service and management
  fee revenue...........  $    89  $   417  $  1,729  $  3,322  $  5,088  $  3,611   $   8,690
 Operating expenses:
 Network operations.....       19      330     1,382     2,690     3,432     2,339       5,263
 Selling, general and
  administrative........      921    2,045     2,524     3,084     6,780     4,736       9,099
 Depreciation and
  amortization..........       30      189       463     1,184     3,945     2,583       7,027
                          -------  -------  --------  --------  --------  --------   ---------
 Operating loss.........     (881)  (2,147)   (2,640)   (3,636)   (9,069)   (6,047)    (12,699)
 Gain on sale of
  investment............       --       --        --        --     8,405     8,405          --
 Interest income........       --       17        39       199     5,976     4,319       7,951
 Interest expense and
  fees..................       --   (2,164)   (3,321)   (6,088)  (28,377)  (20,759)    (35,934)
 Equity in net loss of
  joint ventures........     (194)    (528)   (1,799)   (4,292)   (7,223)   (5,143)     (9,284)
 Net loss...............   (1,075)  (4,725)   (7,692)  (13,620)  (30,547)  (19,045)    (49,966)
 Net loss applicable to
  common stockholders...   (1,075)  (4,725)   (7,692)  (13,620)  (30,547)  (19,045)    (55,760)
 Net loss per weighted
  average share
  of common stock.......    (0.03)   (0.12)    (0.19)    (0.34)    (0.72)    (0.45)      (1.30)
 Common stock dividends.       --       --        --        --        --        --          --
OTHER COMPANY DATA (A):
 EBITDA (c).............  $  (851) $(1,958) $ (2,177) $ (2,452) $ (5,124) $ (3,464)  $  (5,672)
 Capital expenditures
  and Company
  investments (d).......    3,891    8,607    10,376    18,899    79,396    38,348      80,953
 Cash used in operating
  activities............     (725)  (2,121)   (2,130)     (833)   (4,823)   (2,592)     (1,609)
 Cash used in investing
  activities............   (3,806)  (8,607)  (10,376)  (18,899)  (72,818)  (31,770)   (171,991)
 Cash provided by
  financing activities..    4,645   10,609    12,506    19,732   137,455   130,740     446,649
                                       AS OF MARCH 31,                                 AS OF
                          ----------------------------------------------            DECEMBER 31,
                           1993     1994      1995      1996      1997                  1997
                          -------  -------  --------  --------  --------            ------------
                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (A):
 Cash and cash
  equivalents...........  $   118  $    --  $     --  $     --  $ 59,814             $ 332,863
 Total assets...........    4,316   14,765    23,212    35,269   174,601               634,850
 Long term debt and
  exchangeable
  redeemable preferred
  stock.................    4,814   19,968    35,541    50,855   215,675               722,666
 Common stock and other
  stockholders' equity
  (deficiency)..........   (1,286)  (6,011)  (13,703)  (27,323)  (50,254)             (106,181)

--------
(a) The data presented represents financial information for the Company and its consolidated subsidiaries. As of December 31, 1997, 14 of the Company's networks were owned by joint ventures in which it owned an interest of 50% or less, and for which the Company reports its interest pursuant to the equity method of accounting consistent with generally accepted accounting principles.
(b) Statement of Operations Data reflects the Preferred Stock Offering as of October 9, 1997 and the Senior Secured Notes Offering as of August 27, 1997, their respective offering dates. Preferred Stock dividends on a pro forma basis, assuming such offering occurred on April 1, 1996 and 1997 would have been $27.0 and $19.9 million for the year ended March 31, 1997 and the nine months ended December 31, 1997, respectively. Interest expense and fees on a pro forma basis, assuming the Senior Secured Notes Offering occurred on April 1, 1996 would have been $59.0 and $48.3 million for the year ended March 31, 1997 and the nine months ended December 31, 1997, respectively. Net loss per weighted average share of common stock assuming the Offerings, the Preferred Stock Offering and the Senior Secured Notes Offering had occurred on April 1, 1996 and 1997 would have
    been $     and $     for the year ended March 31, 1997 and the nine months
    ended December 31, 1997, respectively.
(c) Earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(d) For the fiscal years ended March 31, 1993, 1994, 1995, 1996 and 1997 and the nine months ended December 31, 1996 and 1997, the Company's capital expenditures (including capital expenditures relating to its wholly owned Operating Companies) were $2.0, $3.1, $2.9, $6.1, $24.6, $14.9 and $34.9 million, respectively, and the Company's investments in its less than wholly owned Operating Companies and the South Florida Partnership were $1.9, $5.5, $7.5, $12.8, $34.8, $23.4 and $46.1 million, respectively, for the same periods. Furthermore, during the fiscal year ended March 31, 1997, the Company invested $20.0 million in fiber assets and a senior secured note. See the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

                            SUMMARY OPERATING DATA

  The following summary operating data is unaudited information that represents data for 100% of the Operating Companies' networks and is derived from Company information. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Supplementary Operating Company Financial Analysis." The Company reports its interest in its 50% or less owned networks pursuant to the equity method of accounting consistent with generally accepted accounting principles. As a result, the financial information set forth below is not indicative of the Company's overall financial position and investors should not place undue reliance on such information in connection with the Offerings.

NETWORK DATA
(UNAUDITED)(a):
                                                                            NINE MONTHS
                                                                               ENDED
                                FISCAL YEAR ENDED MARCH 31,                DECEMBER 31,
                          -------------------------------------------  ----------------------
                           1993    1994     1995     1996      1997      1996        1997
                          ------  -------  -------  -------  --------  --------  ------------
(DOLLARS IN THOUSANDS)
OPERATIONS DATA:
 Network revenues.......  $  195  $   962  $ 3,056  $ 7,763  $ 15,223  $  9,975    $ 19,274
 Operating expenses:
 Network operations.....     504      789    1,946    4,871     8,069     5,306       9,686
 Selling, general and
 administrative.........     353    1,145    2,439    5,316     8,827     6,051      15,495
 Depreciation and
 amortization...........     207      839    2,467    6,137    14,305     9,929      18,336
                          ------  -------  -------  -------  --------  --------    --------
 Operating loss.........  $ (869) $(1,811) $(3,796) $(8,561) $(15,978) $(11,311)   $(24,243)
                          ======  =======  =======  =======  ========  ========    ========
OTHER OPERATING DATA:
 EBITDA (b).............  $ (662) $  (972) $(1,329) $(2,424) $ (1,673) $ (1,382)   $ (5,907)
 Capital expenditures...   4,947   13,790   24,658   45,177   128,270    77,014     121,524
                                      AS OF MARCH 31,                               AS OF
                          -------------------------------------------            DECEMBER 31,
                           1993    1994     1995     1996      1997                  1997
                          ------  -------  -------  -------  --------            ------------
(DOLLARS IN THOUSANDS)
ASSET AND LIABILITY
DATA:
 Gross property, plant &
 equipment (c)..........  $6,952  $21,907  $49,107  $97,318  $228,384              $401,646
 Capital lease
 obligations (d)........   1,244    3,291   11,166   18,163    47,423                77,107
                                                    AS OF MARCH 31,                 AS OF
                                                    -----------------            DECEMBER 31,
                                                     1996      1997                  1997
                                                    -------  --------            ------------
OTHER NETWORK DATA:
 Networks (e)...................................         17        21                    21
 Cities served (f)..............................         19        33                    44
 Route miles (f)................................      2,210     3,461                 4,744
 Fiber miles (f)................................    106,080   166,131               220,010
 Buildings connected............................        822     1,270                 1,776
 LEC central offices collocated.................         44       104                   108
 Access lines sold..............................          0     7,000                28,000
 Access lines installed.........................          0     1,450                11,800
 Switches installed (g).........................          5         7                    16
 Employees (h)..................................        155       261                   490

--------
(a) Unless otherwise stated, the data presented represents the summation of all of the networks' financial and operating information for each of the categories presented. Network Data is derived from the Operating Companies' records and presents information for the Company's networks, but does not include information for the South Florida Partnership in which the Company sold its investment during fiscal 1997.
(b) Earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(c) Represents total property, plant and equipment (before accumulated depreciation) of the networks, the NOCC and the Company and, with respect to information as of December 31, 1997, is adjusted for the purchase of certain partners' interests after December 31, 1997 (see "Prospectus Summary--Recent Developments").
(d) Represents fiber lease financings with the respective Local Partners for each network and other capital leases. As of December 31, 1997, $20.1 million of these capital lease obligations were included in the Company's consolidated financial statements.
(e) Includes networks under construction.
(f) Data for the periods ended March 31, 1996 and 1997 excludes networks under construction. Data for the period ended December 31, 1997 includes networks under construction.
(g) Represents Lucent Technologies ("Lucent") 5ESS switches or remote switch modules which deliver full switch functionality.
(h) Employees includes employees of both the Operating Companies and the Company.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

  The Company, through its Operating Companies, provides a competitive alternative to the telecommunications services offered by the incumbent LECs and IXCs in its markets. Since its inception through December 31, 1997, the Company has experienced substantial growth, building from its original two partnerships covering two networks to 18 Operating Companies and 21 networks. At December 31, 1997, 18 of these 21 networks were operational. The Operating Companies' customers are principally medium and large businesses, governmental and educational end users ISPs and IXCs. The Company believes that its strategy of utilizing Local Partners to develop its networks has allowed the Company to build networks with greater geographic coverage, lower upfront and ongoing costs and superior service and reliability.

  As of December 31, 1997, the Company's Operating Companies were made up of five wholly owned subsidiaries, two majority-owned partnerships and 11 joint ventures (through which the Company has an interest in 14 networks) where the Company owns 50% or less of the aggregate equity interests in such Operating Companies. On February 12, 1998, the Company purchased certain partners' ownership interests in several networks. As a result, the Company increased its ownership interest in six networks to 100% and, as of February 28, 1998, the 19 Operating Companies consisted of nine wholly owned subsidiaries (covering 11 networks), one majority-owned partnership (covering one network) and nine joint ventures (covering ten networks).

  Results of majority-owned subsidiaries are consolidated into the Company's financial statements. The Company's pro rata share of the results of the Operating Companies where the Company owns 50% or less are recorded under the caption "Equity in net loss of joint ventures" in the Company's Consolidated Financial Statements utilizing the equity method of accounting. Correspondingly, the Company's initial investments in these Operating Companies are carried at cost and are subsequently adjusted for the Company's pro rata share of the Operating Companies' net losses, additional capital contributions to the Operating Companies and distributions from the Operating Companies to the Company. The Company is responsible for the design, construction, management and operation of the networks owned by all of the Operating Companies and receives management fees from the Operating Companies for its management and network and switch monitoring services. Management fees are determined by Local Partner Agreements and vary depending upon the market. To date, the Company's principal source of revenues has been derived through management fees from its Operating Companies, although in the future the Company expects that majority-owned Operating Companies' telecommunications service revenues will represent an increasing proportion of the Company's revenue. In addition, the Company sold its ownership interest in Teleport Communications Group Inc. ("TCG") of South Florida (the "South Florida Partnership") in May 1996, which was also accounted for using the equity method of accounting prior to the sale.

  Since its inception, the Company, in conjunction with its Local Partners, has made substantial investments in designing, constructing and enhancing the Operating Companies' fiber optic networks. As of February 28, 1998, Hyperion had 22 Existing Networks, including four networks under development. These Existing Networks serve 46 cities and include approximately 5,294 route miles of fiber optic cable. In addition, as of February 28, 1998, the Company's 18 networks in operation were connected to 1,858 buildings and the Company's facilities were collocated in 110 LEC central offices. As of December 31, 1997, the Operating Companies had installed 16 switches or remote modules. The Company's NOCC in Coudersport, Pennsylvania provides for remote control, monitoring and diagnosis of all Operating Company networks and switches. Funding for the development of the Operating Companies has come from investments by the Company and the Local Partners as well as from Fiber Lease Financings which enable the Company to finance the building of fiber optic plant through long-term leases. As of December 31, 1997, as adjusted for the recent purchase of certain partners' interests (see "Prospectus Summary-- Recent Developments"), the Company and its partners have invested $401.6 million in the gross property, plant and equipment of the Company, its networks and the Company's

NOCC, including the Company's investment in Telergy, Inc. See "Business-- Operating Agreements--Fiber Lease Agreements." Due to savings achieved in the construction of fiber optic networks by working with Local Partners, the Company believes that building a comparable level of network infrastructure without Local Partners would require a substantially greater level of capital investment.

  In the markets where the Company's Existing Networks are operating or are under construction, the Company believes its addressable market opportunity was approximately $13.3 billion annually, substantially all of which is currently serviced by the incumbent LECs and IXCs. This addressable market estimate does not include the enhanced data services markets which the Company has entered or the Internet access market which it plans to enter in the near future.

  Over the next eighteen months, the Company plans to complete development and construction of 14 new networks serving 29 additional cities (the "New Networks") through a continuation of partnerships with Local Partners and the construction of its own networks, generally utilizing established rights of way of local electric utility providers. These New Networks will generally expand the Company's regionally focused clustering strategy and will, in certain cases, further facilitate the regional interconnection of its markets. Management believes that with the addition of these New Networks, its addressable market opportunity could approximate $26.0 billion annually.

RESULTS OF OPERATIONS

 NINE MONTHS ENDED DECEMBER 31, 1997 IN COMPARISON WITH NINE MONTHS ENDED DECEMBER 31, 1996

  Revenues increased 141% to $8.7 million for the nine months ended December 31, 1997 from $3.6 million for the same period in the prior fiscal year. Growth in revenues of $5.1 million resulted from an increase in revenues from majority and wholly-owned Operating Companies of $3.3 million as compared to the same period in the prior fiscal year due to increases in the customer base and the consolidation of the Buffalo and Syracuse networks. The increase also resulted from continued expansion in the number and size of Operating Companies and the resultant increase in management fees of $1.5 million over the same period in the prior fiscal year.

  Network operations expense increased 125% to $5.3 million for the nine months ended December 31, 1997 from $2.3 million for the same period in the prior fiscal year. The increase was attributable to the expansion of operations at the NOCC and the increased number and size of the operations of the Operating Companies which resulted in increased employee related costs and equipment maintenance costs and the consolidation of the Buffalo and Syracuse networks.

  Selling, general and administrative expense increased 92% to $9.1 million for the nine months ended December 31, 1997 from $4.7 million for the same period in the prior fiscal year. The increase was due to increases in the sales force required to support the existing networks and in corporate and NOCC overhead costs to accommodate the growth in the number, size and operations of Operating Companies managed and monitored by the Company, as well as the consolidation of the Buffalo and Syracuse networks.

  Depreciation and amortization expense increased 172% to $7.0 million during the nine months ended December 31, 1997 from $2.6 million for the same period in the prior fiscal year primarily as a result of increased amortization of deferred financing costs and increased depreciation resulting from higher capital expenditures, and thus a higher depreciable asset base, at the NOCC and the wholly and majority-owned Operating Companies and the consolidation of the Buffalo and Syracuse networks.

  Interest income for the nine months ended December 31, 1997 increased by 84% to $8.0 million from $4.3 million for the same period in the prior fiscal year as a result of increased cash and cash equivalents and U.S. government securities due to the investment of the proceeds of the Senior Secured Notes and the Preferred Stock.

  Interest expense and fees increased 73% to $35.9 million during the nine months ended December 31, 1997 from $20.8 million for the same period in the prior fiscal year. The increase was attributable to higher interest expense associated with the accretion of the Senior Notes and interest on the Senior Secured Notes.

  Equity in net loss of joint ventures increased by 81% to $9.3 million during the nine months ended December 31, 1997 from $5.1 million for the same period in the prior fiscal year as more nonconsolidated Operating Companies began operations. The net losses of the nonconsolidated Operating Companies for the nine months ended December 31, 1997 were primarily the result of revenues only partially offsetting startup and other costs and expenses associated with design, construction, operation and management of the networks of the Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network. The increase was partially offset by the consolidation of the Buffalo and Syracuse networks.

  The number of nonconsolidated Operating Companies paying management fees to the Company decreased from 12 at December 31, 1996 to eight at December 31, 1997 due to the Rollup transaction with TWEAN (see "Prospectus Summary--Recent Developments"). These Operating Companies and networks under construction paid management and monitoring fees to the Company, which are included in revenues, aggregating $3.8 million for the nine months ended December 31, 1997, an increase of $1.5 million over the same period in the prior fiscal year. The nonconsolidated Operating Companies' net losses, including networks under construction, but not including the networks involved in the Rollup transaction with TWEAN, for the nine months ended December 31, 1996 and 1997 aggregated $10.2 million and $20.2 million, respectively.

  Net loss increased from $19.0 million for the nine months ended December 31, 1996 to $50.0 million for the same period in the current fiscal year. The increase was primarily attributable to a higher operating loss, increased interest expense, increased equity in the net losses of the Company's joint ventures, the consolidation of the Buffalo and Syracuse networks, and no gain similar to that recognized in the prior fiscal year for the sale of the Company's investment in TCG of South Florida.

 FISCAL 1997 IN COMPARISON WITH FISCAL 1996

  Revenues increased 53% to $5.1 million for the fiscal year ended March 31, 1997 ("Fiscal 1997") from $3.3 million in the prior fiscal year. Growth in revenues of $1.8 million resulted primarily from continued expansion in the number and size of Operating Companies and the resultant increase in management fees of $0.8 million over the prior fiscal year. Revenues from majority and wholly owned Operating Companies also increased approximately $1.0 million as compared to the prior fiscal year due to increases in the customer base and the impact of consolidation of the Nashville Operating Company.

  Network operations expense increased 28% to $3.4 million in Fiscal 1997 from $2.7 million in the prior fiscal year. Substantially all of the increase was attributable to the expansion of operations at the NOCC, as well as the increased number and size of the Operating Companies which resulted in increased employee related costs and equipment maintenance costs.

  Selling, general and administrative expense increased 120% to $6.8 million in Fiscal 1997 from $3.1 million in the prior fiscal year. Approximately $0.9 million of the $3.7 million increase was due to an increase in the amount of allocated costs from Adelphia. These costs include charges for office space, senior management support and shared services such as finance activities, information systems, computer services, investor relation activities, payroll and taxation. Such costs were estimated by Adelphia and do not necessarily represent the actual costs that would be incurred if the Company was to secure such services on its own. In addition, $0.7 million of the increase was due to a write off of costs in connection with the postponement of the Company's contemplated initial public offering in November 1996. The remainder of the increase was due to increased administrative and sales and marketing efforts as well as corporate and NOCC overhead cost increases due to growth in the number of Operating Companies managed and monitored by the Company.

  Depreciation and amortization expense increased 233% to $3.9 million during Fiscal 1997 from $1.2 million in the prior fiscal year primarily as a result of the amortization of $1.0 million of costs incurred in connection with the issuance of the Senior Notes and increased depreciation resulting from higher capital expenditures at the NOCC and the majority and wholly owned Operating Companies.

  Gain on sale of investment is due to the sale of the Company's 15.7% partnership interest in the South Florida Partnership to Teleport
Communications Group Inc. on May 16, 1996 for an aggregate sales price of approximately $11.6 million. This sale resulted in a gain of $8.4 million.

  Interest income for Fiscal 1997 increased to $6.0 million from $0.2 million in the prior fiscal year as a result of interest income earned on investment of the proceeds of the Senior Notes and the Class B Warrants (defined herein).

  Interest expense and fees increased 366% to $28.4 million during Fiscal 1997 from $6.1 million in the prior fiscal year. The increase was attributable to $23.5 million of non-cash interest expense associated with the Senior Notes partially reduced by lower affiliate interest expense due to decreased borrowings from Adelphia.

  Equity in net loss of joint ventures increased by 68% to $7.2 million during Fiscal 1997 from $4.3 million in the prior fiscal year as more nonconsolidated Operating Companies began operations. The net losses of the nonconsolidated Operating Companies for Fiscal 1997 were primarily the result of revenues only partially offsetting startup and other costs and expenses associated with design, construction, operation and management of the networks of the Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network.

  The number of nonconsolidated networks paying management fees to the Company increased from 11 at March 31, 1996 to 12 at March 31, 1997. These networks paid management and monitoring fees to the Company, which are included in revenues, aggregating approximately $3.2 million for Fiscal 1997, an increase of approximately $0.8 million over the prior fiscal year. The nonconsolidated networks' net losses, including networks under construction, for Fiscal 1997 aggregated approximately $17.1 million.

  Net loss increased by 124% to $30.5 million during Fiscal 1997 from $13.6 million in the prior fiscal year. The increase was primarily attributable to greater interest expense associated with the Senior Notes, increased equity in the net losses of the Company's joint ventures, increased depreciation and amortization, and increased selling, general, and administrative expenses partially offset by higher interest income and the gain recognized on the sale of the Company's investment in the South Florida Partnership.

 FISCAL 1996 IN COMPARISON WITH FISCAL 1995

  Revenues increased 92.1% to $3.3 million for the year ended March 31, 1996 ("Fiscal 1996") from $1.7 million for the prior fiscal year. Approximately $1.0 million of the increase resulted from continued expansion in the number and size of Operating Companies and the resulting increase in management fees, and $0.6 million of the increase resulted from the Vermont Operating Company generating revenues during the entire fiscal year.

  Network operations expense increased 94.6% to $2.7 million in Fiscal 1996 from $1.4 million for the prior fiscal year. Approximately $0.8 million of the increase was attributable to the Vermont Operating Company reporting expenses relating to its operations for the entire fiscal year and $0.4 million was attributable to the expansion of operations at the NOCC, including systems upgrades.

  Selling, general and administrative expense increased 22% to $3.1 million in Fiscal 1996 from $2.5 million for the prior fiscal year. Of the increase, approximately $0.4 million was attributable to corporate overhead increases to accommodate the growth in the number of Operating Companies managed by the Company, and $0.1 million was attributable to the full twelve-months of operations at the Vermont Operating Company.

  Depreciation and amortization expense increased 156% to $1.2 million in Fiscal 1996 from $0.5 million for the prior fiscal year primarily as a result of increased capital expenditures at the Vermont Operating Company and the NOCC.

  Interest expense and fees increased 83% to $6.1 million in Fiscal 1996 from $3.3 million for the prior fiscal year. The increase was directly attributable to increased borrowings from Adelphia which were used to fund investments in Operating Companies and the South Florida Partnership, capital expenditures and the Company's operations. All of the Company's interest expense was non-cash and was added to amounts due to Adelphia.

  Equity in net loss of joint ventures increased by 139% to $4.3 million in Fiscal 1996 from $1.8 million for the prior fiscal year as two more nonconsolidated Operating Companies began operations. The net loss for the nonconsolidated Operating Companies and the South Florida Partnership for the year ended March 31, 1996 aggregated approximately $14.5 million. The net losses of the nonconsolidated Operating Companies for the year ended March 31, 1996 were primarily the result of revenues only partially offsetting startup and other costs and expenses associated with the design, construction, operation and management of the networks of the Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network.

  The number of nonconsolidated networks paying management fees to the Company increased from nine at March 31, 1995 to 11 at March 31, 1996. Such 11 networks paid management and monitoring fees to the Company aggregating approximately $2.4 million for Fiscal 1996, an increase of approximately $1.0 million over Fiscal 1995.

  Net loss increased to $13.6 million for Fiscal 1996 from $7.7 million for Fiscal 1995. The increase was primarily attributable to greater interest expense, increased equity in the net losses of the Company's joint ventures, and increased depreciation and amortization.

SUPPLEMENTARY OPERATING COMPANY FINANCIAL ANALYSIS

  The Company believes that working with Local Partners to develop markets enables the Company to build larger networks in a rapid and cost effective manner. In pursuit of this strategy, the Company currently has joint ventures with Local Partners where the Company owns 50% or less of each partnership or corporation. As a result of the Company's ownership position in these joint ventures, a substantial portion of the Operating Companies' results have been reported by the Company on the equity method of accounting for investments which only reflects the Company's pro rata share of net income or loss of the Operating Companies. Because all of the assets, liabilities and results of operations of the Operating Companies are not presented in the Company's consolidated financial statements, financial analysis of these Operating Companies based upon the Company's results does not represent a complete measure of the growth or operations of the Operating Companies.

  In order to provide an additional measure of the growth and performance of all of the Company's networks, management of the Company analyzes a variety of financial information including revenues, EBITDA and capital expenditures. Revenues and EBITDA of the Operating Companies indicate the level of operating activity in the Company's networks. Capital expenditures of the Operating Companies along with network construction statistics, such as route miles and buildings connected, indicate the extensiveness of the Company's construction and expansion efforts in those markets. The financial information set forth below, however, is not indicative of the Company's overall financial position.

 Supplementary Operating Company Financial Information by Cluster (unaudited)

                                                 REVENUES
                                -----------------------------------------------
                                                            NINE MONTHS ENDED
                                                               DECEMBER 31,
                                FISCAL   FISCAL    FISCAL   -------------------
                                 1995     1996      1997       1996       1997
                                -------  -------  --------  --------  ---------
                                          (DOLLARS IN THOUSANDS)
Northeast...................... $ 1,393  $ 3,991  $  5,553  $  3,978  $   5,980
Mid-Atlantic...................     267      735     2,227     1,427      5,084
Mid-South......................      44      473     1,264       843      1,452
Other Networks.................   1,352    2,564     6,179     3,727      6,758
                                -------  -------  --------  --------  ---------
  Total........................ $ 3,056  $ 7,763  $ 15,223  $  9,975  $  19,274
                                =======  =======  ========  ========  =========
                                                  EBITDA
                                -----------------------------------------------
                                                            NINE MONTHS ENDED
                                FISCAL   FISCAL    FISCAL      DECEMBER 31,
                                -------  -------  --------  -------------------
                                 1995     1996      1997       1996       1997
                                -------  -------  --------  --------  ---------
                                          (DOLLARS IN THOUSANDS)
Northeast...................... $  (183) $  (765) $    594  $    680  $     (93)
Mid-Atlantic...................    (308)    (766)   (3,681)   (2,430)    (5,491)
Mid-South......................    (605)    (878)     (503)     (601)    (2,343)
Other Networks.................    (233)     (15)    1,917       969      2,020
                                -------  -------  --------  --------  ---------
  Total........................ $(1,329) $(2,424) $ (1,673) $ (1,382) $  (5,907)
                                =======  =======  ========  ========  =========
                                           CAPITAL EXPENDITURES
                                -----------------------------------------------
                                                            NINE MONTHS ENDED
                                FISCAL   FISCAL    FISCAL      DECEMBER 31,
                                -------  -------  --------  -------------------
                                 1995     1996      1997       1996       1997
                                -------  -------  --------  --------  ---------
                                          (DOLLARS IN THOUSANDS)
Northeast...................... $ 8,167  $ 6,978  $ 28,654  $ 12,320  $  18,774
Mid-Atlantic...................   3,923   14,351    67,892    43,321     43,239
Mid-South......................   4,002    7,321    19,455    10,425     40,681
Other Networks.................   8,566   16,527    12,269    10,948     18,830
                                -------  -------  --------  --------  ---------
  Total........................ $24,658  $45,177  $128,270   $77,014   $121,524
                                =======  =======  ========  ========  =========

  There can be no assurance that the Operating Companies will continue to experience revenue growth at the rates indicated in the table above, or at all. See "Risk Factors--Negative Cash Flow and Operating Losses; Limited History of Operations." Furthermore, there can be no assurance that the Company will be able to benefit from such growth in revenues if such growth occurs. See "Risk Factors--Holding Company Structure; Inability to Access Cash Flow."

LIQUIDITY AND CAPITAL RESOURCES

  The development of the Company's business and the installation and expansion of the Operating Companies' networks, combined with the construction of the Company's NOCC, have resulted in substantial capital expenditures and investments during the past several years. Capital expenditures by the Company were $2.9 million, $6.1 million $24.6 million, $14.9 million and $34.9 million for Fiscal 1995, Fiscal 1996, Fiscal 1997, and the nine months ended December 31, 1996 and 1997, respectively. Further, investments made in the Company's nonconsolidated Operating Companies and the South Florida Partnership by the Company were $7.5 million, $12.8 million, $34.8 million, $23.4 million and $46.1 million in Fiscal 1995, Fiscal 1996, Fiscal 1997, and the nine months ended December 31, 1996 and 1997, respectively. Also, during Fiscal 1997, the Company invested $20.0 million in fiber assets and a senior secured note pursuant to agreements with Telergy, Inc. and its affiliates in furtherance of its strategy to interconnect its networks in the northeastern United States. The Company expects that it will continue to have substantial capital and investment requirements. The Company also expects to have to continue to fund operating losses as the Company develops and grows its business.

  On February 12, 1998 and September 12, 1997, the Company consummated the Rollups with various of its Local Partners, thereby increasing the Company's ownership interest in seven of its networks to 100% for an aggregate cash purchase price of $53 million and other consideration. See "Description of Capital Stock--Warrants." As a result of these transactions, the Company's weighted average ownership in its networks, based upon gross property plant and equipment, increased to 76.0%. These transactions are consistent with the Company's goal to own at least a 50% interest in each of its Operating Companies and to dispose of its interests in those in which acquiring a controlling interest is not economically attractive. The Company may consider similar transactions from time to time in its other markets.

  On December 31, 1997 the Company consummated an agreement for a $24.5 million long term lease facility from AT&T Capital Corporation. The lease facility provides financing for certain of the Operating Companies' switching equipment. Included in the lease facility is the sale and leaseback of certain switching equipment for which the Company received $14.9 million.

  Through December 31, 1997, Adelphia had made loans and advances totalling approximately $72.3 million, including accrued interest, to the Company and leased $3.4 million in fiber network construction to certain Operating Companies. During April 1996, the Company repaid $37.8 million of such loans and advances. In addition, Local Partners have invested approximately $93.0 million as their pro rata investment in those networks through December 31, 1997. These amounts exclude previous investments in the South Florida Partnership which were sold on May 16, 1996. These partners have also provided additional capital of $57.2 million for the construction of the Company's networks through the partnership agreements by funding the fiber construction of the network and leasing the fiber to the partnership under long-term, renewable agreements. In addition, the Company used $180.4 million to fund its pro rata investment in the networks, capital expenditures and operations. Collectively, these investments and the Fiber Lease Financings have totaled $406.3 million from the Company's inception through December 31, 1997.

  On October 9, 1997, the Company issued $200.0 million aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due October 15, 2007. This offering was accomplished in reliance on Rule 144A of the Securities Act. Proceeds to the Company, net of commissions and other transaction costs, were approximately $194.7 million. Such proceeds will be used to fund the acquisition of increased ownership interests in certain of its networks, for capital expenditures, including the construction and expansion of new and existing networks, and for general corporate and working capital purposes.

  On August 27, 1997, the Company issued $250.0 million aggregate principal amount of 12 1/4% Senior Secured Notes due September 1, 2004 in a private placement. This offering was accomplished primarily in reliance on Rule 144A of the Securities Act. The Senior Secured Notes are collateralized through the pledge of the common stock of certain of its wholly owned subsidiaries. Of the proceeds to the Company, net of commissions and other transaction costs of approximately $244.0 million, $83.4 million was invested in U.S. government securities and placed in an escrow account for payment in full when due of the first six scheduled semi-annual interest payments on the Senior Secured Notes as required by the Senior Secured Indenture. The remainder of such proceeds will be used to fund the acquisition of increased ownership interests in certain of its networks, for capital expenditures, including the construction and expansion of new and existing networks, and for general corporate and working capital purposes.

  On April 15, 1996, the Company issued $329.0 million of Senior Notes and 329,000 Class B Warrants to purchase an aggregate of 2,453,708 shares of its common stock. Proceeds to the Company, net of discounts, commissions, and other transaction costs were approximately $168.6 million. Such net proceeds were used to fund the Company's capital expenditures, working capital requirements, operating losses and its pro-rata investments in joint ventures, to pay $25.0 million of indebtedness owing to Adelphia and to make loans of $3.0 million to certain key members of management. Proceeds from the Senior Notes and Class B Warrants were also used to repay amounts related to capital expenditures, working capital requirements, operating losses and pro-rata investments in joint ventures totaling $12.8 million incurred during the period from January 1, 1996 to April 15, 1996. These amounts had been funded during the same time period through advances from Adelphia. As of April 15, 1996, approximately $25.9 million of outstanding indebtedness owed to Adelphia was evidenced by an unsecured subordinated note due April 16, 2003 (the "Adelphia Note"), that accrues interest at 16.5% and is subordinated to the Senior Notes and the Senior Secured Notes. Interest on the Adelphia Note is payable quarterly in cash, through the issuance of identical subordinated notes, or in any combination thereof, at the option of the Company. Interest converted to additional subordinated notes from the inception of the Adelphia Note on April 15, 1996 through December 31, 1997 has totalled $8.6 million.

  On May 16, 1996, the Company completed the sale of its 15.7% partnership interest in the South Florida Partnership to TCG for an aggregate sales price of approximately $11.6 million resulting in a pre-tax gain of approximately $8.4 million. Amounts related to the South Florida Partnership included in the Company's investments and equity in net loss of joint ventures as of the sale date and for the year ended March 31, 1997 were approximately $3.2 million and ($0.2) million, respectively. As part of the transaction, the Company was released from its covenant not to compete with respect to the South Florida market. The Company used the proceeds from the sale to develop its existing markets.

  The Company has experienced substantial negative operating cash flow since its inception. A combination of operating losses, the substantial capital investments required to build the Company's wholly owned networks and its state-of-the-art NOCC, and incremental investments in the Operating Companies has resulted in substantial negative cash flow. For the fiscal years ended March 31, 1995, 1996 and 1997 and the nine months ended December 31, 1996 and 1997, cash used in operating activities totalled $2.1 million, $0.8 million, $4.8 million, $2.6 million and $1.6 million, respectively, cash used in investing activities totalled $10.4 million, $18.9 million, $72.8 million, $31.8 million and $172.0 million, respectively, and cash provided by financing activities totalled $12.5 million, $19.7 million, $137.5 million, $130.7 million and $446.6 million, respectively. Prior to April 15, 1996, funding of the Company's cash flow deficiency was principally accomplished through additional borrowings from Adelphia. Prior to April 15, 1996, interest and fees on this unsecured credit facility were based upon the weighted average cost of unsecured borrowings of Adelphia. The average interest rate charged for all periods was 11.3% through April 15, 1996 (excluding fees charged which were based on the amount borrowed) and 16.5% for the period since April 16, 1996.

  The competitive local telecommunication service business is a capital-intensive business. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's networks, (ii) the expansion and improvement of the Company's NOCC and existing networks, (iii) the design, construction and development of additional networks, including the New Networks and (iv) the acquisition of additional ownership interests in Existing Networks or New Networks. In addition, the Company may use funds for the purchase of LMDS spectrum in the LMDS Auction and to construct and develop associated facilities if such spectrum is purchased. The Company estimates that it will require approximately $420 million to fund anticipated capital expenditures, working capital requirements and operating losses of the Company and investments in its existing and its planned new Operating Companies through the end of 1999. Expansion of the Company's networks will include the geographic expansion of the Company's Existing Networks and the construction of New Networks over the next eighteen months. The Company expects to build these New Networks in additional markets, which in some cases will include additional partnerships with utility partners. Also, in the future, the Company may increase its ownership interests in Existing Networks. The Company currently expects that the net proceeds from the Offerings and the Adelphia Share Purchase, together with its existing cash balance and internally generated funds balance, will be sufficient to fund the Company's capital expenditures, working capital requirements, operating losses and pro rata investments in the Operating Companies (exclusive of future increases in ownership in the Operating Companies, any potential purchase of LMDS spectrum in the LMDS Auction and the construction and development of associated facilities if such spectrum is purchased) through mid-2000. There can be no assurance, however, as to the availability of funds from internal cash flow, Local Partner investments or from the private or public equity or debt markets. Also, the indentures relating to the Senior Notes and the Senior Secured Notes and the Certificate of Designation for the Preferred Stock both provide certain restrictions upon the Company's ability to incur additional indebtedness. The Company's inability to fund pro rata investments required for the Operating Companies could result in a dilution of the Company's interest in the individual Operating Companies or could otherwise have a material adverse effect upon the Company and/or the Operating Companies. In addition, the expectations of required future capital expenditures are based on the Company's current estimate. There can be no assurance that actual expenditures will not significantly exceed current estimates or that the Company will not accelerate its capital expenditures program.

IMPACT OF INFLATION

  The Company does not believe that inflation has had a significant impact on the Company's consolidated operations or on the operations of the Operating Companies over the past three fiscal years.

                                   BUSINESS

THE COMPANY

  Hyperion is a leading facilities-based provider of local telecommunications services with state-of-the-art fiber optic networks located in regionally clustered markets primarily within the eastern half of the United States. As of February 28, 1998, Hyperion had 22 Existing Networks, including four networks under construction. The Existing Networks serve 46 cities and include approximately 5,294 route miles of fiber optic cable. In addition, as of February 28, 1998, the Company's 18 networks in operation were connected to 1,858 buildings and the Company's facilities were collocated in 110 LEC central offices. Management believes that the Company's Existing Networks represent an addressable market opportunity of approximately 6.8 million business access lines or approximately $13.3 billion annually, substantially all of which is currently serviced by incumbent LECs and IXCs. This addressable market estimate does not include the enhanced data services market which the Company has recently entered, or the Internet access market which it plans to enter in the near future.

  Over the next eighteen months, the Company plans to complete development and construction of 14 New Networks serving 29 additional cities with the goal of expanding the Company's regionally focused networks and further facilitating the regional interconnection of certain of its markets. The Company believes that with the addition of these New Networks, it will have a total addressable market opportunity of approximately 13.2 million business access lines or approximately $26.0 billion annually. Once fully constructed, management believes the networks will include at least 8,100 route miles of fiber optic cable and will be connected to at least 210 LEC central offices. The Company has installed in 17 of its Existing Networks, and will install in all of its networks a standard switching platform based on the Lucent 5ESS switch technology. Management believes this consistent platform will enable the Company to (i) deploy features and functions quickly in all of its networks,
(ii) expand switching capacity in a cost effective manner and (iii) lower maintenance costs through reduced training and spare parts requirements.

  In early 1997, Hyperion began to implement a business strategy focused on selling communications services directly to targeted end users in addition to other telecommunications service providers. As part of this strategy, the Company accelerated the installation of its Lucent 5ESS-based standard switching platform in its Existing Networks and increased the size of its direct sales force and customer service organization. In addition, the Company has begun to use resold services and unbundled network elements to provide rapid market entry and to develop its customer base in advance of capital deployment in its Existing Networks and New Networks. The Company has experienced significant growth in the sale of access lines from approximately 7,000 as of March 31, 1997 to approximately 36,000 as of February 28, 1998. Of the current access lines sold, approximately 86% are provisioned on-net, though this percentage will decline as the Company continues to offer switched services on an unbundled network element and total service resale basis. However, the Company believes it will provision a majority of its access lines on its own networks for the foreseeable future. The Company expects that through the delivery of switched services on-net it will be able to provide faster, more reliable access line provisioning with higher operating margins and more responsive customer service and monitoring.

  Hyperion intends to offer a complete range of telecommunications services to its customers in all of its markets. The Company's current service offerings include local switched dialtone, long distance, dedicated access and enhanced services such as frame relay, high speed Internet access and video conferencing. The Company also plans to become an ISP in all of its markets, and expects to provide such services in a majority of its markets during 1998. The Company has begun selling its long distance services pursuant to a resale agreement with IXCC and expects to begin offering facilities-based long distance services through the regional interconnection of the Company's networks in the near future. With 75% of all U.S. telecommunications intraLATA and interLATA toll traffic terminating, on average, within 300 miles of its origination point, the Company believes that the breadth of its networks, their regional clustering, and the current and planned interconnection of the networks will enable the Company to originate and terminate a significant proportion of its customers' communications traffic over its own networks, rather than relying primarily on the network of the incumbent LEC or IXC. Management believes that the Company will benefit from lower operating costs once it is able to offer its various services over its own networks.

  Hyperion's targeted customers include medium and large businesses, governmental and educational end users, and other telecommunications service providers, such as VARs, ISPs and IXCs. As of February 28, 1998, the Company served customers through a dedicated sales force of approximately 120 highly trained professionals focused on selling the Company's portfolio of service offerings. The Company expects to increase its marketing efforts by doubling the size of its current sales force during fiscal 1999. Management believes that a significant competitive advantage over other CLECs is the Company's ability to utilize its broad geographic networks and extensive network clusters to offer a single source solution for all of its customers' telecommunications needs principally over its own regional network clusters. Further, Hyperion believes it can continue to attract end user customers by offering (i) high-capacity fiber optic network connection directly to substantially all of a customer's premises, due to the breadth of the Company's network coverage, (ii) high quality, solutions-oriented customer service, and (iii) a single point of contact for a complete range of telecommunication services. The Company also believes that a number of telecommunications service providers such as VARs and IXCs will seek to offer their business customers an integrated package of switched local and long distance services using the networks of facilities-based CLECs such as Hyperion. The Company believes that it is well positioned to capitalize on this opportunity since its networks generally have broader geographic coverage than other CLECs in its markets.

  The Company operates in a single, domestic industry segment-- telecommunications services. Information about the amounts of revenues, operating profit or loss and identifiable assets of the Company as of and for each of the three years in the period ended March 31, 1997, and for the nine months ended December 31, 1997 is set forth in the Company's consolidated financial statements and notes thereto included herein.

  Hyperion's Existing Networks have typically been developed by partnering with a local cable operator or utility provider (the "Local Partner") who generally owns or controls extensive conduits and rights-of-way. In all but three of the Company's Existing Networks, Hyperion retains a 50% or greater equity stake in the respective Operating Companies. In all of its Operating Companies, Hyperion is responsible for the design, management and operation of the Operating Companies' networks pursuant to management agreements. Management believes that its partnering strategy provides the Company with the following significant competitive advantages over other CLECs: (i) by sharing the cost of construction and utilizing the rights-of-way controlled by the Local Partner, the Company is able to build its networks more quickly and at a lower cost and (ii) by partnering with Local Partners that typically operate in a broad geographic region, Hyperion is frequently able to expand its partnering agreements into multiple contiguous markets, thereby supporting its clustering strategy. As of December 31, 1997, as adjusted for the recent purchase of certain partners' interests, the Company and its partners have invested $401.6 million in the gross property, plant and equipment of the Company, its networks and the Company's Network Operations and Control Center (the "NOCC"), including the Company's investment in Telergy, Inc. See "-- Operating Agreements--Fiber Lease Agreements." The Company's proportionate share of this gross property, plant and equipment investment was approximately $305.1 million. The Company believes that its large upfront capital investment in its networks, coupled with the selective use of unbundled network elements and total service resale, will provide higher operating margins than can be achieved by other CLECs, which typically have a lower percentage of on-net customers.

  An analysis of the estimated cost savings for the Company for one mile of aerial construction is set forth in the following table.

                                      WITH LOCAL     WITH LOCAL       WITHOUT
COSTS                                CABLE PARTNER UTILITY PARTNER LOCAL PARTNER
-----                                ------------- --------------- -------------
                                               (DOLLARS IN THOUSANDS)
Make Ready Costs....................     $  --(a)       $  --(b)       $18.0(c)
Pole Attachment Costs...............       3.4(d)          --(b)         5.0
Fiber Costs and Installation........       8.0(e)        18.5(e)         8.0
Splicing Costs......................       0.6(f)         0.6(f)         0.6
                                         -----          -----          -----
  Total.............................     $12.0(g)       $19.1(g)       $31.6
                                         =====          =====          =====

--------
(a) Assumes a fiber overlash of existing cable plant.
(b) Assumes placing fiber in the space allocated for the local utility partner on the pole.
(c) Assumes an average cost of $200 per pole, 40 poles per mile, to move the telephone and cable television wires in the space allocated for communications providers on the pole and the replacement of two poles per mile.
(d) Assumes the payment of a pro rata portion (approximately 33%) of such costs by the Local Partner with respect to capacity to be available for such partner's use.
(e) Represents the cost of the Operating Company's fiber and its installation on the pole.
(f) Represents the cost of cutting and integrating new fiber components.
(g) In the above analysis, this would be the amount amortized by an applicable fiber lease financing between an Operating Company and its Local Partner.

  The Company has increased, and intends to continue to increase, its ownership interests in Operating Companies when it can do so on attractive economic terms. To date, this goal has been facilitated by the substantial completion of a number of Hyperion's networks, along with the desire of certain Local Partners to reduce their telecommunications investments and focus on their core cable or utility operations. For Operating Companies in which the Company does not own a majority interest, partnership agreements generally provide for rights of first refusal or buy/sell arrangements enabling the Company to have an opportunity to acquire or sell additional equity interest in the network. Since September 1997, the Company has increased its ownership interest to 100% in Operating Companies in seven of its markets. As a result, since December 31, 1995, the Company's weighted average ownership interest (based on gross property, plant and equipment) in its Operating Companies has increased to 76.0% from 44.0%.

GROWTH STRATEGY

  Hyperion's objective is to be the leading local telecommunications service provider to businesses, governmental and educational end users, VARs, ISPs and IXCs within its markets. To achieve this objective, the Company has pursued a regionalized facilities-based strategy to provide extensive, high capacity network coverage and to broaden the range of telecommunications products and services it offers to targeted customers. The principal elements of the Company's growth strategy include the following:

  Focus on Telecommunications-Intensive Customers. The Company provides its services to telecommunications-intensive customers which include medium and large businesses, governmental and educational end users, and other telecommunications providers. Management believes that its target customers are a large and under-served universe who generally have no choice other than to buy communications services from the incumbent LEC or IXC. These customers generally seek reliability, high quality, broad geographic coverage, end-to-end service, solutions-oriented customer service and timely introduction of new and innovative services. The Company believes it will be able to continue to compete effectively for end users by offering superior reliability, product diversity, service and custom solutions to meet end user needs at competitive prices. The Company also offers its local services to IXCs and has entered into national service agreements with AT&T and MCI to be their preferred supplier of dedicated access and switched access transport services.

  Increase Size and Scope of Network Clusters. Over the next eighteen months, the Company plans to complete development and construction of 14 New Networks serving 29 additional cities within the Company's current clusters, as sole owner/operator or through partnerships or long-term fiber lease agreements. The Company believes that the mature size and scope of its existing network clusters, combined with changes in the legislative and regulatory environment, enable the Company to build new networks on its own more efficiently. In addition, where appropriate, the Company intends to continue to enter into arrangements with Local Partners. The Company believes that this expansion strategy permits it to (i) construct networks faster and at a lower cost than it could on its own, (ii) provide broader network coverage than if the Company installed its own fiber optic cable and (iii) capitalize on the existing relationships the Local Partner has with business customers. The Company believes that its partnering strategy combined with the interconnection of its regional network clusters differentiates the Company from other CLECs and allows a greater proportion of traffic to be carried on-net, which decreases transmission costs and therefore increases cash flow margins. Management also believes that the Company is an attractive partner for utility companies because it can offer them a significant stake in its networks, while providing network operations management expertise.

  Maximize On-Net Traffic Through Facilities-Based Services. By providing switched voice, enhanced services and long distance access on its own fiber optic networks, the Company believes it can better control the provisioning, delivery and monitoring of its services as well as increase its operating margins. On-net services improve the Company's ability to provide bundled service offerings by reducing the Company's reliance upon incumbent LECs for servicing and technological upgrades of leased dedicated transport or unbundled network elements. The Company currently provides approximately 86% of its switched services to customers on-net, though this percentage will decline as the Company continues to offer switched services on an unbundled network element and total service resale basis. However, the Company believes it will provision a majority of its access lines on its own networks for the foreseeable future.

  Provide Bundled Package of Telecommunications Services. The Company believes that a significant portion of business, governmental and educational customers prefer a single-source telecommunications provider that delivers a full range of efficient and cost effective solutions to meet their telecommunications needs. Hyperion believes that offering a customized, integrated package of telecommunications services positions the Company to best address the increasing telecommunications requirements of businesses within its markets. As a facilities-based, single source provider of bundled telecommunications services, the Company believes it can satisfy the growing telecommunications demands of its customers on a more effective and cost efficient basis than many of its competitors.

  Expand Solutions-Oriented Sales Effort. The Company provides an integrated solutions approach to satisfy its end users' telecommunications requirements through a well trained and focused team of direct sales and engineering support professionals. In its marketing efforts, the Company emphasizes its extensive fiber optic network, which provides the reach and capacity to address the needs of its customers more effectively than many of its competitors who rely solely upon leased facilities or who have limited network build-outs in their markets. The Company intends to double the size of its current direct sales force of over 120 professionals during fiscal 1999 and increase the number of its customer care professionals from 48 to approximately 90 as it increases the breadth of its product offerings to satisfy the growing telecommunications needs of its customers. Further, during fiscal 1999, the Company expects to initiate direct marketing and sales of local telecommunications services on an unbundled loop basis and total service resale to small business customers in all of its markets.

PRODUCTS AND SERVICES

  The Company's products and services are designed to appeal to the sophisticated telecommunications needs of its business, governmental and educational customers.

  Local Services. The Company provides local dial-tone services to customers, which allows them to complete calls in their calling area and to access a long distance calling area. Local services and long distance services can be bundled together using the same transport facility. The Company's network is designed to allow a customer to easily increase or decrease capacity and alter enhanced services as the telecommunications requirements of the business change. In addition to its core local services, the Company also provides access to third party directory assistance and operator services.

  Long Distance Services. Hyperion provides domestic and international long distance services for completing intrastate, interstate and international calls. Long distance service is offered as an additional service to the Company's local exchange customers. Long distance calls which do not terminate on the Company's network are passed to long distance carriers which route the remaining portion of the call.

  Enhanced Services. In addition to providing typical enhanced services such as voicemail, call transfer and conference calling, Hyperion offers additional value-added enhanced services to complement its core local and long distance services. These enhanced service offerings include:

    Access to Internet Services--Enables customers to use their available capacity for access to ISPs.

    Data Networking Services--The Company can provide high-speed, broadband services to use for data and internet access such as Integrated Services Digital Network
    (ISDN) and Primary Rate Interface (PRI).

    Specialized Application Services--The Company can create products and services that are tailored for target industries with special telecommunications needs such as the hospitality industry. These services typically include non-measured rate local calling, expanded local calling area, discounted long distance rates and tailored trunking configurations.

MARKET SIZE

  The following table sets forth the Company's estimate, based upon an analysis of industry sources including industry projections and FCC data of the potential market size of the Company's Existing Networks and New Networks. The estimates, however, do not include the enhanced data services market which the Company has entered or the Internet access market which it plans to enter in the near future. See "--Products and Services." There is currently limited direct information relating to these markets and therefore a significant portion of the information set forth below is based upon estimates and assumptions made by the Company. Management believes that these estimates are based upon reliable information and that its assumptions are reasonable. There can be no assurance, however, that these estimates will not vary substantially from the actual market data.

                           TRADITIONAL                                   TOTAL REVENUE
CLUSTER                  ACCESS SERVICES SWITCHED SERVICES LONG-DISTANCE   POTENTIAL
-------                  --------------- ----------------- ------------- -------------
(DOLLARS IN MILLIONS)
Northeast...............      $ 94             $2,009         $1,052         $3,156
Mid-Atlantic............       411              9,446          4,929         14,786
Mid-South...............       179              3,508          1,843          5,530
Other Networks..........        77              1,453            765          2,294
                              ----            -------         ------        -------
  Total.................      $761            $16,416         $8,589        $25,766
                              ====            =======         ======        =======

OWNERSHIP OF THE COMPANY AND THE OPERATING COMPANIES

 Overview

  Hyperion is a 79.2% owned subsidiary ( % after the consummation of the Offerings and the issuance of the Adelphia New Shares), on a fully diluted basis, as of February 28, 1998, of Adelphia Communications Corporation ("Adelphia"). Adelphia is the seventh largest cable television company in the United States and, as of February 28, 1998, owned or managed cable television systems that served approximately 1.97 million subscribers in 12 states. In addition, senior executives of the Company owned 10.9% of the Common Stock of the Company ( % after the consummation of the Offerings and the issuance of the Adelphia New Shares), on a fully diluted basis, as of February 28, 1998. Upon the consummation of the Offerings, Adelphia will acquire an aggregate of shares of Class A Common Stock pursuant to the Adelphia Note Contribution and the Adelphia Share Purchase. See "Prospectus Summary--The Offerings." As of February 28, 1998, the Company's 22 networks were owned through (i) eight partnerships or limited liability companies with Local Partners (together with the entities described in clause (iv) below, the "Operating Partnerships") encompassing nine networks, (ii) nine wholly owned subsidiaries of the Company encompassing 11 networks, (iii) one corporation, encompassing one network, in which the Company is a minority shareholder and (iv) one company, encompassing one network, in which the Company is the majority equityholder (the entities described in clauses (ii) and (iii) are collectively referred to as the "Operating Corporations," and the Operating Corporations and the Operating Partnerships are collectively referred to as the "Operating Companies"). The Company is responsible for the network design, management, billing and operation of the Operating Companies, for which it receives management fees.

  The following is an overview of the Hyperion networks and respective ownership interests as of February 28, 1998.

                                        ACTUAL OR
                                      EXPECTED DATE  HYPERION
COMPANY NETWORKS                     OF OPERATION(A) INTEREST    LOCAL PARTNER
----------------                     --------------- -------- -------------------
         Northeast Cluster
Vermont............................       11/94       100.0%           --
Syracuse, NY.......................        8/92       100.0            --
Buffalo, NY........................        1/95       100.0            --
Albany, NY.........................       12/98       100.0            --
       Mid-Atlantic Cluster
Charlottesville, VA................       11/95       100.0            --
Scranton/Wilkes-Barre, PA..........        5/98       100.0            --
Harrisburg, PA.....................        4/95       100.0            --
Morristown, NJ.....................        7/96       100.0            --
New Brunswick, NJ..................       11/95       100.0            --
Philadelphia, PA...................        8/96        50.0   PECO Energy
Allentown/Bethlehem/Easton/Reading,
 PA................................        5/98        50.0   PECO Energy
York, PA...........................        5/97        50.0   Susquehanna Cable
State College/Altoona, PA..........        6/98        50.0   Allegheny Energy
Richmond, VA.......................        9/93        37.0   MediaOne
         Mid-South Cluster
Lexington, KY......................        6/97       100.0            --
Louisville, KY.....................        3/95       100.0            --
Nashville, TN......................       11/94        95.0   InterMedia Partners
Baton Rouge, LA....................       12/97        50.0   Entergy
Jackson, MS........................       12/97        50.0   Entergy
Little Rock, AR....................       12/97        50.0   Entergy
          Other Networks
Wichita, KS........................        9/94        49.9   Gannett
Jacksonville, FL...................        9/92        20.0   MediaOne
WEIGHTED AVERAGE OWNERSHIP(b)......        --          76.0%           --

--------
(a) Refers to the date on which (i) the network is connected to at least one IXC POP, (ii) the network is capable of accepting traffic from IXCs and end users, (iii) the Company's central office is fully functional and (iv) the initial network SONET fiber ring has been completed.


(b) Based upon gross property, plant and equipment of the Company and the Operating Companies as of December 31, 1997, as adjusted for the recent purchase of certain partners' interests pursuant to the Rollups.

CLUSTER STATISTICS(a)

                                                                            NINE
                                                            FISCAL YEAR    MONTHS
                                                               ENDED       ENDED
                                                             MARCH 31,  DECEMBER 31,
                         ROUTE  FIBER  BUILDINGS  LEC-COS      1997         1997
CLUSTER                  MILES  MILES  CONNECTED COLLOCATED  REVENUES     REVENUES
-------                  ----- ------- --------- ---------- ----------- ------------
                                                             (DOLLARS IN THOUSANDS)
Northeast............... 1,397  59,323     334       12       $ 5,553     $ 5,980
Mid-Atlantic............ 1,636  78,546     576       59         2,227       5,084
Mid-South...............   934  44,844     516       21         1,264       1,452
Other Networks..........   777  37,297     350       16         6,179       6,758
                         ----- -------   -----      ---       -------     -------
  Total................. 4,744 220,010   1,776      108       $15,223     $19,274
                         ===== =======   =====      ===       =======     =======

--------
(a) Non-financial information is as of December 31, 1997 and includes networks under construction.

OPERATING AGREEMENTS

  Generally, subsidiaries of the Company have entered into partnership agreements (or limited liability agreements) with Local Partners to take advantage of the benefits of building networks in conjunction with local cable television or utility operators. Typically Operating Partnerships have been formed and operated pursuant to three key agreements: (i) a partnership or limited liability company agreement between the Company or one of its wholly owned subsidiaries and a cable operator or utility company (the "Local Partner Agreement"); (ii) a fiber capacity lease agreement between the Local Partner and the Operating Partnership (the "Fiber Lease Agreement"); and (iii) a management agreement between the Operating Partnership and the Company or one of its subsidiaries (the "Management Agreement"). As of February 28, 1998, ten of the Company's 22 Existing Networks were 50% or less owned by the Company.

  The following chart summarizes the allocation of responsibilities and certain payments to be made under the Local Partner Agreements, Fiber Lease Agreements and Management Agreements.

                                      LOGO
                          [LOGO OF CHART APPEARS HERE]

 Local Partner Agreements

  Each Local Partner Agreement establishes the structure of the applicable Operating Partnership by determining, among other things, the partner's capital contribution requirements, capital structure, purpose and scope of business activities, transfer restrictions, dissolution procedures, duration and competition restrictions, as well as the voting and buy/sell rights and rights of first refusal of the partners of the Operating Partnership. The following discussion applies to partnership and limited liability company agreements.

  Ownership and Capital Contributions. The initial capital contributions and percentage of ownership of the Operating Partnerships vary. Some of the Local Partner Agreements establish maximum capital contributions such that each partner's ultimate aggregate capital contribution is determined at the Operating Partnership's inception. Capital contributions in excess of the initial capital contribution may be required in several Local Partner Agreements, but generally either must be initiated by the manager of the Operating Partnership or approved by at least a majority vote of the management committee. Generally, the percentage of ownership is also fixed at the Operating Partnership's inception. Absent an agreement by the partners, generally, the only circumstances that result in the dilution of such partner's ownership interest are a partner's failure to make a capital contribution or its failure to exercise a right of first refusal.

  Matters Requiring a Vote. Most partner or management committee votes of an Operating Partnership require only a majority vote; however, a unanimous or supermajority vote of the partners or management committee is generally required for, among other things, expansion of the scope of the business activities in the defined business area, admission of additional partners and merger or consolidation with any other entity if the Operating Partnership is not the surviving entity.

  Distributions. Generally, the Local Partner Agreements allow for distributions to the partners; however, the Local Partner Agreements vary with regard to the procedure for determining if, when and how much of a distribution should be made. The partners or the partnership's managing committee makes such determinations by either majority approval or unanimous consent. All distributions are required to be made in proportion to each partner's percentage interest in the partnership.

  Transfer of Ownership. The Local Partner Agreements generally prohibit the transfer of partnership interests, including most changes in control, or impose restrictions that significantly limit a partner's ability to transfer its partnership interest. Generally, transfers of entire partnership interests to subsidiaries of a partner's parent corporation and the sale or disposition of all or substantially all of the stock or assets of a partner's affiliates are expressly permitted in the typical Local Partner Agreement.

  Rights of First Refusal; Buy/Sell Agreements. The partners of most of the Operating Partnerships also retain certain rights of first refusal and buy/sell rights. See "Risk Factors--Risks Associated with Joint Ventures." Generally, after a specified period of time, usually three to six years after the inception of the Operating Partnership, either partner may transfer its interest to an unrelated third party if such partner first offers its interest to the other partner at the same terms and the other partner elects not to purchase the interest. The right of first refusal usually requires that the selling partner sell all, and not less than all, of its partnership interest pursuant to an offer by a bona fide third party. The selling party must first give the other partner the opportunity to purchase the interest at the same price and under the same terms as the third party's offer.

  In addition, in most of the Operating Partnerships, either partner can, after a specified period of time, usually five to eight years after the inception of the partnership, make an offer to the other partner to sell its own interest. Within 30 to 60 days of submitting a price which generally must be based on a written third party valuation of the partnership interest, the other partner must respond to the offer indicating its election to either accept the offer to buy or sell at the offered price. A partner in one of the partnerships has the right after a specified period of time to put its interest in the respective partnership to the Company at an amount equal to the partner's capital contributions plus interest less any distributions pursuant to the other agreement.

  Term. Most of the Operating Partnerships were created in the last five years and have a duration of 10 to 25 years unless earlier dissolved. One of the Local Partner Agreements contain provisions whereby the respective Local Partner can terminate its interest, at such Local Partner's sole discretion, prior to 2005. See "Risk Factors--Risks Associated with Joint Ventures." Generally, each partner and certain of its affiliates are restricted from competing with the Operating Partnership in the defined business area so long as the partner is a partner plus two or three years thereafter.

 Fiber Lease Agreements

  Generally, the Operating Partnerships lease fiber optic capacity from their Local Partners. In some instances, the Operating Partnerships lease existing fiber optic capacity and in other instances, the Operating Partnerships request the Local Partners to construct new fiber optic capacity. In many cases, Local Partners upgrade the capacity of their cable or utility infrastructure, and as a result, share construction costs with the Operating Partnership. Monthly lease payments in both instances are based on the amortization of the Operating Partnership's share of the Local Partner's cost of construction and material costs over the term of the Fiber Lease Agreement. Because construction and material costs are amortized over the then current term of the Fiber Lease Agreement, it is possible for the amount of a monthly lease payment to be significantly lower during a renewal term unless the construction of additional fiber optic cable is scheduled for such renewal term. Typically, the amount of the lease payments in a renewal period equals the amount of monthly maintenance costs for the leased fiber optic cable.

  Substantially all of the Fiber Lease Agreements are in their initial terms. Most of the initial terms vary from five to 25 years in length. The Fiber Lease Agreements contain various renewal options. Generally, either party can terminate the Fiber Lease Agreement at the end of the then current term if the terminating party provides prior written notice to the other party. Several of the Fiber Lease Agreements contain termination rights which provide the lessor with the option to terminate the lease if the lessor becomes subject to telecommunications regulation, an action is brought against the lessor challenging or seeking to adversely modify the lessor's continued validity or authority to operate, legal or regulatory determination renders it unlawful or impossible for the lessor to satisfy its obligations under the lease or in case of an imposition of public utility or common carrier status on the lessor as a result of its performance of the lease.

  Throughout the term of the Fiber Lease Agreements and thereafter, title to the fiber optic cable remains with the Local Partner. Similarly, the Operating Partnerships retain title to all of their own electronics and switches that become a part of the network. A Local Partner cannot sell the fiber subject to the Fiber Lease Agreement to a third party unless its obligations under the Fiber Lease Agreement are assumed by the third party.

  The amount of the lease payments could be affected by the costs the Local Partners incur for attachments to poles, or use of conduit, owned by incumbent LECs or electric utilities. Various State PUCs and the FCC are reviewing whether use of Local Partner facilities for telecommunications purposes (as occurs when the Operating Companies lease fiber optic capacity from Local Partners) should entitle incumbent LECs and electric utilities to raise pole attachment or conduit occupancy fees. Such increased fees could result in an increase in the amount of the lease payments made by the Operating Companies to the Local Partners. In some cases, State PUCs attempt to directly regulate the fiber lease contracts between the Operating Companies and their local partners.

  In cases where the Company acquires 100% of the ownership interest of an Operating Partnership by an acquisition of interests from the Local Partner, the Fiber Lease Agreement typically is amended to provide for a 10 to 25 year lease of fiber optic capacity from the former Local Partner that exited the partnership.

  On February 20, 1997, the Company entered into several agreements with Telergy, Inc. and certain of its affiliates regarding the lease of dark fiber in New York state. Pursuant to these agreements and in consideration of a payment of $20.0 million, the Company received (i) a $20 million senior secured note due February 2002 from Telergy, Inc., and (ii) a fully prepaid lease from a Telergy affiliate for at least 25 years (with two additional ten-year extensions) for 24 strands of dark fiber installed or to be installed in a New York fiber optic telecommunications backbone network. The fiber optic backbone network will cover approximately 500 miles from Buffalo to Syracuse to Albany to New York City, New York, and will provide interconnection capability for the Company's operating networks in the state of New York.

 Management Agreements

  Generally, the Company or a wholly owned subsidiary of the Company provides the Operating Partnerships with the following services pursuant to the Management Agreement for a fee based on the Company's cost of providing such services: general management, monitoring, marketing, regulatory processing, accounting, engineering, designing, planning, construction, maintenance, operations, service ordering and billing. The term of the typical Management Agreement is three or five years and automatically renews for continuous one-year periods unless one party provides the other with written notice that it intends to terminate the agreement.

 Enhanced Data Services Agreements

  Four of the Operating Companies have entered into partnerships with !NTERPRISE, a wholly owned subsidiary of U S WEST (the "!NTERPRISE Partnerships"), in order to provide enhanced services such as frame relay, ATM data transport, business video conferencing, private line data interconnect service and LAN connection and monitoring services. The partners in the !NTERPRISE Partnerships each have a 50% ownership interest and are required to contribute equal amounts in order to retain their shares. The business area serviced by the !NTERPRISE Partnerships is generally the same as that serviced by the applicable Operating Company.

The partners and their respective affiliates are also prohibited from competing for as long as the partners are partners plus two years thereafter. In addition, the partners have a right of first refusal with regard to the sale of partnership interests and, under certain circumstances, may put their interest to the !NTERPRISE Partnership. Generally, the !NTERPRISE Partnerships have a 20-year duration. In addition, the Company has recently entered into master sales relationship agreements with respect to three of its markets and is in discussions to expand its relationship with !NTERPRISE to provide enhanced services pursuant to similar such agreements in substantially all of the Company's markets.

 AT&T Lease Agreement

  On December 31, 1997 the Company consummated an agreement for a $24.5 million long term lease facility from AT&T Capital Corporation (the "AT&T Lease Agreement"). The AT&T Lease Agreement provides financing for certain of the Operating Companies' switching equipment. Included in the AT&T Lease Agreement is the sale and leaseback of certain switching equipment for which the Company received $14.9 million. The terms of the switching equipment leases under the AT&T Lease Agreement are seven and one half years, commencing December 31, 1997. The AT&T Lease Agreement requires the Company to maintain and insure the leased equipment and prohibits the Company from subleasing the equipment, except to certain designated Company subsidiaries. Under the AT&T Lease Agreement, the Company is required to indemnify AT&T Capital Corporation for certain claims with respect to the leased equipment and for certain tax liabilities.

SALES AND MARKETING

  The Company targets its network sales and marketing activities to medium and large businesses, government and educational end users and resellers, including IXCs. The Company services its customers through a dedicated sales force of approximately 120 highly trained professionals focused on selling the Company's portfolio of service offerings. The Company expects to increase its marketing efforts by doubling the size of its current sales force during fiscal 1999 and increasing the number of its customer care professionals from 48 to approximately 90 as it increases the breadth of its product offerings to satisfy the growing telecommunications needs of its customers. In addition, the Company has initiated direct marketing and sales of local telecommunications services on an unbundled loop basis to or through total service resale to small business customers in certain markets, generally offering such services under either the Hyperion name or a co-branded name that includes the name of the particular Local Partner. The Company's networks offer their services in accordance with tariffs filed with the FCC for interstate services and State PUCs for intrastate services. The Operating Companies are classified as non-dominant carriers by the FCC and therefore have substantial pricing flexibility and in many cases may enter into customer and product specific agreements.

 End Users

  The Company targets end users which include medium and large businesses, governmental and educational institutions and other telecommunications service providers. End users are currently marketed through Company direct sales representatives in each market. The national sales organization also provides support for the local sales groups and develops new product offerings and customized telecommunications applications and solutions which address the specific requirements of particular customers. In addition, the Company markets the Operating Companies' products through advertisements, media relations, direct mail and participation in trade conferences. End users typically commit to a service agreement for a term of three to five years which is either renegotiated or automatically converted to a month-to-month arrangement at the end of the contract term. The Company believes it will be able to continue to compete effectively for end users by offering superior reliability, product diversity, service and custom solutions to end user needs at competitive prices. A significant component of an Operating Company's reliability will be its ability to offer customers end-to-end SONET ring construction for many localized applications. The Operating Companies' construction of SONET rings combined with the Company's large network size will enable the Operating Companies to offer fiber optic coverage superior to the incumbent LEC in its markets.

 Resellers

  Resellers utilize the Operating Companies' services primarily as a local component of their own service offerings to end users. The Company has national supplier agreements with all of the major IXCs. The Company believes it can effectively provide IXCs with a full complement of traditional access services as well as switched services. Factors that increase the value of the Company's networks to IXCs include reliability, state-of-the-art technology, route diversity, ease of ordering and customer service. The Company also generally prices the services of an Operating Company at a discount relative to the incumbent LEC. In order to further complement the services provided to the IXCs, the Company integrates its networks with IXC networks to enable the IXC to (i) access service, billing and other data directly from the Company and (ii) electronically send automated service requests to the Company. In pursuing this strategy, the Company has entered into the National Service Agreement with AT&T pursuant to which the Company through its networks will be an AT&T preferred supplier of dedicated special access and switched access transport services. The National Service Agreement requires the Company to provide such services to AT&T at a discount from the tariffed or published LEC rates. In addition, the Company has entered into the MCI Preferred Provider Agreement pursuant to which the Company is designated MCI's preferred provider of new end user dedicated access circuits and of end user dedicated access circuits resulting from conversions from the incumbent LEC in the Company's markets. See "Prospectus Summary--Recent Developments."

 Special Purpose Networks

  The Company develops special purpose networks in conjunction with the Operating Companies in order to meet specific customer network requirements. To date, these special purpose networks have included construction of IXC backbone networks, campus networks, private carriage networks and other similar network applications. The terms and conditions for these special purpose networks are generally specified in agreements with three to five year terms which automatically renew on a month-to-month basis. In addition, special customer networks are normally constructed with excess fiber bandwith capacity, which allows the Company to make additional capacity available to other end users.

THE COMPANY'S NETWORKS

 Network Development and Design

  Prior to any network construction in a particular market, the Company's corporate development staff reviews the demographic, economic, competitive and telecommunications demand characteristics of the market. These characteristics generally include market location, the size of the telecommunications market, the number and size of business, educational and government end users and the economic prospects for the area. In addition, the Company also carefully analyzes demand information provided by IXCs, including demand for end user special access and volume of traffic from the LEC-CO and the IXC POPs. The Company also analyzes market size utilizing a variety of data, including available estimates of the number of interstate access and intrastate private lines in the region, which is available from the FCC.

  If a particular market targeted for development is deemed to have sufficiently attractive demographic, economic, competitive and telecommunications demand characteristics, the Company's network planning and design personnel, generally working in conjunction with the Company's Local Partner, Adelphia, or one of Adelphia's affiliates, design a large regional network targeted to provide access to the identified business, educational and government end user revenue base and to the IXC POPs and the LEC-COs in the geographic area covered by the proposed network. The actual network design is influenced by a number of market, cost and technical factors including:
(i) availability and ease of fiber deployment; (ii) location of IXC POPs;
(iii) the Company's market information; and (iv) cost of construction.

  The objective of the network design is to maximize revenue derived from service to IXC POPs, LEC-COs and important customers in consideration of network construction costs. In most cases, the Local Partner bears the costs of construction for the required fiber, retains ownership of the fiber and leases the fiber to the Operating Company. The fiber lease costs are determined by amortizing the Operating Company's portion of the Local Partner's cost of construction over the term of the Fiber Lease Agreement at an assumed interest rate. This structure generally allows the Operating Company to better match its capital costs to cash flows. See "--Operating Agreements--Fiber Lease Agreements."

 Network Construction

  The Company's networks are constructed to cost-effectively access areas of significant end user telecommunications traffic, as well as the POPs of most IXCs and the majority of the LEC-COs. The Company establishes with its Local Partner or Adelphia general requirements for network design including engineering specifications, fiber type and amount, construction timelines and quality control. The Company's engineering personnel provide project management, including contract negotiation and overall supervision of the construction, testing and certification of all facilities. The construction period for a new network varies depending upon the number of route miles to be installed, the initial number of buildings targeted for connection to the network, the general deployment of the network and other factors. Networks that the Company has installed to date have generally become operational within six to ten months after the beginning of construction.

 Network Operating Control Center

  In Coudersport, Pennsylvania, the Company has built the NOCC, which is equipped with state-of-the-art system monitoring and control technology. The NOCC is a single point interface for monitoring all of the Company's networks and provisioning all services and systems necessary to operate the networks. The NOCC supports all of the Company's networks including the management of 1,776 building connections, 16 switches or remote switching modules and 4,326 network route miles as of December 31, 1997. The NOCC is designed to accommodate the Company's anticipated growth.

  The NOCC is utilized for a variety of network management and control functions including monitoring, managing and diagnosing the Company's SONET networks, central office equipment, customer circuits and signals and the Company's switches and associated equipment. The NOCC is also the location where the Company provisions, coordinates, tests and accepts all orders for switched and dedicated circuit orders. In addition, the NOCC maintains the database for the Company's circuits and network availability. Network personnel at the NOCC also develop and distribute a variety of software utilized to manage and maintain the networks.

 Equipment Supply

  The Company and the Operating Companies purchase fiber optic transmission and other electronic equipment from Lucent, Fujitsu, Tellabs, and other suppliers at negotiated prices. The Company expects that fiber optic cable, equipment and supplies for the construction and development of its networks will continue to be readily available from Lucent, Fujitsu, Tellabs and other suppliers as required. The Company has negotiated multi-year contracts for equipment with Lucent, Fujitsu, and Tellabs. The Company and the Operating Companies have deployed fourteen Lucent 5ESS Switches ("5ESSs") and two Lucent remote switching modules, which deliver full switching functionality, in sixteen of their current markets. The Company and the Operating Companies plan to deploy 5ESSs or remote switching modules in all of its existing networks during 1998 and additional 5ESSs or remote switching modules in each of the Company's future networks.

 Connections to Customer Locations

  Office buildings are connected by network backbone extensions to one of a number of physical rings of fiber optic cable, which originate and terminate at the Operating Company's central office. Signals are sent simultaneously on both primary and alternate protection paths through a network backbone to the Operating Company's central office. Within each building, Operating Company-owned internal wiring connects the

Operating Company's fiber optic terminal equipment to the customer premises. Customer equipment is connected to Operating Company-provided electronic equipment generally located where customer transmissions are digitized, combined and converted to an optical signal. The traffic is then transmitted through the network backbone to the Operating Company's central office where it can be reconfigured for routing to its ultimate destination on the network.

  The Operating Company locates its fiber optic equipment in space provided by the building owner or, more typically, on a customer's premises. IXCs often enter into discussions with building owners to allow the Company to serve the IXCs' customers. This network configuration enables the Company to share electronic equipment among multiple customers, causes little interruption for customers during installation and maintenance and allows the Company to introduce new services rapidly and at low incremental cost.

  The following diagram is an illustration of an Operating Company fiber optic transport network in a typical market.


                             [CHART APPEARS HERE]

EMPLOYEES

  As of December 31, 1997, the Operating Companies and the Company, respectively, employed 321 and 169 full-time and part-time employees. In support of the Operating Companies' and the Company's operations, the Company also regularly uses the services of its Local Partners, employees and contract technicians for the installation and maintenance of its networks. None of the Operating Companies' or the Company's employees is represented by a collective bargaining agreement. The Company believes that the Operating Companies' and the Company's relations with their respective employees are good.

PROPERTIES

  The Company leases its principal executive offices in Coudersport, Pennsylvania and its offices in Pittsburgh, Pennsylvania. Additionally, the Company owns its NOCC facilities, and leases certain office space from Adelphia, in Coudersport, Pennsylvania.

  All of the fiber optic cable, fiber optic telecommunications equipment and other properties and equipment used in the networks, are owned or leased by the applicable Operating Company. See "--The Company's Markets." Fiber optic cable plant used in providing service is primarily on or under public roads, highways or streets, with the remainder being on or under private property. As of December 31, 1997, the Company's total telecommunications equipment in service consists of fiber optic and switching telecommunications equipment, fiber optic cable, furniture and fixtures, leasehold improvements and construction in progress. Such properties do not lend themselves to description by character and location of principal units.

  Substantially all of the fiber optic telecommunications equipment used in the Company's networks is housed in multiple leased facilities in various locations throughout the metropolitan areas served by the Company. The Company believes that its properties and those of its Operating Companies are adequate and suitable for their intended purpose.

LEGAL PROCEEDINGS

  The Company is not a party to any pending legal proceedings except for claims and lawsuits arising in the normal course of business. The Company does not believe that these claims or lawsuits will have a material effect on the Company's financial condition or results of operations.

                                  COMPETITION

  The Company operates in a highly competitive environment and has no significant market share in any market in which it operates. In each of the markets served by the Company's networks, the services offered by the Company compete principally with the services offered by the incumbent LEC serving that area. Incumbent LECs have long-standing relationships with their customers, have far greater technical and financial resources and provide services that an Operating Company may not currently be authorized by State PUCs to offer. See "Regulation--State Regulation." Following the enactment of the Telecommunications Act, there has been significant merger activity among the RBOCs which will result in competitors with even greater financial resources and geographic scope than currently faced by the Company. In addition, in many markets, the incumbent LEC currently is excused from paying license or franchise fees or pays fees materially lower than those required to be paid by the Operating Companies.

  While new business opportunities will be made available to the Company through the Telecommunications Act and other federal and state regulatory initiatives, regulators are likely to provide the incumbent LECs with an increased degree of flexibility with regard to pricing of their services as competition increases. If the incumbent LECs elect to lower their rates and can sustain lower rates over time, this may adversely affect the revenues of the Operating Companies and the Company by placing downward pressure on the rates the Operating Companies can charge. The Company believes this effect will be offset by the increased revenues available by offering new services, but if future regulatory decisions afford the incumbent LECs excessive pricing flexibility or other regulatory relief, such decisions could have a material adverse effect on the Company.

  Competition for the Company's and the Operating Companies' services is based on price, quality, network reliability, service features, salesmanship and responsiveness to customer needs. The Company believes that its management expertise, coupled with its highly reliable, state-of-the-art digital networks and back-office infrastructure, which offer significant transmission capacity at competitive prices, will allow it to compete effectively with the incumbent LECs, which may not yet have fully deployed fiber optic networks in many of the Company's target markets. The Company believes that the Operating Companies price their services at a modest discount compared to the prices of incumbent LECs while providing a higher level of customer service. The Company's networks provide diverse access routing and redundant electronics, design features not widely deployed by the incumbent LEC networks at the present time. However, as incumbent LECs continue to upgrade their networks, any competitive advantage held by the Company due to the superiority of its facilities may diminish.

  Other current or potential competitors of the Company's networks include other CLECs, IXCs, wireless telecommunications providers, microwave carriers, satellite carriers, private networks built by large end users and cable television operators or utilities in markets in which the Company has not partnered with one or the other. Substantially all of the Company's markets are served by one or more CLECs other than the Company. Furthermore, the three major IXCs have in the past announced ambitious plans to enter the local exchange market. If this occurs, there is no assurance that these IXCs will choose to obtain local services from the Operating Companies in the Company's markets. In addition, recent sweeping changes enacted by the Telecommunications Act facilitate entry by such competitors into local exchange and exchange access markets, including requirements that incumbent LECs make available interconnection and unbundled network elements to any requesting telecommunications carrier at cost-based rates, as well as requirements that LECs offer their services for resale. See "Regulation-- Telecommunications Act of 1996." Such requirements permit companies to enter the market for local telecommunications services with little or no investment in new facilities, thereby increasing the number of likely competitors in any given market, and enable the IXCs to provide local services by reselling the service of the incumbent LEC, or purchasing unbundled network elements, rather than using services provided by the Company.

                                  REGULATION

OVERVIEW

  Telecommunications services provided by the Company and its networks are subject to regulation by federal, state and local government agencies. At the federal level, the FCC has jurisdiction over interstate and international services. Jurisdictionally, interstate services, which constitute the majority of the Operating Companies' current services, are communications that originate in one state and terminate in another. Intrastate services are communications that originate and terminate in a single state. State PUCs exercise jurisdiction over intrastate services. Additionally, municipalities and other local government agencies may regulate limited aspects of the Company's business, such as use of rights-of-way. Many of the regulations issued by these regulatory bodies may be subject to judicial review, the result of which the Company is unable to predict. The networks are also subject to numerous local regulations such as building codes, franchise and right-of-way licensing requirements.

TELECOMMUNICATIONS ACT OF 1996

  On February 8, 1996, the Telecommunications Act of 1996 was signed into law. It is considered to be the most comprehensive reform of the nation's telecommunications laws since the original enactment of the Communications Act of 1934. The Telecommunications Act has and will continue to result in substantial changes in the marketplace for voice, data and video services. These changes include opening the local exchange market to competition and will result in a substantial increase in the addressable market for the Company's networks. Among its more significant provisions, the Telecommunications Act (i) removes legal barriers to entry in local telephone markets, (ii) requires incumbent LECs to "interconnect" with competitors,
(iii) establishes procedures for incumbent LEC entry into new markets, such as long distance and cable television, (iv) relaxes regulation of telecommunications services provided by incumbent LECs and all other telecommunications service providers, and (v) directs the FCC to establish an explicit subsidy mechanism for the preservation of universal service. As a component of the need for explicit subsidy mechanisms for universal service, the FCC was also directed by Congress to revise and make explicit subsidies inherent in the current access charge system.

 Removal of Entry Barriers

  Prior to enactment of the Telecommunications Act, many states limited the services that could be offered by a company competing with the incumbent LEC. See "--State Regulation." In these states, the incumbent LEC retained a monopoly over basic local exchange services pursuant to state statute or regulatory policy. In states with these legal barriers to entry, the Company had been limited to the provision of dedicated telecommunications services, which constitutes only a small portion of the local telephone market.

  The Telecommunications Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any entity from providing interstate or intrastate telecommunications services. States retain jurisdiction under the Telecommunications Act to adopt laws necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of telecommunications services and safeguard the rights of consumers.

  This provision of the Telecommunications Act should enable the Operating Companies to provide a full range of local telecommunications services in any state. Although the Operating Companies will be required to obtain certification from the State PUCs in almost all cases, the Telecommunications Act should limit substantially the ability of a State PUC to deny a request for certification filed by an Operating Company. While this provision of the Telecommunications Act expands significantly the markets available to the Operating Companies, it also reduces the barriers to entry by other potential competitors and therefore increases the level of competition the Operating Companies will likely face in all their markets. See "Competition." Delays in receiving regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a materially adverse effect upon the Operating Companies.

  Some State PUCs are currently considering actions to preserve universal service and promote the public interest. The actions may impose conditions on the certificate issued to an Operating Company which would require it to offer service on a geographically widespread basis through (i) the construction of facilities to serve all residents and business customers in such areas, (ii) the acquisition from other carriers of network facilities required to provide such service, or (iii) the resale of other carriers' services. The Company believes that State PUCs have limited authority to impose such requirements under the Telecommunications Act. The imposition of such conditions by State PUCs, however, could increase the cost to the Operating Companies of providing local exchange services, or could otherwise affect the Operating Companies' flexibility to offer services.

 Interconnection with LEC Facilities

  A company cannot compete effectively with the incumbent LEC in the market for switched local telephone services unless it is able to connect its facilities with the incumbent LEC and obtain access to certain essential services and resources under reasonable rates, terms and conditions. Incumbent LECs historically have been reluctant to provide these services voluntarily and generally have done so only when so ordered by State PUCs. The Telecommunications Act imposes a number of access and interconnection requirements on all local exchange providers, including CLECs, with additional requirements imposed on non-rural incumbent LECs. These requirements will provide access to certain networks under reasonable rates, terms and conditions. Specifically, LECs must provide the following:

  Telephone Number Portability. Telephone number portability enables a customer to keep the same telephone number when the customer switches local exchange carriers. New entrants are at a competitive disadvantage without telephone number portability because of inconvenience and costs to customers that must change numbers.

  Dialing Parity. All LECs must provide dialing parity, which means that a customer calling to or from a CLEC network cannot be required to dial more digits than is required for a comparable call originating and terminating on the LEC's network.

  Reciprocal Compensation. The duty to provide reciprocal compensation means that LECs must terminate calls that originate on competing networks in exchange for a given level of compensation and that they are entitled to termination of calls that originate on their network for which they must pay a given level of compensation.

  Resale. LECs generally may not prohibit or place unreasonable restrictions on the resale of their services. In addition, incumbent LECs must offer bundled local exchange services to resellers at a wholesale rate that is less than the retail rate charged to end users.

  Access to Rights-of-Way. All incumbent LECs, CLECs and other utilities must provide access to their poles, ducts, conduits and rights-of-way on a reasonable, nondiscriminatory basis.

  Unbundling of Network Elements. Incumbent LECs must offer access to various unbundled elements of their network. This requirement allows new entrants to purchase at cost-based rates elements of an incumbent LEC's network that may be necessary to provide service to customers not located in the areas served by new entrants' networks.

  Dependence on RBOCs and incumbent LECs. While the Telecommunications Act generally requires incumbent LECs, including RBOCs, to offer interconnection, unbundled network elements and resold services to CLECs, LEC-CLEC interconnection agreements may have short terms, requiring the CLEC to continually renegotiate the agreements. LECs may not provide timely provisioning or adequate service quality thereby impairing a CLEC's reputation with customers who can easily switch back to the LEC. In addition, the prices set in the agreements may be subject to significant rate increases if state regulatory commissions establish prices designed to pass on to the CLECs part of the cost of providing universal service.

  On July 2, 1996 the FCC released its First Report and Order and Further Notice of Proposed Rulemaking promulgating rules and regulations to implement Congress' statutory directive concerning number portability (the "Number Portability Order"). The FCC ordered all LECs to begin phased development of a long-term service provider portability method in the 100 largest Metropolitan Statistical Areas ("MSAs") no later than October 1, 1997, and to complete deployment in those MSAs by December 31, 1998. Number portability must be provided in those areas by all LECs to all requesting telecommunications carriers. After December 31, 1998, each LEC must make number portability available within six months after receiving a specific request by another telecommunications carrier in areas outside the 100 largest area MSAs in which the requesting carrier is operating or plans to operate. Until long-term service number portability is available, all LECs must provide currently available number portability measures as soon as reasonably possible after a specific request from another carrier. As new carriers are at a competitive disadvantage without telephone number portability, the Number Portability Order should enhance the Company's ability to offer service in competition with the incumbent LECs, if these regulations are effective in promoting number portability. The Number Portability Order sets interim criteria for number portability cost recovery. The FCC deferred selecting a long term number portability cost recovery scheme to a further rulemaking proceeding which is not expected to be decided until later this year. Further, the Number Portability Order is subject to Petitions for Reconsideration filed at the FCC. To the extent that the outcome of the Petitions results in new rules that decrease the LEC obligation to provide number portability or increase the CLEC obligation to pay for number portability, changes to the Number Portability Order could decrease the Company's ability to offer service in competition with the LECs.

  On August 8, 1996 the FCC released its First Report and Order, Second Report and Order and Memorandum Opinion and Order promulgating rules and regulations to implement Congress' statutory directive concerning the interconnection obligations of all telecommunications carriers, including obligations of CLECs and LECs, and incumbent LEC pricing of interconnection and unbundled elements (the "Local Competition Orders"). The Local Competition Orders adopted a national framework for interconnection but left to the individual states the task of implementing the FCC's rules. The Local Competition Orders also established rules implementing the Telecommunications Act requirements that LECs negotiate interconnection agreements, and provide guidelines for review of such agreements by State PUCs.

  On July 18, 1997, the U.S. Court of Appeals for the Eighth Circuit ("Eighth Circuit") vacated certain portions of the Local Competition Orders, including provisions establishing a methodology for pricing interconnection and unbundled network elements, a rule permitting new entrants to "pick and choose" among various provisions of existing interconnection agreements between LECs and their competitors, and other provisions relating to the purchase of access to unbundled network elements. The Operating Companies had negotiated and obtained State PUCs approval of a number of interconnection agreements with incumbent LECs prior to this Eighth Circuit decision. The Eighth Circuit decision has created uncertainty about individual state rules governing pricing, terms, and conditions of interconnection decisions, and could make negotiating and enforcing such agreements in the future more difficult and protracted. It could also require renegotiation of relevant portions of existing interconnection agreements, or subject them to additional court and regulatory proceedings. It remains to be seen whether the Operating Companies can continue to obtain and maintain interconnection agreements on terms acceptable to them in every state, though most states have already adopted pricing rules, if not interim prices, which are for the most part consistent with the FCC's related pricing provisions.

  On August 22, 1997, the Eighth Circuit issued an order vacating the FCC's rules implementing the Telecommunications Act's dialing parity requirement. On October 14, 1997, the Eighth Circuit issued an Order on Rehearing of the ruling that incumbent LECs need not provide combinations of network elements to CLECs, even when the incumbent LEC has already combined the same elements within its own network. This Order broadened the restrictions previously placed on combinations of network elements by the Eighth Circuit in its July 18, 1997 opinion striking down many of the pricing and unbundling rules issued by the FCC. In the July 18 opinion, the Eighth Circuit had held, among other things, that incumbent LECs had no obligation under the Telecommunications Act to combine network elements for CLECs, and that the incumbent LECs' only obligation with respect to unbundling was to provide CLECs with access to the individual network elements, leaving each

CLEC to combine those network elements itself. Accordingly, the Eighth Circuit vacated Section 51.315 (c)-(f) of the FCC's unbundling rules, which had required incumbent LECs to combine network elements at the request of CLECs except where such combinations were technically infeasible or would impair the quality of the network. On the Order on Rehearing, the Eighth Circuit clarified that incumbent LECs can now separate already combined network elements before handing them off to the CLEC to recombine.

  The Supreme Court has agreed to review the various Eighth Circuit decisions vacating major portions of the FCC's Local Competition Orders. In so doing, the Court also granted several cross-petitions for review by incumbent LECs challenging portions of the Eighth Circuit opinion that upheld certain FCC determinations with respect to unbundled network elements. A decision by the Supreme Court is not expected until early 1999.

  On February 9, 1998, the FCC released its Report and Order on Pole Attachment Rates for Telecommunications Providers ("Pole Attachment Order"). In light of the Telecommunication Act's requirement that the FCC prescribe regulations to govern the charges for pole attachments used by telecommunications carriers when parties fail to resolve a dispute over such charges, the Pole Attachment Order addresses a number of factors that must be considered in determining whether pole attachment rates are just, reasonable, and nondiscriminatory.

  Although the Number Portability Order, the Local Competition Orders, the Pole Attachment Order, and the underlying statutory requirements are intended to benefit new entrants in the local exchange market, such as the Operating Companies, it is uncertain how effective these requirements will be, especially while the FCC's implementation of many such requirements has been challenged. Ultimately the success of the Telecommunications Act to bring the benefits of increased competition to consumers will depend in large part upon State PUCs' implementation of the Telecommunications Act and the Local Competition Orders, numerous state and federal rulemakings that in theory should level the playing field between incumbent LECs and new entrants such as the Company, and vigorous enforcement of Telecommunications Act requirements at the state and federal levels. For example if CLECs are unable to obtain favorable agreements with the incumbent LEC regarding call termination and resale of incumbent LEC facilities and services through negotiation with the incumbent LEC or arbitration at State PUCs, there is a diminished likelihood that an Operating Company will be successful in its local exchange market. In addition, the ability of CLECs to resell incumbent LEC services obtained at wholesale rates may permit some CLECs to compete with the Operating Companies with little or no investment in facilities.

  Telecommunications Act requirements place burdens on an Operating Company when it provides switched local exchange services and may disproportionately benefit potential competitors. In particular, the obligation to offer services for resale means that a company can resell the Operating Company's services with little or no investment in facilities, although unlike incumbent LECs, the Operating Companies are not required to offer services for resale at discounted rates. Similarly, the obligation of LECs to provide access to rights-of-way is of limited benefit to most of the Operating Companies, which already have such access through their Local Partners, but may benefit other potential competitors to a greater degree.

  Finally, continuing challenges to state and federal rules and policies implementing the Telecommunications Act, and individual actions by State PUCs could cause the Company to incur substantial legal and administrative expenses.

 LEC Entry into New Markets

  The Company's principal competitor in each market it enters is the incumbent LEC. See "--Competition." Prior to enactment of the Telecommunications Act, incumbent LECs generally were prohibited from providing cable television service pursuant to the "telco/cable cross-ownership prohibition" contained in the Communications Act of 1934, although the prohibition had been stayed by several courts and was not being enforced by the FCC. In addition, the RBOCs generally were prohibited by the MFJ (as defined) from providing interLATA (i.e., long distance) services within the region in which they provide local exchange service.

  The Telecommunications Act repeals the telco/cable cross-ownership prohibition and permits incumbent LECs to provide cable television service. Prior to the Telecommunications Act repeal, some LECs were investing in fiber optic networks on a limited basis through the FCC's "video dialtone" regulatory regime. With the telco/cable cross ownership prohibition removed, LECs are more likely to invest in fiber optic networks because those facilities will be able to generate a revenue stream previously unavailable on a widespread basis to the incumbent LECs. While LEC entry into the video market may be a motivating factor for construction of new facilities, these facilities also can be used by an incumbent LEC to provide services that compete with the Company's networks.

  The Telecommunications Act also eliminates the prospective effect of the MFJ and establishes procedures under which an RBOC can enter the market for interLATA services within its telephone service area. This is referred to as "in-region" interLATA service. (RBOCs are currently permitted to provide interLATA long distance services to customers outside of their local service areas. This is referred to as "out-of-region" long distance service.) Before an RBOC can provide in-region interLATA service, it must enter into a state-approved interconnection agreement with a company that provides local exchange service to business and residential customers predominantly over its own facilities. Alternatively, if no such competitor requests interconnection reasonably expected to lead to facilities-based competition in the residential and business local exchange markets, the RBOC can request authority to provide in-region interLATA services if it offers interconnection under state-approved terms and conditions. The interconnection offered or provided by the RBOC must comply with a "competitive checklist" that incorporates the interconnection requirements discussed above. See "--Interconnection with LEC Facilities."

  The ability of the RBOCs to provide interLATA services will enable them to provide customers with a full range of local and long distance telecommunications services. The provision of interLATA services by RBOCs is expected to reduce the market share of the major long distance carriers, which are the Company's networks' primary customers. Consequently, the entry of the RBOCs into the long distance market may have adverse consequences on the ability of CLECs both to generate access revenues from the IXCs and to compete in offering a package of local and long distance services. To date FCC authority to provide in-region interLATA service has been sought by Ameritech in Michigan, Southwestern Bell in Oklahoma and BellSouth in South Carolina and Louisiana. The Department of Justice opposed each of these requests, and the FCC denied them. More RBOC requests to provide in-region interLATA service are expected to be filed with the FCC in the near future.

  However, further FCC rulings on Section 271 applications were complicated by a Texas Federal District Court ruling on December 31, 1997 that Section 271 of the 1996 Act is unconstitutional. On February 11, 1998, this court granted a request for stay of its decision pending the outcome of an appeal on the merits to the U.S. Court of Appeals for the Fifth Circuit.

 Relaxation of Regulation

  A long-term goal of the Telecommunications Act is to increase competition for telecommunications services, thereby reducing the need for regulation of these services. To this end, the Telecommunications Act requires the FCC to streamline its regulation of incumbent LECs and permits the FCC to forbear from regulating particular classes of telecommunications services or providers. Since the Company is a non-dominant carrier and, therefore, is not heavily regulated by the FCC, the potential for regulatory forbearance likely will be more beneficial to the incumbent LECs than the Company in the long run.

  In an exercise of its "forbearance authority," the FCC has ruled that following a transition period nondominant IXCs will no longer be able to file tariffs with the FCC concerning their interexchange long distance services (the "IXC Detariffing Order"). The IXC Detariffing Order has been stayed pending review in the U.S. Court of Appeals for the District of Columbia.

  Pursuant to the forebearance provisions of the Telecommunications Act, in March 1996, the Company filed a petition requesting that the FCC also forbear from imposing tariff filing requirements on exchange access services provided by carriers other than incumbent LECs. In June 1997, the FCC granted this request, concluding that allowing providers of exchange access service the option of tariffing or detariffing their services is in the public interest. In granting the Company's petition, the FCC requested further comment on whether to mandate the detariffing of exchange access services. This proceeding is pending, and there can be no assurance how the FCC will rule on this issue, or what effect any such ruling may have upon competition within the telecommunications industry generally, or on the competitive position of the Company specifically.

  The Telecommunications Act eliminates the requirement that incumbent LECs obtain FCC authorization before constructing new facilities for interstate services. The Telecommunications Act also limits the FCC's ability to review LEC tariff filings. These changes will increase the speed with which incumbent LECs are able to introduce new service offerings and new pricing of existing services, thereby increasing the incumbent LECs' ability to compete with the Company.

 Universal Service and Access Charge Reform

  One of the primary goals of the Communications Act of 1934 was to extend telephone service to all the citizens of the United States. This goal has been achieved largely by keeping the rates for basic local exchange service at a reasonable level. It was traditionally thought that incumbent LECs were able to keep basic residential rates reasonable by subsidizing them with revenues from business and IXC customers, and by subsidizing rural service at the expense of urban customers. The existence and level of these subsidies has been widely disputed in recent years because they are so difficult to quantify.

  On May 8, 1997, the FCC issued an order to implement the provisions of the Telecommunications Act relating to the preservation and advancement of universal telephone service (the "Universal Service Order"). The Universal Service Order affirmed the policy principles for universal telephone service set forth in the Telecommunications Act, including quality service, affordable rates, access to advanced services, access in rural and high-cost areas, equitable and non-discriminatory contributions, specific and predictable support mechanisms, and access to advanced telecommunications services for schools, health care providers and libraries. The Universal Service Order added "competitive neutrality" to the FCC's universal service principles by providing that universal service support mechanisms and rules should not unfairly advantage or disadvantage one provider over another, nor unfairly favor or disfavor one technology over another. The Universal Service Order also requires all telecommunications carriers providing interstate telecommunications services, including the Company, to contribute to universal service support. Also, the FCC's existing system for subsidizing universal service remains in effect and only Incumbent LECs are likely to be eligible to receive such subsidies until such time as the FCC determines the new subsidy mechanism, even though CLECs like Hyperion may be obligated to provide universal service.

  In a related proceeding, on May 16, 1997, the FCC issued an order to implement certain reforms to its access charge rules (the "Access Charge Reform Order"). Access charges are charges imposed by LECs on long distance providers for access to the local exchange network, and are designed to compensate the LEC for its investment in the local network. The FCC regulates interstate access and the states regulate intrastate access. The Access Charge Reform Order will require incumbent LECs to substantially decrease over time the prices they charge for switched and special access and change how access charges are calculated. These changes are intended to reduce access charges paid by IXCs to LECs and shift certain usage-based charges to flat-rated, monthly per-line charges. To the extent that these rules begin to reduce access charges to reflect the forward-looking cost of providing access, the Company's competitive advantage in providing customers with access services might decrease. In addition, the FCC has determined that it will give incumbent LECs pricing flexibility with respect to access charges. To the extent such pricing flexibility is granted before substantial facilities-based competition develops, such flexibility could be misused to the detriment of new entrants, including the Company. Until the FCC adopts and releases rules detailing the extent and timing of such pricing flexibility, the impact of these rules on the Company cannot be determined.

  Two aspects of the FCC's Access Charge Reform Order create potential competitive benefits for competitive access providers, including the Company. First, the abolition of the unitary rate structure option for local transport may have an adverse effect on some IXCs, making alternative access services provided by the Company and others more attractive. Second, the FCC ruled that incumbent LECs may no longer impose the transport interconnection charge on competitive providers, such as the Company, that interconnect with the incumbent LEC at the incumbent's end offices.

  Both the Universal Service and Access Charge Reform Orders are subject to petitions seeking reconsideration by the FCC and petitions for review before U.S. Courts of Appeals. Until the time when any such review proceeding or appeals are decided, there can be no assurance of how the Universal Service and/or Access Charge Reform Orders will be implemented or enforced, or what effect the Orders will have on competition within the telecommunications industry, generally, or on the competitive position of the Company, specifically.

FEDERAL REGULATION GENERALLY

  Through a series of regulatory proceedings, the FCC has established different levels of regulation for "dominant carriers" and "non-dominant carriers." Only incumbent LECs are classified as dominant; all other providers of domestic interstate services, including the Operating Companies, are classified as non-dominant carriers. As non-dominant carriers, the Operating Companies are subject to relatively limited regulation by the FCC. The Operating Companies must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory, subject to the complaint provisions of the Communications Act of 1934, as amended.

  Under the Telecommunications Act, the FCC has authority to forbear from regulation (such as toll regulation) provided that such forbearance is consistent with the public interest. In an exercise of its "forbearance authority," the FCC has ruled that following a transition period, nondominant interexchange carriers will no longer be able to file tariffs with the FCC concerning their interstate long distance services (the "IXC Detariffing Order"). The IXC Detariffing Order has been appealed to the U.S. Court of Appeals for the District of Columbia and the provision requiring IXCs to withdraw their tariffs was stayed by that court on February 13, 1997. That appeal is pending. On March 21, 1996, the Company filed a petition requesting that the FCC forbear from imposing tariff filing requirements on interstate exchange access services provided by carriers other than LECs. In June 1997, the FCC granted this request, concluding that allowing providers of exchange access service the option of tariffing or detariffing their services is in the public interest. In granting Hyperion's petition, the FCC requested further comment on whether to mandate the detariffing of exchange access services. This proceeding is pending, and there can be no assurance how the FCC will rule on this issue, or what effect any such ruling may have upon competition within the telecommunications industry generally, or on the competitive position of the Company specifically.

  The FCC has adopted rules requiring incumbent LECs to provide "collocation" to CAPs for the purpose of interconnecting their competing networks. These rules enable the Operating Companies to carry a portion of a customer's interstate traffic to an IXC even if the customer is not located on the Company's network. The Company has requested collocation in some, but not all, of its markets. The incumbent LECs have proposed collocation rates that are being investigated by the FCC and State PUCs to determine whether they are excessive. If the FCC or State PUCs order the incumbent LECs to reduce these rates, collocation will be a more attractive option for CLECs. Under the rules adopted by the Local Competition Orders, incumbent LECs will also be required to provide both virtual collocation and physical collocation at their switching offices.

  Under the Telecommunications Act, an Operating Company may become subject to additional federal regulatory obligations when it provides local exchange service in a market. As discussed earlier, all LECs, including CLECs, must make their services available for resale by other carriers, provide nondiscriminatory access to rights-of-way, offer reciprocal compensation for termination of traffic and provide dialing parity and telephone number portability. In addition, the Telecommunications Act requires all telecommunications carriers to contribute to the universal service mechanism established by the FCC and to ensure that their services are accessible to and usable by persons with disabilities. Moreover, the FCC is currently engaged in a number of rulemakings in which it is considering regulatory implications of various aspects of local exchange competition. Any or all of the proceedings may negatively affect CLECs, including the Company. Most recently, the FCC has determined to investigate whether or not to mandate operational support systems reporting standards for the LECs, whether to regulate billing and collection functions, and whether to assert jurisdiction over reciprocal compensation for local calls made to ISPs.

  Because the states are in the process of implementing rules consistent with the Telecommunications Act and rules adopted by the FCC pursuant to the Act, it is uncertain how burdensome or beneficial such rules will be for the Company and the Operating Companies. The obligation to provide services for resale by others potentially limits any competitive advantage held by the Company by virtue of its state-of-the-art facilities because other carriers, including the incumbent LEC and the IXCs, can simply resell the Operating Companies' services. Similarly, the obligation to provide access to rights-of-way benefits certain competitors more than the Company, which already has a significant amount of access through its networks owned with Local Partners. Most of the other obligations impose costs on the Operating Companies that also will be borne by competing carriers so the competitive implication of these requirements should not be significant if they are implemented fairly.

  As part of its decision requiring incumbent LECs to provide virtual collocation, the FCC also granted incumbent LECs flexibility to reduce their rates for interstate access services in markets where a CAP is collocated. This flexibility includes the ability to offer volume and term discounts and to de-average access rates in different "zones" in a state based on the level of traffic. In addition, the FCC has granted two incumbent LECs further flexibility in their most competitive markets and the FCC could grant similar waivers in markets served by the Operating Companies. With the passage of the Telecommunications Act and the anticipated increase in the level of competition faced by incumbent LECs, the FCC could grant incumbent LECs substantial pricing flexibility with regard to interstate access services. The May 21, 1997 Order reforming the FCC's price cap formula affords LECs greater flexibility in establishing rates and provides additional incentives to foster efficiency. It is also anticipated that the prices incumbent LECs charge for access services will be reduced as a result of the FCC's reform of the access charge regime and the adoption of universal service rules. To the extent these regulatory initiatives enable or require incumbent LECs to offer selectively reduced rates for access services, the rates the Operating Companies may charge for access services will be constrained. The Operating Companies' rates also will be constrained by the fact that competitors other than the incumbent LECs are subject to the same streamlined regulatory regime as the Operating Companies and can price their services to meet competition.

  To promote the development of the internet, the FCC has treated traffic to ISPs terminated in the local exchange as local calls, for which end user customers normally pay fixed monthly charges or low per-minute rates up to a cap. Incumbent LECs contend that traffic routed to the internet is interstate in nature and that the charge for such calls should be charged at a different rate. If the FCC changes its policy and requires a different payment arrangement for internet calls routed through local ISPs, CLECs may no longer receive the benefit of substantial call-termination revenue from LECs for CLEC ISP customers whose traffic is mostly inbound (such that CLEC payments to the LEC for terminating calls are minimal).

STATE REGULATION GENERALLY

  Most State PUCs require companies that wish to provide intrastate common carrier services to be certified to provide such services. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services in a manner consistent with the public interest.

  Operating Companies have been certificated or are otherwise authorized to provide telecommunications services in Arkansas, Florida, Kansas, Kentucky, Louisiana, Mississippi, New Jersey, New York, Pennsylvania, Tennessee, Vermont and Virginia. The certificates or other authorizations permit the Operating Companies to provide a full range of local telecommunications services, including basic local exchange service. As the

Company expands its operations into other states, it may become subject to the jurisdiction of their respective public utility commissions. In light of the Telecommunications Act, the Operating Companies will request removal of any restrictions that now exist on its certificates in the remaining states and anticipate that requests will be granted. See "--Telecommunications Act of 1996--Removal of Entry Barriers." In addition, the Telecommunications Act will enable the Company to enter new states providing a full range of local services upon certification. In certain states, each of the Company, its subsidiaries and the Operating Companies may be subject to additional state regulatory requirements, including tariff filing requirements, to begin offering the telecommunications services for which such entities have been certificated. Many states also may have additional regulatory requirements such as reporting and customer service and quality requirements, unbundling and universal service contributions. In addition, in virtually every state, the Company's certificate or other authorization is subject to the outcome of proceedings by the state commission that address regulation of LECs and CLECs, competition, geographic build-out, mandatory detariffing, and service requirements, and universal service issues.

  Certain of the states where the Operating Companies operate have adopted specific universal service funding obligations. For example, in Pennsylvania, pending the issuance of final rules, the Operating Company will be required to make a universal service contribution based on an "assessment rate" derived from dividing the Operating Company's gross intrastate operating revenues into the statewide intrastate revenues generated by all other carriers. The Operating Company's contribution to the Pennsylvania universal service fund will be phased in over four years with 25% of the assessment rate collected in the first year and equal increments added to the payment in the second, third and fourth years. Vermont imposes a universal service fund surcharge to finance state lifeline, relay and E-911 programs, and potentially affordable service in high cost areas, and also imposes a gross revenues tax, like many other states. In Kansas, the state regulatory commission has ordered telecommunications companies to pay approximately 9% of their intrastate retail revenues to the Kansas Universal Service Fund, beginning March 1, 1997. Proceedings to adopt universal service funding obligation rules are pending or contemplated in the other states in which the Operating Companies conduct business.

  In addition to obtaining certification, an Operating Company must negotiate terms of interconnection with the incumbent LEC before it can begin providing switched services. Under the Telecommunications Act, the FCC has adopted interconnection requirements, certain portions of which have been overturned by the Eighth Circuit. See "--Telecommunications Act of 1996--Interconnection with LEC Facilities." To date, many of the Operating Companies have negotiated interconnection agreements with one or more of the incumbent LECs. Specifically, state commissions have approved interconnection agreements in Arkansas (Southwestern Bell), Kentucky (BellSouth; GTE), Louisiana (BellSouth), Mississippi (BellSouth), New Jersey (Bell Atlantic), Tennessee (BellSouth), Vermont (NYNEX (now Bell Atlantic)), and Virginia (Bell Atlantic; Sprint-Centel). In addition, two interconnection agreements have been approved by operation of law in Pennsylvania (Bell Atlantic; GTE). Finally, Operating Companies in New York interconnect with NYNEX (BA), pursuant to NYNEX tariffs on file with the New York Public Service Commission, while they await approval of their interconnection agreements filed in December, 1997.

  The Operating Companies are not presently subject to price regulation or rate of return regulation in any state, although there can be no assurance this will not change when the Operating Companies begin providing switched services in some states. In most states, an Operating Company is required to file tariffs setting forth the terms, conditions and prices for intrastate services. In some states, an Operating Company's tariff lists a rate range or sets prices on an individual case basis.

  Several states have allowed incumbent LECs rate, special contract (selective discounting) and tariff flexibility, particularly for services deemed subject to competition. This pricing flexibility increases the ability of the incumbent LEC to compete with an Operating Company and constrains the rates an Operating Company may charge for its services. In light of the additional competition that is expected to result from the Telecommunications Act, states may grant incumbent LECs additional pricing flexibility. At the same time, some incumbent LECs may request increases in local exchange rates to offset revenue losses due to competition. In Vermont, Bell Atlantic has reached an agreement with the Department of Public Service that would reduce access rates, which would place downward pressure on the Company's special access business. The agreement also provides one free business-line service to each public library and high school and one free relatively high-speed data line to high schools in Bell Atlantic's territory which could adversely affect the Company's ability to provide services to libraries and schools. The Company intends to challenge the agreement which must be approved in separate proceedings before the Public Service Board.

  An investor who acquires as little as ten percent of the Company's outstanding voting securities may have to obtain approval of certain state public utility commissions before acquiring such an interest, because, among other reasons, such ownership might be deemed to constitute an indirect controlling interest in the state Operating Company.

  Several northeastern states have required NYNEX to comply with the Telecommunications Act's requirements for in-region interLATA service as a condition to approval of its merger with Bell Atlantic. Such requirements may serve to expedite NYNEX-Bell Atlantic's entry into this market and may also reduce the incentive these RBOCs now have to negotiate and renegotiate interconnection agreements with the Operating Companies since the existence of such agreements is a prerequisite to such entry.

LOCAL GOVERNMENT AUTHORIZATIONS

  An Operating Company may be required to obtain from municipal authorities street opening and construction permits, or operating franchises, to install and expand its fiber optic networks in certain cities. In some cities, the Local Partners or subcontractors may already possess the requisite authorizations to construct or expand the Company's networks. An Operating Company or its Local Partners also may be required to obtain a license to attach facilities to utility poles in order to build and expand facilities. Because utilities that are owned by a cooperative or municipality are not subject to federal pole attachment regulation, there are no assurances that an Operating Company or its Local Partners will be able to obtain pole attachments from these utilities at reasonable rates, terms and conditions.

  In some of the areas where the Operating Companies provide service, their Local Partners pay license or franchise fees based on a percent of fiber lease payment revenues. In addition, in areas where the Company does not use facilities constructed by a Local Partner, the Operating Company may be required to pay such fees. There are no assurances that certain municipalities that do not currently impose fees will not seek to impose fees in the future, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, other companies providing local telecommunications services, particularly the incumbent LECs, currently are excused from paying license or franchise fees or pay fees that are materially lower than those required to be paid by the Operating Company or Local Partner. The Telecommunications Act requires municipalities to charge nondiscriminatory fees to all telecommunications providers, but it is uncertain how quickly this requirement will be implemented by particular municipalities in which the Company operates or plans to operate or whether it will be implemented without a legal challenge initiated by the Company or another CLEC.

  If any of the existing Local Partner Agreements or Fiber Lease Agreements held by a Local Partner or an Operating Company for a particular market were terminated prior to its expiration date and the Local Partner or Operating Company were forced to remove its fiber optic cables from the streets or abandon its network in place, even with compensation, such termination could have a material adverse effect on the Company.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

  The directors and officers of the Company are:

 NAME                          AGE POSITION
 ----                          --- --------
 Executive Officers
 John J. Rigas...............   73 Chairman and Director
 James P. Rigas..............   40 Vice Chairman, Chief Executive Officer and
                                    Director
 Michael J. Rigas............   44 Vice Chairman and Director
 Timothy J. Rigas............   41 Vice Chairman, Chief Financial Officer,
                                    Treasurer and Director
 Daniel R. Milliard..........   50 President, Chief Operating Officer,
                                    Secretary and Director
 Charles R. Drenning.........   52 Senior Vice President, Engineering
                                    Operations and Director
 Paul D. Fajerski............   49 Senior Vice President, Carrier Sales and
                                    Director
 Randolph S. Fowler..........   46 Senior Vice President, Business Development,
                                    Business Operations and Regulatory Affairs
                                    and Director
 Other Officers
 Edward E. Babcock, Jr. .....   35 Vice President, Finance
 Thomas W. Cady..............   43 Vice President of Sales and Marketing
 John D. Lasater.............   45 Vice President of National Accounts
 Non-Officer Directors
 Pete J. Metros..............   57 Director
 James L. Gray...............   62 Director

EXECUTIVE OFFICERS

  John J. Rigas is the Chairman of the Board of the Company. He also is the founder, Chairman, Chief Executive Officer and President of Adelphia. Mr. Rigas has owned and operated cable television systems since 1952. Among his business and community service activities, Mr. Rigas is Chairman of the Board of Directors of Citizens Bank Corp., Inc., Coudersport, Pennsylvania and a member of the Board of Directors of the Charles Cole Memorial Hospital. He is a director of the National Cable Television Association and a member of its Pioneer Association and a past President of the Pennsylvania Cable Television Association. He is also a member of the Board of Directors of C-SPAN and the Cable Advertising Bureau, and is a Trustee of St. Bonaventure University. He graduated from Rensselaer Polytechnic Institute with a B.S. in Management Engineering in 1950.

  John J. Rigas is the father of Michael J. Rigas, Timothy J. Rigas and James
P. Rigas, each of whom currently serves as a director and executive officer of the Company.

  James P. Rigas is Vice Chairman, Chief Executive Officer and a Director of the Company, Executive Vice President, Strategic Planning and a Director of Adelphia and a Vice President and Director of Adelphia's other subsidiaries. He has been with Adelphia since 1986. Mr. Rigas graduated from Harvard University (magna cum laude) in 1980 and received a Juris Doctor degree and an M.A. degree in Economics from Stanford University in 1984. From June 1984 to February 1986, he was a consultant with Bain & Co., a management consulting firm.

  Michael J. Rigas is Vice Chairman and a Director of the Company, Executive Vice President, Operations and a Director of Adelphia and a Vice President and Director of Adelphia's other subsidiaries. He has been with Adelphia since 1981. From 1979 to 1981, he worked for Webster, Chamberlain & Bean, a Washington, D.C. law firm. Mr. Rigas graduated from Harvard University (magna cum laude) in 1976 and received his Juris Doctor degree from Harvard Law School in 1979.

  Timothy J. Rigas is Vice Chairman, Chief Financial Officer, Treasurer and a Director of the Company, Executive Vice President, Chief Accounting Officer, Treasurer and a Director of Adelphia, and a Vice President and Director of Adelphia's other subsidiaries. He has been with Adelphia since 1979. Mr. Rigas graduated from the University of Pennsylvania, Wharton School, with a B.S. degree in Economics (cum laude) in 1978.

  Daniel R. Milliard is President, Chief Operating Officer, Secretary and a Director of the Company, and Senior Vice President and Secretary and a Director of Adelphia and its other subsidiaries. Mr. Milliard currently spends substantially all of his time on concerns of the Company. He has been with Adelphia since 1982. He served as outside general counsel to Adelphia's predecessors from 1979 to 1982. Mr. Milliard graduated from American University in 1970 with a B.S. degree in Business Administration. He received an M.A. degree in Business from Central Missouri State University in 1971 and received his Juris Doctor degree from the University of Tulsa School of Law in 1976. He is a member of the Board of Directors of Citizens Bank Corp., Inc. in Coudersport, Pennsylvania and is a member of the Board of Directors of the Charles Cole Memorial Hospital.

  Charles R. Drenning has served as Senior Vice President, Engineering Operations effective October 1996, and has been a Director of the Company since October 1991. Prior to joining Hyperion as Vice President, Engineering Operations in October 1991, Mr. Drenning was a District Sales manager for Penn Access Corporation, a competitive access provider in Pittsburgh, Pennsylvania. In addition, he has over 22 years experience with AT&T and the Bell System, where he served in a number of executive level positions in sales and marketing, accounting, data processing, research and development, and strategic planning. Mr. Drenning began his career with AT&T as a member of the technical staff of Bell Laboratories in Columbus, Ohio. His seven years of research work at the laboratories included both hardware and software development for central office switching equipment. Mr. Drenning holds a B.S. in Electrical Engineering and an M.S. in Computer Information Science from Ohio State University.

  Paul D. Fajerski has served as Senior Vice President, Carrier Sales effective September 1997, and has been a Director of the Company since October 1991. Prior to joining Hyperion as Vice President, Marketing and Sales in October 1991, Mr. Fajerski was a District Sales Manager for Penn Access Corporation, a competitive access provider in Pittsburgh, Pennsylvania. In addition, he has over 13 years experience with AT&T and the Bell System where he served in a number of executive level positions in sales and marketing. Mr. Fajerski holds a B.S. in Business Administration from the College of Steubenville.

  Randolph S. Fowler has served as Senior Vice President, Business Development and Regulatory Affairs effective October 1996, and has been a Director of the Company since October 1991. Prior to joining Hyperion as Vice President, Business Development, Business Operations and Regulatory Affairs in October 1991, Mr. Fowler was Vice President of Marketing for Penn Access Corporation, a competitive access provider in Pittsburgh, Pennsylvania. He previously served for four years as Director of Technology Transfer and Commercial Use of Space in two NASA-sponsored technology transfer programs. In addition, he has over 17 years experience with AT&T and the Bell System, where he served in a number of executive level positions in sales and marketing, operations, human resources, business controls, and strategy development. Mr. Fowler holds a B.S. in Business Administration from the University of Pittsburgh. He has developed and taught courses in Marketing, Network Management, and Regulation for the University of Pittsburgh's Graduate Program in Telecommunications.

OTHER OFFICERS

  Edward E. Babcock, Jr., CPA, is Vice President, Finance of Hyperion. Mr. Babcock joined Adelphia in May 1995 and previously held the position of Director of Financial Administration and Chief Accounting Officer of Adelphia. Prior to joining Adelphia, Mr. Babcock was the Vice President of Finance and Administration of Pure Industries. Before joining Pure Industries, Mr. Babcock spent eight years with the Pittsburgh office of Deloitte & Touche LLP. Mr. Babcock received his B.S. degree in Accounting from The Pennsylvania State University in 1984.

  Thomas W. Cady, Vice President of Sales and Marketing, joined Hyperion in March 1998. His responsibilities include the development of marketing and sales programs for all of Hyperion's end user products and services. Prior to joining Hyperion, Mr. Cady spent seven years with Xerox, five years with IBM/ROLM and two years with Sprint/Telenet in a variety of sales, marketing and management positions. Most recently, Mr. Cady held the position of Senior Vice President of Marketing and Business Development for Cadmus Communications. Mr. Cady graduated from Virginia Tech with a B.S. in Business Administration in 1977, and received an MBA from the University of Richmond in 1984.

  John D. Lasater, Vice President of National Accounts, joined Hyperion in January 1998 and is responsible for national account marketing and sales. Mr. Lasater joined MCI in 1991 as Manager of Major Accounts for Nashville, Tennessee. In 1993 he was appointed Executive Manager, National Accounts for MCI, managing the national account sales and marketing organization for Tennessee and Kentucky. Prior to joining MCI, Mr. Lasater held sales and marketing positions with South Central Bell and AT&T Information Systems. Mr. Lasater is a 1975 summa cum laude graduate of Belmont University.

NON-OFFICER DIRECTORS

  Pete J. Metros became a director of Hyperion on April 1, 1997. Mr. Metros has been President and a member of the Board of Directors of Rapistan Demag Corporation, a subsidiary of Mannesmann AG, since December 1991. From August 1987 to December 1991, he was President of Rapistan Corp., the predecessor of Rapistan Demag Corporation, and of Truck Products Corp., both of which were major subsidiaries of Lear Siegler Holdings Corp. From 1980 to August 1987, Mr. Metros was President of the Steam Turbine, Motor & Generator Division of Dresser-Rand Company. From 1964 to 1980, he held various positions at the General Electric Company, the last of which was Manager--Manufacturing for the Large Gas Turbine Division. Mr. Metros is also on the Board of Directors of Borroughs Corporation of Kalamazoo, Michigan. Since 1986, Mr. Metros has been director of Adelphia Communications Corporation. Mr. Metros received a B.S. degree from the Georgia Institute of Technology in 1962.

  James L. Gray became a director of Hyperion on April 1, 1997. Mr. Gray has been chairman & CEO of PRIMESTAR Partners since January 1995. Mr. Gray has more than 20 years of experience in the telecommunications, cable and satellite industries. He joined Warner Cable in 1974, and advanced through several division operating posts prior to being named president of Warner Cable in 1986. In 1992, after the merger of Time Inc. and Warner Communications, Mr. Gray was appointed vice chairman of Time Warner Cable where he served until his retirement in 1993. Mr. Gray has served on the board of several telecommunications companies and associations, including the National Cable Television Association, where he served as a director from 1987 to 1991. He also served as chairman of the executive committee and director of C-SPAN and as a director of E! Entertainment Television, Cable in the Classroom and the Walter Kaitz Foundation. Since 1992, Mr. Gray has served on PRIMESTAR's board of directors. Mr. Gray received a bachelor's degree from Kent State University in Kent, Ohio and a master's degree in business administration (MBA) from the State University of New York at Buffalo.

EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding compensation paid by the Company for services rendered during the Company's last three fiscal years ending March 31, 1997 to the Company's President and the other most highly compensated executive officers whose total annual salary and bonus exceeds $100,000.

                                                 ANNUAL
                                              COMPENSATION
                                            ----------------
                                                              LONG-TERM
                                                             COMPENSATION
                                                              RESTRICTED
NAME AND PRINCIPAL POSITION(a)  FISCAL YEAR  SALARY   BONUS  STOCK AWARDS  ALL OTHER COMPENSATION
------------------------------  ----------- -------- ------- ------------  ----------------------
Daniel R. Milliard(b)...           1997     $238,863 $75,000   $156,000(c)         $5,340(d)
 President, Chief                  1996      207,474      --         --             5,350(d)
 Operating Officer
 and Secretary                     1995      187,412      --         --             5,250(d)
Charles R. Drenning.....           1997     $167,712 $12,500        $--           $46,475(e)
 Senior Vice President             1996      139,982  25,000         --                --
                                   1995      128,254  17,345         --                --
Paul D. Fajerski........           1997     $167,712 $12,500        $--           $46,475(e)
 Senior Vice President             1996      139,982  25,000         --                --
                                   1995      128,254  17,345         --                --
Randolph S. Fowler......           1997     $167,712 $12,500        $--           $46,475(e)
 Senior Vice President             1996      139,982  25,000         --                --
                                   1995      128,254  17,345         --                --

--------
(a) James P. Rigas, Michael J. Rigas and Timothy J. Rigas are not employed by the Company, and the Company does not reimburse Adelphia for any services they provide to the Company.
(b) During the periods presented, Daniel R. Milliard was not employed by the Company, but was compensated by Adelphia for his services to the Company pursuant to an employment agreement with Adelphia. During such periods, the Company reimbursed Adelphia for Mr. Milliard's base salary, insurance premium payments and other benefits paid by Adelphia. During March 1997, the Company entered into an employment agreement with Mr. Milliard. See "--Employment Contracts."
(c) Mr. Milliard was granted a restricted stock bonus award under the 1996 Plan for 416,000 shares of Class A Common Stock pursuant to his employment agreement on March 4, 1997. On the date of grant, the 416,000 shares were fully vested and will participate in dividends and distributions, and as of March 4, 1997, had a value of approximately $156,000.
(d) Fiscal 1997, 1996 and 1995 amounts include (i) life insurance premiums paid during each respective fiscal year pursuant to the employment agreement of Daniel R. Milliard with Adelphia, in the premium payment amounts of $4,590 during Fiscal 1997, $4,600 during Fiscal 1996, and $4,500, during Fiscal 1995, on policies owned by Mr. Milliard and (ii) $750 in matching contributions for Mr. Milliard under Adelphia's 401(k) savings plan for each of Fiscal 1997, 1996 and 1995.
(e) Amount represents accrued interest in connection with the Loan Agreements. See "Certain Relationships and Transactions."

BOARD COMMITTEES

  The Special Nominating Committee of the Board of Directors was established in October 1996 and currently consists of the following members: John J. Rigas, Michael J. Rigas and Daniel R. Milliard (with Timothy J. Rigas and James P. Rigas as alternates). The Special Nominating Committee is empowered to expand the number of seats on the Board of Directors up to 14 at any time prior to the next annual meeting of the stockholders of the Company, and to fill the vacancies created thereby.

  Upon the consummation of the Offerings, the Board of Directors expects to appoint a Compensation Committee that will establish salaries, incentives and other forms of compensation for officers and employees of the Company and administer the Company's 1996 Plan.

  The Audit Committee, which will also be established following the Offerings as provided above, will review, act on and report to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees paid to auditors, the performance of the Company's auditors and the accounting practices of the Company.

DIRECTOR COMPENSATION

  Directors who are not also employees of the Company each receive compensation from the Company for services as a director at a rate of $750 plus reimbursement of expenses for each Board and committee meeting attended. Directors who are employees of the Company do not receive any compensation for services as a director or as a member of Board committees.

LONG-TERM INCENTIVE COMPENSATION PLAN

  The Company's 1996 Long-Term Incentive Compensation Plan (the "1996 Plan") provides for the grant of options which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options which do not so qualify, share awards (with or without restrictions on vesting), stock appreciation rights and stock equivalent or phantom units. The number of shares of Class A Common Stock available for the issuance of such options, awards, rights and phantom stock units under the 1996 Plan was initially 7,000,000. Such number is to increase each year by a number of shares equal to one percent (1%) of outstanding shares of all classes of Common Stock, up to a maximum of 10,000,000 shares. Options, awards and units may be granted under the 1996 Plan to directors, officers, employees and consultants. The purposes of the 1996 Plan are to encourage ownership of the Class A Common Stock by directors, executive officers, employees and consultants; to induce them to remain employed or involved with the Company; and to provide additional incentive for such persons to promote the success of the Company. Any option shares subject to the Plan in excess of 4,000,000 shares will require the consent of the Management Stockholders (as defined below) under the Plan. No stock options, stock awards, stock appreciation rights or phantom stock units have been granted under the Plan, except for 488,000 shares of Class A Common Stock issued to Mr. Milliard pursuant to his employment agreement discussed below, of which 416,000 shares were issued on March 4, 1997 and 72,000 shares were issued on April 1, 1997 as stock bonuses pursuant to such agreement.

EMPLOYMENT CONTRACTS

  The Company and Mr. Milliard have entered into an employment agreement which provides for his employment as President and Chief Operating Officer of the Company. The agreement includes the following provisions: (i) a base salary of at least $230,000, to be increased from time to time to be comparable to salaries paid by comparable companies for comparable positions, (ii) an annual cash bonus, subject to achievement of certain benchmarks, of up to 50% of base salary, (iii) a stock bonus of 416,000 shares of Class A Common Stock, stock options to purchase 100,000 shares of Class A Common Stock at fair market value of the Class A Common Stock on the date of issuance of such options, such options to be granted on the first day of each of the next four fiscal years, commencing April 1, 1997 and the ability to receive, upon attainment of certain benchmarks, stock options to purchase 100,000 shares of Class A Common Stock with an exercise price equal to the fair market value of the Class A Common Stock on the date of issuance of such options, such options to be granted during fiscal 1997 and each of the next four fiscal years; provided, that until an initial public offering of the Class A Common Stock is completed, the Company shall grant stock bonuses in lieu of any stock options required to be granted under the employment agreement, such stock bonuses to be in an amount equal to 72% of the shares of Class A Common Stock that would have been covered by said options, (iv) a cash bonus of $75,000, a portion of which will be used to repay outstanding loans to Adelphia, and (v) certain employee benefits. It is expected that all such stock options will be granted under the 1996 Plan. The initial term of the proposed employment agreement expires on March 31, 2001, unless terminated earlier for cause (as defined therein) or due to death or disability. The agreement also provides that upon a change-in-control (as defined therein) of the Company, the obligations under the agreement, if not assumed, would be cancelled in exchange for a payment by the Company equal to the remaining base salary and options required to be granted under the initial term of the agreement. The employment agreement also contains provisions with respect to confidentiality, non-competition and non-solicitation of customers, suppliers and employees. Mr. Milliard will continue to serve as a director, senior vice president and secretary of Adelphia, although he will receive no additional compensation for serving in such capacities.

  Each of Messrs. Drenning, Fajerski and Fowler (the "Management Stockholders") have employment agreements with the Company which expire on October 20, 1998. The employment agreements provide for base salary, bonuses and benefits, and contain noncompetition and nondisclosure provisions. The employment agreements also provide for base pay and bonuses to be paid to each Management Stockholder that are comparable to industry average base pay and bonuses paid by comparable companies for comparable positions.

MANAGEMENT SERVICES AGREEMENT

  The Company plans to enter into a Management Services Agreement with Adelphia. This agreement will establish the responsibilities, allocation and the accounting and related payments in connection with shared corporate overhead services in areas such as cash management of Company accounts, insurance and risk management, financial accounting, financing, taxation, human resources, legal, internal audit, executive time and space, personnel, payroll and management information services, and shared use of office, aircraft, network facilities and support equipment. In addition, Messrs. Timothy Rigas and James Rigas will devote such time as is reasonably necessary to the business and operations of Hyperion and Hyperion will reimburse Adelphia for these services in accordance with the provisions of the Management Services Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Board of Directors currently does not, and during Fiscal 1997 did not, have a Compensation Committee. Consequently, all Directors have participated in deliberations concerning executive officer compensation, including decisions relative to their own compensation. See "Certain Relationships and Transactions."

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  The Company was founded in October 1991. From the Company's inception through April 14, 1996, Adelphia, which owns 88% of the Company's outstanding Common Stock, provided all the equity capital to the Company and also made loans and advances totaling approximately $50.9 million. The Company repaid $25.0 million of such indebtedness to Adelphia from the proceeds of the offering of the Senior Notes and Class B Warrants (the "Class B Warrants") issued pursuant to the Warrant Agreement, between the Company and Bank of Montreal Trust Company, as warrant agent, on April 15, 1996 (the "Class B Warrant Agreement"), on which date the remaining $25.9 million, including accrued interest and fees of approximately $1.2 million for the period January 1, 1996 through April 15, 1996, was evidenced by the Adelphia Note, which accrues interest at an annual rate of 16.5% and is subordinated to the Senior Notes and Senior Secured Notes. Interest on the Adelphia Note is payable quarterly in cash, through the issuance of identical subordinated notes or in any combination thereof, at the option of the Company. Interest (excluding fees relating to amounts borrowed) accrued on the indebtedness to Adelphia at an annual rate of 11.3% prior to April 15, 1996. Proceeds from the Senior Notes and Class B Warrants were also used to repay amounts related to capital expenditures, working capital requirements, operating losses and pro-rata investments in joint ventures totaling $12.8 million incurred during the period from January 1, 1996 to April 15, 1996. These amounts had been funded during the same time period through advances from Adelphia. Interest on the Adelphia Note which was converted to additional subordinated notes from the inception of the Adelphia Note on April 15, 1996 through December 31, 1997 has totaled $8.6 million. There were also approximately $5.3 million of trade payables owed by the Company to Adelphia as of December 31, 1997 for goods and services previously provided. The Adelphia Note and the trade payables are being contributed to the Company at the closing of the Offerings in exchange for shares of Class A Common Stock of the Company as part of the Adelphia Note
Contribution and Adelphia is also purchasing   shares of Class A Common Stock
on or about the closing date of the Offerings. See "Prospectus Summary--The Offerings."

  Messrs. Milliard, Drenning, Fajerski and Fowler, all of whom are senior executives of the Company, cumulatively hold approximately 10.9% of the Company's Common Stock, on a fully diluted basis, prior to the Offerings. Messrs. Drenning, Fajerski and Fowler are parties to a stockholder agreement, as amended ("Stockholder Agreement") with Adelphia and together hold approximately 9.8% of the Company's Common Stock, on a fully diluted basis, prior to the Offerings. The Stockholder Agreement provides, among other things, (i) that upon the earlier of (a) the termination of employment of any Management Stockholder or (b) after October 7, 1998, such Management Stockholder may put his shares to Adelphia for fair market value, unless such put rights are terminated as a result of the registration of the Company's Common Stock under the Securities Act and (ii) for certain buy/sell and termination rights and duties among Adelphia and the Management Stockholders. The Stockholder Agreement terminates automatically upon the date when the Company's Common Stock is registered under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and each of the Management Stockholders have the opportunity to sell at least $1.0 million worth of their shares pursuant to the registration rights agreement discussed below. Adelphia has also agreed to vote its shares in the Company to elect each Management Stockholder to the Board of Directors of the Company as long as such person is both an employee and a stockholder of the Company.

  The Company has also entered into Term Loan and Stock Pledge Agreements ("Loan Agreements") with each of the Management Stockholders. Pursuant to the Loan Agreements, each Management Stockholder has borrowed $1.0 million from the Company. Each of these loans accrues interest at the average rate at which the Company can invest cash on a short-term basis, is secured by a pledge of the borrower's Common Stock in the Company, and matures upon the earlier of
(i) October 8, 1998 or (ii) the date when the Company's Common Stock is registered under the Securities Act and the Management Stockholders have the right to sell at least $1.0 million worth of their shares pursuant to the registration rights agreement discussed below. Each Loan Agreement also provides that any interest accruing on a loan from the date six months after the date of such loan shall be offset by a bonus payment which shall be paid when principal and interest thereon are due and which shall include additional amounts to pay income taxes applicable to such bonus payment.

  The Company and the Management Stockholders have entered into a registration rights agreement, as amended, whereby the Company has agreed to provide the Management Stockholders with one collective demand registration right relating to the Common Stock owned by them or certain permitted transferees. Such demand registration right may be exercised beginning six months after the completion of the Company's initial public offering and terminated upon the earlier of (i) the sale or disposition of all of such Common Stock, (ii) twelve months after the effectiveness of the demand registration statement or
(iii) the date on which all such shares of Common Stock become freely tradeable pursuant to Rule 144.

  The Company and Adelphia have entered into a registration rights agreement which covers all Common Stock held by Adelphia whereby the Company has agreed to provide Adelphia and certain permitted transferees with two demand registration rights per year under certain conditions, including that any such demand be with respect to shares with a minimum of $10 million in market value, and with certain piggyback registration rights in future public offerings of the Common Stock. Adelphia's demand registration rights terminate at such time as Adelphia ceases to hold at least $10 million in market value of Common Stock.

  Pursuant to agreements among the Company, Adelphia and the Management Stockholders, simultaneous with the consummation of the Offerings, (i) the Shareholder Agreement and Loan Agreements will terminate, (ii) the Management Stockholders will each repay the $1 million borrowed from the Company pursuant to the Loan Agreements plus accrued interest thereon and (iii) the Company will pay to the Management Stockholders bonus payments in the amount of interest accruing on the Loans from the date six months after the date of the Loan Agreements and any additional amounts necessary to pay income taxes applicable to such bonus payments.

  During Fiscal 1995, 1996 and 1997 and the nine months ended December 31, 1997, the Company incurred charges from Adelphia of $0.5, $0.4, $1.2 and $1.3 million, respectively, for the provision to the Company of shared corporate overhead services in areas such as personnel, payroll, management information services, shared use of office, aircraft and network facilities and support equipment. The Company expects that charges for the provision of similar services by Adelphia to the Company, or by the Company to Adelphia, will continue to be incurred or charged by the Company in the future. The transactions related to the provision of these services have been based on an allocation of Adelphia's incremental costs incurred for these services, and do not necessarily represent the actual costs that would be incurred if the Company were to secure such services on its own or the costs which would be charged on a pro-rata allocation of such costs under the Management Services Agreement. See "Management--Management Services Agreement". During Fiscal 1995, 1996 and 1997 and the nine months ended December 31, 1997, the Company paid Adelphia or certain of Adelphia's affiliates, fiber lease payments of $0.3, $1.0, $0.7 and $0.1 million, respectively which management of the Company believes represents the fair market value of such services.

  During the year ended March 31, 1997, the Vermont Operating Company purchased from Adelphia approximately 341 miles of SONET ring fiber backbone presently used by the Vermont Operating Company for $6.5 million, Adelphia's historical cost for such assets.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock by (i) each person known by the Company to be a beneficial owner of more than 5% of either the Class A Common Stock or Class B Common Stock, (ii) the directors and executive officers and
(iii) all directors and executive officers as a group and, with respect to beneficial ownership after the Offerings, reflects the Adelphia New Shares.

                            CLASS A
                          COMMON STOCK   CLASS A          CLASS B           TOTAL          TOTAL
                          OWNED PRIOR  COMMON STOCK    COMMON STOCK      COMMON STOCK  COMMON STOCK
                               TO      OWNED AFTER    OWNED PRIOR TO    OWNED PRIOR TO  OWNED AFTER
                           OFFERINGS    OFFERINGS   AND AFTER OFFERINGS OFFERINGS (%)  OFFERINGS (%)
                          ------------ ------------ ------------------- -------------- -------------
Adelphia Communications
 Corporation (a)........      (b)          (b)(c)       35,600,080           87.93
Daniel R. Milliard......    488,000      488,000                --            1.21
Charles R. Drenning (d).      (b)          (b)           1,466,640            3.62
Paul D. Fajerski (d)....      (b)          (b)           1,466,640            3.62
Randolph S. Fowler (d)..      (b)          (b)           1,466,640            3.62
All executive officers
 and directors
 as a group (eight
 persons)(a)............      (b)          (b)          40,000,000(e)       100.00

--------
(a) The business address of Adelphia Communications Corporation is the same as that of the Company. In their capacity as executive officers of Adelphia, the following persons share or may be deemed to share voting and dispositive power over the shares of Common Stock owned by Adelphia, subject to the discretion of the Board of Directors of Adelphia: John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Daniel R. Milliard.
(b) Each share of Class B Common Stock is convertible at any time at the option of the holder into an equal number of shares of Class A Common Stock. Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders. Upon completion of the Offerings and the issuance of the Adelphia New Shares, Adelphia will
    possess approximately     % of the combined power of both classes of
    Common Stock. See "Description of Capital Stock."
(c) The information presented assumes no exercise of the over-allotment options by the Underwriters. The information presented does reflect the Adelphia New Shares owned by Adelphia after the Offerings. In the event that the over-allotment options are exercised in full by the Underwriters
    Adelphia would own           shares of Class A Common Stock and
                shares of Class B Common Stock, which would represent     % of
    the total Common Stock outstanding after the Offerings and the issuance of the Adelphia New Shares.
(d) The business address of each such holder is DDI Plaza Two, 500 Thomas Street, Suite 400, Bridgeville, PA 15017-2838. Includes with respect to
    (i) Mr. Drenning, an aggregate of 320,000 shares of Class B Common Stock held in trust for the benefit of Mr. Drenning's children for which his spouse serves as co-trustee and as to which shares Mr. Drenning has neither the power to dispose nor the power to vote; and (ii) Mr. Fajerski, an aggregate of 320,000 shares held in trust for the benefit of Mr. Fajerski's children for which his spouse serves as co-trustee and as to which shares Mr. Fajerski has neither the power to dispose nor the power to vote.
(e) Includes 35,600,080 shares of Class B Common Stock held by Adelphia. With respect to all shares of Common Stock held by Adelphia, the following executive officers and directors of the Company share or may be deemed to share voting and dispositive power over the shares, subject to the discretion of the Board of Directors of Adelphia: John J. Rigas, Michael
    J. Rigas, Timothy J. Rigas, James P. Rigas and Daniel R. Milliard.

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the capital stock of Hyperion and certain provisions of Hyperion's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by Hyperion's Certificate of Incorporation and Bylaws, each as amended, which documents are filed as exhibits with the Commission and are incorporated herein by reference.

  Hyperion's authorized capital stock consists of 300,000,000 shares of Class A Common Stock, par value $.01 per share, 150,000,000 shares of Class B Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

  Shares of Class A Common Stock and Class B Common Stock are substantially identical, except that holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders.

 Class A Common Stock

  The holders of Class A Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends ratably, if any such dividends are declared, from time to time by the Board of Directors out of funds legally available therefor. Stock dividends declared on Class A Common Stock shall be in shares of Class A Common Stock, and stock dividends on Class B Common Stock shall be in shares of Class B Common Stock. In the event of a liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock and Class B Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of the holders of the preferred stock then outstanding. There are no redemption or sinking fund provisions available to the Class A Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Class A or Class B Common Stock to be issued upon exercise of the Warrants will be fully paid and non-assessable.

 Class B Common Stock

  The holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by the stockholders. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. In all other respects, the provisions of the Class B Common Stock are identical to those of the Class A Common Stock. Except as provided in the Lock-Up Agreements, there are no contractual restrictions, or restrictions contained in the Certificate of Incorporation, regarding the ability to transfer shares of Class B Common Stock.

  Neither the holders of Class A Common Stock nor the holders of Class B Common Stock have cumulative voting rights. For a discussion of the effects of the voting rights of Adelphia, see "Risk Factors--Control by Principal Stockholder."

PREFERRED STOCK

  The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time such shares of preferred stock, in one or more classes or series. Each class or series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The ownership and control of the Company by the holders of Common Stock would be diluted if the Company were to issue preferred stock that had voting rights or that was convertible into Common Stock. In addition, the holders of preferred stock issued by the Company would be entitled by law to vote on certain transactions such as a merger or consolidation, and thus the issuance of preferred stock could dilute the voting rights of the holders of Common Stock on such issues.

  On October 9, 1997, the Company issued $200.0 million aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007 (the "Preferred Stock") in a private placement. The Company is required to redeem all of the Preferred Stock on October 15, 2007 at 100% of the liquidation preference of the Preferred Stock then outstanding. Dividends are payable quarterly, commencing January 15, 1998, at 12 7/8% of the liquidation preference of outstanding Preferred Stock. Through October 15, 2002, dividends are payable in cash or additional shares of Preferred Stock at the Company's option. Subsequent to October 15, 2002, dividends are payable in cash. Prior to October 15, 2000, subject to certain conditions, the Company may redeem up to 35% of the aggregate liquidation preference of the originally issued Preferred Stock at 112.875% of the liquidation preference thereof with the net proceeds of one or more Qualified Equity Offerings (as defined). Commencing October 15, 2002, the Company may redeem the Preferred Stock in whole or in part at 106.438% of the liquidation preference thereof declining annually to par on October 15, 2005. Holders of the Preferred Stock have the right to require the Company to redeem their Preferred Stock at 101% of the liquidation preference thereof upon a Change of Control (as defined). The Certificate of Designation provides for, among other things, limitations on (i) additional borrowings, (ii) payment of dividends or distributions, (iii) transactions with affiliates and (iv) the sale of assets.

WARRANTS

  The Company's Class B Warrants were issued pursuant to the Class B Warrant Agreement between the Company and Bank of Montreal Trust Company, as warrant agent on April 15, 1996 as part of a private placement by the Company of 329,000 units consisting of $329.0 million aggregate principle amount at maturity of Senior Notes and Class B Warrants to purchase an aggregate of 2,453,708 shares of common stock of the Company. The following summary of certain provisions of the Class B Warrant Agreement and the Class B Warrants does not purport to be complete and is qualified in its entirety by reference to the Class B Warrant Agreement and the Class B Warrants, including the definitions therein of certain terms. As used in this section, the term "Company" refers only to Hyperion Telecommunications, Inc. and not to its subsidiaries.

  Each Class B Warrant, when exercised, will entitle the holder thereof to purchase 7.45808 shares of Class B Common Stock (the "Class B Warrant Shares") at the exercise price of $0.0025 per share. The exercise price and the number of Class B Warrant Shares issuable on exercise of a Class B Warrant are both subject to adjustment in certain cases referred to below. The Class B Warrants are exercisable at any time on or after the earlier to occur of (i) May 1, 1997 and (ii) in the event a Change of Control occurs, the date the Company mails notice thereof to holders of the Senior Notes and to the holders of the Class B Warrants, Class B Warrant Shares and any other securities issued or issuable with respect thereto. Unless exercised, the Class B Warrants will automatically expire on April 1, 2001, the Expiration Date. The Company will give notice of expiration not less than 90 and not more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Class B Warrants. If the Company fails to give such notice, the Class B Warrants will not expire until 90 days after the Company gives such notice. In no event will holders be entitled to any damages or other remedy for the Company's failure to give such notice other than any such extension.

  In connection with the issuance of the Class B Warrants, the Company agreed to file Class B Warrant shelf registration statements under the Securities Act
(i) covering the Warrants, on or prior to October 1, 1996, and (ii) covering the Class B Warrant Shares, on or prior to January 1, 1997, and to use its best efforts to cause such Class B Warrant Shelf registration statements to be declared effective by the Commission on or prior to 90 days after the dates specified for such filings. The Company filed a Class B Warrant shelf registration statement covering the Class B Warrants and the Class B Warrant Shares on September 25, 1996 (the "Class B Warrant Shelf Registration Statement") and the Class B Warrant Shelf Registration Statement was declared effective by the Commission on December 30, 1996. The Company has agreed to keep the Class B Warrant Shelf Registration Statement with respect to the Class B Warrants and the Class B Warrant Shares as described in the immediately preceding paragraph effective until October 1, 1999 and January 1, 2000, respectively. If the Company does not comply with its registration obligations under the Class B Warrant Registration Rights Agreement, it will be required to pay liquidated damages to holders of the Class B Warrants or Class B Warrant Shares under certain circumstances.

  On June 13, 1997, the Company entered into the MCI Preferred Provider Agreement pursuant to which the Company is designated MCI's preferred provider of new end user dedicated access circuits and of end user dedicated access circuits resulting from conversion from the incumbent LEC in the Company's markets. In addition, Hyperion has a right of first refusal to provide MCI all new dedicated local network access circuits such as POP-to-POP or POP-to-LSO connections. These arrangements will apply to virtually all of the Company's current networks and the term of these arrangements is five years with a five year renewal option. The agreements allow MCI to purchase local loop transport services from Hyperion where Hyperion is collocated with the incumbent LEC. The agreement also provides that the parties negotiate in good faith the terms of a separate agreement for the utilization of the Company's local switches and operating support systems to provide MCI branded local service. In connection with the transaction, the Company has issued the MCI Warrant to purchase 1,124,160 shares of Class A Common Stock, of the Company, which expires June 13, 2000, at the lower of (i) $5.00 per share of Class A Common Stock or (ii) the public offering price of the Company's Class A Common Stock if the Company completes an initial public offering of its Class A Common Stock. MCI could receive additional warrants to purchase Class A Common Stock with an exercise price equal to the fair market value of the Class A Common Stock at the time of issuance if MCI meets certain agreed upon purchase volume revenue thresholds. Collectively, the warrants would entitle MCI to purchase Class A Common Stock of the Company representing between 2.5% and 8.5% of the Common Stock of the Company, with adjustments for future issuances of Common Stock. Upon completion of the Offerings (including any underwriters' overallotment options) and the issuance of the Adelphia Shares, the Company is
obligated to issue additional warrants to MCI to purchase    shares of Class A
Common Stock (the "Additional MCI Warrants"). The Additional MCI Warrants may be exercised by MCI at any time within three years after the issuance thereof at the lower of (i) $5.00 per share or (ii) the price per share of the Class A Common Stock sold in the Offerings, with respect to certain shares, and at a price per share equal to the fair market value thereof with respect to the other shares to be issued under the Additional Warrants.

  On February 12, 1998, the Company consummated an agreement with Lenfest Telephony, Inc. ("Lenfest") whereby Lenfest received a warrant to obtain 900,460 shares of Class A Common Stock of the Company (the "Lenfest Warrant") in exchange for its partnership interest in the Harrisburg, Pennsylvania network. The Lenfest Warrant is currently exercisable for no additional consideration.

DIVIDEND RESTRICTIONS

  The terms of the Senior Indenture, the Senior Secured Indenture and the Certificate of Designation contain restrictions on the ability of the Company to pay dividends on the Common Stock. The payment of dividends on the Common Stock is also subject to the preferences that may be applicable to any then outstanding preferred stock.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is the American Stock Transfer & Trust Company. The Transfer Agent and Registrar for the Class B Warrants is Bank of Montreal Trust Company, New York, New York.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND DELAWARE LAW

 Delaware General Corporation Law

  Although the Company's Certificate of Incorporation currently provides that the Company is not subject to Section 203 of the Delaware General Corporation Law ("Section 203"), the Company could become subject to Section 203 through stockholder action in the future. Section 203, subject to certain exceptions, prohibits a Delaware corporation, the voting stock of which is generally publicly traded (i.e., listed on a national securities exchange or authorized for quotation on an inter-dealer quotation system of a registered national securities association) or held of record by more than 2,000 stockholders, from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the Board of Directors of the corporation approved either such business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (y) by persons who are directors and also officers and (z) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(iii) at or subsequent to such time, such business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transactions involving the corporation which has the effect of increasing the proportionate share of any class or series of stock of the corporation which is beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning (or within the past three years having owned) 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

 Certificate of Incorporation

  In addition to the voting rights of the Class A and Class B Common Stock described above, the Company's Certificate of Incorporation, as amended, by means of a "blank check preferred" provision authorizes the Board of Directors, at any time, to divide any or all of the shares of preferred stock into one or more series and to fix and determine the number of shares and the designation of such series so as to distinguish it from the shares of all other series. Further, the Board of Directors, when issuing a series of preferred stock, may fix and determine the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the preferred stock of such series.

  This blank check preferred provision gives the Board of Directors flexibility in dealing with methods of raising capital and responding to possible hostile takeover attempts. The provision may have the effect of making it more difficult for a third party to acquire the Company, discourage a third party from attempting to acquire the Company or deter a third party from paying a premium to acquire a majority of the outstanding voting stock of the Company. Additionally, depending on the rights and preferences of any series of preferred stock issued and outstanding, the issuance of preferred stock may adversely affect the voting and other rights of the holders of the Common Stock, including the possibility of the loss of voting control to others.

                    CERTAIN UNITED STATES TAX CONSEQUENCES
                         TO NON-UNITED STATES HOLDERS

  The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Class A Common Stock applicable to "Non-United States Holders." A "Non-United States Holder" is any beneficial owner of Class A Common Stock that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a non-resident fiduciary of a foreign estate or trust as such terms are defined in the Code. This discussion is based on the Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change either retroactively or prospectively. This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to Non-United States Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective investors are urged to consult with their tax advisors regarding the United States federal, state and local income and other tax consequences, and the non-United States tax consequences, of owning and disposing of Class A Common Stock.

DIVIDENDS

  Subject to the discussion below, any dividend paid to a Non-United States Holder generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. However, under proposed United States Treasury regulations not currently in effect, a Non-United States Holder would be required to file certain forms accompanied by a statement from a competent authority of the treaty country in order to claim the benefits of a tax treaty. Dividends paid to a holder with an address within the United States generally will not be subject to withholding tax, unless the Company has actual knowledge that the holder is a Non-United States Holder.

  Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from withholding tax. However, such effectively connected dividends are subject to regular United States income tax in the same manner as if the Non-United States Holder were a United States resident. A Non-United States Holder may claim exemption from withholding under the effectively connected income exception by filing Form 4224 (Statement Claiming Exemption from Withholding of Tax on Income Effectively Connected With the Conduct of Business in the United States) each year with the Company or its paying agent prior to the payment of the dividends for such year. Effectively connected dividends received by a corporate Non-United States Holder may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) of such corporate Non-United States Holder's effectively connected earnings and profits, subject to certain adjustments.

  A Non-United States Holder eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service (the "IRS").

GAIN ON DISPOSITION OF ORDINARY COMMON STOCK

  A Non-United States Holder generally will not be subject to United States federal income tax with respect to a gain realized upon the sale or a disposition of Class A Common Stock unless: (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder, (ii) the Non-United States Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which such sale or disposition occurs and certain other conditions are met, or (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder's holding period and certain other conditions are met. The Company has determined that it is not, has not been for the last five years, and does not believe that it will become a "United States real property holding corporation" for federal income tax purposes. If a Non-United States Holder falls under clause (i) above, the Non-United States holder will be taxed on the net gain derived from the sale under regular graduated United States federal income tax rates (and, with respect to corporate Non-United States Holders, may also be subject to the branch profits tax described above). If an individual Non-United States Holder falls under clause (ii) above, the Non-United States Holder generally will be subject to a 30% tax on the gain derived from the sale, which gain may be offset by United States capital losses recognized within the same taxable year of such sale.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

  Unless the Company has actual knowledge that a holder is a non-United States person, dividends paid to a holder at an address within the United States may be subject to backup withholding at a rate of 31% if the holder is not an exempt recipient as defined in Treasury Regulation Section 1.6049-4(c)(1)(ii) (which includes corporations) and fails to provide a correct taxpayer identification number and other information to the Company. Backup withholding will generally not apply to dividends paid to holders at an address outside the United States (unless the Company has knowledge that the holder is a United States person.)

  If the proceeds of the disposition of Class A Common Stock by a Non-United States Holder are paid over, by or through a United States office of a broker, the payment is subject to information reporting and to backup withholding at a rate of 31% unless the disposing holder certifies as to its name, address and status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (a) the payment is made through an office outside the United States of a broker that is either (i) a United States person for United States federal income tax purposes, (ii) a "controlled foreign corporation" for United States federal income tax purposes, or (iii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, and (b) the broker fails to maintain documentary evidence in its files that the holder is a Non-United States Holder and that certain conditions are met or that the holder otherwise is entitled to an exemption.

  Backup withholding is not an additional tax. Rather, the tax liability of persons subject to 31% backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

  The United States Treasury has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

ESTATE TAX

  An individual Non-United States Holder who is treated as the owner of Class A Common Stock at the time of his or her death or has made certain lifetime transfers of an interest in Class A Common Stock will be required to include the value of such Class A Common Stock in his or her gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings, the Company will have             shares
of Class A Common Stock outstanding or issuable on the conversion of outstanding Class B Common Stock (assuming no exercise of the Underwriters' over-allotment options or of the outstanding Warrants). Of these shares, the shares of Class A Common Stock sold in the Offerings will generally be freely tradeable without restriction or further registration under the Securities Act. The 2,453,708 shares of Class A Common Stock which are issuable on conversion of shares of Class B Common Stock issuable upon the exercise of outstanding Class B Warrants, will be eligible for resale in the public market upon their issuance in accordance with a registration statement filed by the Company. The 1,124,160 shares and 900,460 shares of Class A Common Stock which are issuable upon exercise of the MCI Warrant and the Lenfest Warrant, respectively, will be eligible for resale in the public market after their issuance in accordance with registration rights agreements entered into in connection therewith. These agreements provide for demand registration of the Class A Common Stock issuable upon exercise of such Warrants six months following completion of the Offerings in the case of the MCI Warrant, and on demand upon completion of the Offerings in the case of the Lenfest Warrant. Assuming no exercise of the Underwriters' over-allotment options, 40,000,000 shares of Class A Common Stock issuable upon conversion of outstanding Class B Common Stock will be subject to Lock-Up Agreements as described below. Upon the expiration of the Lock-Up Agreements, or earlier at the discretion of Smith Barney Inc., all of such shares of Class A Common Stock issuable upon the conversion of Class B Common Stock, will be "restricted shares" which are nonetheless eligible for sale in the public market pursuant to the provisions and limitations of Rule 144 under the Securities Act ("Rule 144"). See "--Sale of Restricted Shares." All shares of Common Stock outstanding prior to the Offerings and the Adelphia New Shares are subject to registration rights agreements with the Company. See "Certain Relationships and Transactions." Additionally, the Company intends to register all shares of Class A Common Stock reserved for issuance under its 1996 Plan, thus permitting the issuance of such shares to plan participants under the Securities Act.

SALE OF RESTRICTED SHARES

  In general, pursuant to Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares ("Restricted Shares") for at least one year, is entitled to sell, within any three-month period, a number of shares of Class A Common Stock equal to the greater of (i) one percent of the shares of Class A Common Stock outstanding, or (ii) the average weekly trading volume of the Class A Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of such sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are also subject to certain requirements relating to the manner of sale, notice and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not an Affiliate (as such term is defined under the Securities Act) and has not been an Affiliate of the Company at any time during the three months immediately preceding the sale and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the Rule 144 limitations described above.

  After consummation of the Offerings, the Company intends to file a registration statement under the Securities Act covering the shares issuable on the exercise of options for the purchase of Class A Common Stock granted under the Company's 1996 Plan. The Company expects that this registration will automatically become effective upon filing. Accordingly, shares registered under such registration statement will immediately thereafter be available for sale in the public market, subject to Rule 144 volume limitations applicable to Affiliates, and subject to any applicable vesting restrictions.

LOCK-UP AGREEMENTS

  The Lock-Up Agreements provide that the Company, Mr. Milliard and the Management Stockholders will not, directly or indirectly, offer, sell, grant any option to purchase or otherwise dispose (or approve any offer, sale, grant or other disposition) of any shares of Class A Common Stock, Class B Common Stock or other capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any shares of Class A Common Stock, Class B Common Stock or other capital stock of the Company (except in connection with certain transfers to affiliates, the Company's 1996 Plan and issuances upon the exercise of the Warrants) without the prior written consent of Smith Barney Inc. for a period of 180 days after the date of this Prospectus. Smith Barney Inc., in its discretion, may waive the foregoing restrictions in whole or in part, with or without a public announcement of such action.

                                 UNDERWRITING

  Under the terms and subject to the conditions in the U.S. Underwriting
Agreement dated     , 1998 (the "U.S. Underwriting Agreement"), each of the
Underwriters of the U.S. Offering named below (the "U.S. Underwriters"), for whom Smith Barney Inc., Credit Suisse First Boston Corporation and NationsBanc Montgomery Securities LLC are acting as the Representatives (the "Representatives"), has severally agreed to purchase, and the Company has agreed to sell to each U.S. Underwriter, shares of Class A Common Stock which equal the number of shares set forth opposite the name of such U.S. Underwriter below:

                                                                       NUMBER OF
   U.S. UNDERWRITERS                                                    SHARES
   -----------------                                                   ---------
   Smith Barney Inc...................................................
   Credit Suisse First Boston Corporation.............................
   NationsBanc Montgomery Securities LLC..............................

  Under the terms and subject to the conditions contained in the International
Underwriting Agreement dated     , 1998 (the "International Underwriting
Agreement"), each of the managers of the International Offering named below (the "Managers"), for whom Smith Barney Inc., Credit Suisse First Boston (Europe) Limited and NationsBanc Montgomery Securities LLC are acting as lead manager (the "Lead Managers"), has severally agreed to purchase, and the Company has agreed to sell to each Manager, shares of Class A Common Stock which equal the number of shares set forth opposite the name of such Manager below:

                                                                       NUMBER OF
   MANAGERS                                                             SHARES
   --------                                                            ---------
   Smith Barney Inc...................................................
   Credit Suisse First Boston (Europe) Limited........................
   NationsBanc Montgomery Securities LLC..............................
                                                                          ---
     Total............................................................

  The U.S. Underwriters and the Managers (collectively, the "Underwriters") initially propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part to certain dealers at a price that represents a concession
not in excess of $   per share below the public offering price. The U.S.
Underwriters and the Managers may allow, and such dealers may reallow, a
concession not in excess of $     per share to the other U.S. Underwriters or
Managers, respectively, or to certain other dealers. After the initial public offering, the public offering price and such concession may be changed by the U.S. Underwriters and the Managers. The Representatives and the Lead Managers have advised the Company that the U.S. Underwriters and the Managers do not intend to confirm any shares of Class A Common Stock to accounts over which they exercise discretionary authority.

  The Company has granted to the U.S. Underwriters and the Managers an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an
aggregate of     additional shares of Class A Common Stock at the public
offering price set forth on the cover page of this Prospectus less underwriting discounts and commissions. The U.S. Underwriters and the Managers may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each U.S. Underwriter and each Manager will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such U.S. Underwriter's or Manager's name in the preceding tables bears to the total number of shares in such tables.

  The Company, the U.S. Underwriters and the Managers have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  The Company and Adelphia have agreed that, for a period of     days after
the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc. (other than pursuant to certain permitted transfers, by the 1996 Plan, or upon the issuance of shares upon the exercise of the Warrants) offer, sell, contract to sell or otherwise dispose of any Shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or grant any options or warrants to purchase Shares of Common Stock.

  The U.S. Underwriters and the Managers have entered into an Agreement between U.S. Underwriters and Managers pursuant to which each U.S. Underwriter
has agreed that, as part of the distribution of the    shares offered in the
U.S. Offering (i) it is not purchasing any such shares for the account of anyone other than a U.S. or Canadian Person and (ii) it has not offered or sold, and will not, offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada or to anyone other than a U.S. or Canadian Person. In addition, each Manager has agreed that as part of the distribution
of the           shares offered in the International Offering: (i) it is not purchasing any such shares for the account of any U.S. or Canadian Person and
(ii) it has not offered or sold, and will not offer, sell, resell or deliver directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering in the United States or Canada or to any U.S. or Canadian Person. Each Manager has also agreed that it will offer to sell shares only in compliance with all relevant requirements of any applicable laws.

  The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the U.S. Underwriting Agreement, the International Underwriting Agreement and the Agreement Between U.S. Underwriters and Managers, including: (i) certain purchases and sales between the U.S. Underwriters and the Managers, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion, (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as Manager or by a Manager who is also acting as a U.S. Underwriter and (iv) other transactions specifically approved by the Representatives and the Lead Managers. As used herein, "U.S. or Canadian Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or any estate or trust the income of which is subject to United States or Canadian income taxation regardless of the source of its income (other than the foreign branch of any U.S. or Canadian Person), and includes any United States or Canadian branch of a person other than a U.S. or Canadian Person.

  Any offer of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the relevant province of Canada in which such offer is made.

  Each Manager agrees that (i) it will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which will not involve an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 ("the Regulations"); (ii) it will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares in, from, or otherwise involving the United Kingdom; and (iii) it will only issue or pass on to any person in the United Kingdom any document received by it in connection with the offer of the shares if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

  No action has been or will be taken in any jurisdiction by the Company or the Managers that would permit an offering to the general public of the shares offered hereby in any jurisdiction other than the United States.

  Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page of this Prospectus.

  Pursuant to the Agreement Between U.S. Underwriters and Managers, sales may be made between the U.S. Underwriters and the Managers of such number of shares as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for shares being sold by the U.S. Underwriters and the

Managers, less all or any part of the selling concession, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the Managers pursuant to the Agreement Between U.S. Underwriters and Managers, the number of shares initially available for sale by the U.S. Underwriters and by the Managers may be more or less than the number of shares appearing on the front cover of this Prospectus.

  Prior to the Offerings there has not been any public market for the Class A Common Stock of the Company. Consequently, the initial public offering price for the shares of Class A Common Stock included in the Offerings has been determined by negotiations between the Company, the Representatives and the Lead Managers. Among the factors considered in determining such price will be the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

  In connection with the Offerings and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Class A Common Stock than the total amount shown on the lists of Underwriters and participations which appear above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Class A Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Class A Common Stock or effecting purchases of the Class A Common Stock for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock or for the purpose of reducing a syndicate short position created in connection with the Offerings. A syndicate short position may be covered by exercise of the options described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Representatives purchase Class A Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Class A Common Stock in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

  The validity of the Class A Common Stock offered hereby will be passed upon on behalf of the Company by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Certain legal matters will be passed upon on behalf of the Company by its special local regulatory counsel, Downs Rachlin & Martin PLLC, St. Johnsbury, Vermont; and Swidler & Berlin, Washington, D.C. Certain legal matters relating to the securities offered hereby will be passed upon on behalf of the Representatives by Latham & Watkins, New York, New York.

                                    EXPERTS

  The financial statements as of March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus regarding the contents of any contract or any other document are necessarily summaries and each such statement is qualified in its entirety by reference to the copy of such contract or document filed as an Exhibit to the Registration Statement.

  The Company is currently subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file periodic reports, proxy statements and other information with the Commission. The Registration Statement and the exhibits and schedules thereto, as well as such periodic reports, proxy statements and other information filed with the Commission, may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of certain prescribed fees. Electronic registratioin statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov), which is maintained by the Commission and which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent auditors.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report...............................................  F-2
Consolidated Balance Sheets, March 31, 1996 and 1997, and unaudited Decem-
 ber 31, 1997..............................................................  F-3
Consolidated Statements of Operations, Years Ended March 31, 1995, 1996 and
 1997, and
 unaudited Nine Months Ended December 31, 1996 and 1997....................  F-4
Consolidated Statements of Common Stock and Other Stockholders' Equity (De-
 ficiency), Years Ended March 31, 1995, 1996 and 1997, and unaudited Nine
 Months Ended December 31, 1997............................................  F-5
Consolidated Statements of Cash Flows, Years Ended March 31, 1995, 1996 and
 1997, and unaudited Nine Months Ended December 31, 1996 and 1997..........  F-6
Notes to Consolidated Financial Statements.................................  F-7

INDEPENDENT AUDITORS' REPORT

Hyperion Telecommunications, Inc.:

  We have audited the accompanying consolidated balance sheets of Hyperion Telecommunications, Inc. and subsidiaries as of March 31, 1996 and 1997 and the related consolidated statements of operations, common stock and other stockholders' equity (deficiency) and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hyperion Telecommunications, Inc. and subsidiaries at March 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.


Pittsburgh, Pennsylvania
June 13, 1997 (March   , 1998 as to the sixth paragraph of Note 6)

                               ----------------

  The accompanying consolidated financial statements reflect a four-for-one stock split which is to be effected prior to the effective date of the registration statement. The above report is in the form which will be furnished by Deloitte & Touche LLP upon consummation of this event which is described in Note 6 to the consolidated financial statements, and assuming that, from March 18, 1998 to the date of such event, no events have occurred that would affect the accompanying consolidated financial statements and notes thereto.

DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
March 18, 1998

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                   MARCH 31,       DECEMBER 31,
                                                -----------------  ------------
                                                 1996      1997        1997
                                                -------  --------  ------------
                                                                   (UNAUDITED)
ASSETS:
-------
Current assets:
  Cash and cash equivalents.................... $   --   $ 59,814    $332,863
  Other current assets.........................     282       768       2,547
                                                -------  --------    --------
    Total current assets.......................     282    60,582     335,410
U.S. government securities--pledged............     --        --       85,027
Investments....................................  21,087    44,685      73,958
Property, plant and equipment--net.............  12,561    53,921     112,883
Other assets--net..............................   1,045    15,376      27,535
Deferred income taxes--net.....................     294        37          37
                                                -------  --------    --------
    Total...................................... $35,269  $174,601    $634,850
                                                =======  ========    ========
LIABILITIES, PREFERRED STOCK, COMMON STOCK AND
OTHER STOCKHOLDERS' EQUITY (DEFICIENCY):
----------------------------------------------
Current liabilities:
  Accounts payable............................. $ 2,529  $  2,342    $  2,539
  Due to affiliates--net.......................   8,707     6,081       1,415
  Other current liabilities....................     501       757      14,411
                                                -------  --------    --------
    Total current liabilities..................  11,737     9,180      18,365
13% Senior Discount Notes due 2003.............     --    187,173     207,918
12 1/4% Senior Secured Notes due 2004..........     --        --      250,000
Note payable--Adelphia.........................  50,855    25,855      34,454
Other debt.....................................     --      2,647      29,573
                                                -------  --------    --------
    Total liabilities..........................  62,592   224,855     540,310
                                                -------  --------    --------
12 7/8% Senior Exchangeable Redeemable
Preferred Stock................................     --        --      200,721
                                                -------  --------    --------
Commitments and contingencies (Note 7)
Common stock and other stockholders' equity
(deficiency):
  Class A Common Stock, $0.01 par value,
   300,000,000 shares authorized and 0, 416,000
   and 488,000 shares outstanding,
   respectively................................     --          4           5
  Class B Common Stock, $0.01 par value,
   150,000,000 shares
   authorized and 40,000,000 shares
   outstanding.................................     400       400         400
  Additional paid in capital...................     --        152         178
  Class B Common Stock warrants................     --     11,087      11,087
  Loans to stockholders........................     --     (3,000)     (3,000)
  Accumulated deficit.......................... (27,723)  (58,897)   (114,851)
                                                -------  --------    --------
    Total common stock and other stockholders'
    equity (deficiency)........................ (27,323)  (50,254)   (106,181)
                                                -------  --------    --------
    Total...................................... $35,269  $174,601    $634,850
                                                =======  ========    ========

                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               NINE MONTHS
                                YEAR ENDED MARCH 31,       ENDED DECEMBER 31,
                              ---------------------------  --------------------
                               1995      1996      1997        1996       1997
                              -------  --------  --------  ---------  ---------
                                                               (UNAUDITED)
Revenues....................  $ 1,729  $  3,322  $  5,088  $   3,611  $   8,690
                              -------  --------  --------  ---------  ---------
Operating expenses:
  Network operations........    1,382     2,690     3,432      2,339      5,263
  Selling, general and
  administrative............    2,524     3,084     6,780      4,736      9,099
  Depreciation and
  amortization..............      463     1,184     3,945      2,583      7,027
                              -------  --------  --------  ---------  ---------
    Total...................    4,369     6,958    14,157      9,658     21,389
                              -------  --------  --------  ---------  ---------
Operating loss..............   (2,640)   (3,636)   (9,069)    (6,047)   (12,699)
Other income (expense):
  Gain on sale of
  investment................      --        --      8,405      8,405        --
  Interest income...........       39       199     5,976      4,319      7,951
  Interest expense and fees.   (3,321)   (6,088)  (28,377)   (20,759)   (35,934)
                              -------  --------  --------  ---------  ---------
Loss before income taxes and
 equity in net loss of joint
 ventures ..................   (5,922)   (9,525)  (23,065)   (14,082)   (40,682)
Income tax benefit
(expense)...................       29       197      (259)       180        --
                              -------  --------  --------  ---------  ---------
Loss before equity in net
 loss of joint ventures ....   (5,893)   (9,328)  (23,324)   (13,902)   (40,682)
Equity in net loss of joint
ventures....................   (1,799)   (4,292)   (7,223)    (5,143)    (9,284)
                              -------  --------  --------  ---------  ---------
Net loss....................   (7,692)  (13,620)  (30,547)   (19,045)   (49,966)
Dividend requirements
 applicable to preferred
 stock......................      --        --        --         --      (5,794)
                              -------  --------  --------  ---------  ---------
Net loss applicable to
 common stockholders........  $(7,692) $(13,620) $(30,547)  $(19,045)  $(55,760)
                              =======  ========  ========  =========  =========
Net loss per weighted
 average share of
 common stock...............  $ (0.19) $  (0.34) $  (0.72) $   (0.45) $   (1.30)
                              =======  ========  ========  =========  =========
Weighted average shares of
 common stock outstanding...   40,000    40,000    42,364     42,336     42,940
                              =======  ========  ========  =========  =========


                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF COMMON STOCK AND
                    OTHER STOCKHOLDERS' EQUITY (DEFICIENCY)

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                     CLASS B
                          CLASS A CLASS B ADDITIONAL  COMMON
                          COMMON  COMMON   PAID-IN    STOCK     LOANS TO   ACCUMULATED
                           STOCK   STOCK   CAPITAL   WARRANTS STOCKHOLDERS   DEFICIT     TOTAL
                          ------- ------- ---------- -------- ------------ ----------- ---------
Balance, March 31, 1994    $--     $400      $--     $   --     $   --       $ (6,411)  $ (6,011)
  Net loss..............    --      --        --         --         --         (7,692)    (7,692)
                           ----    ----      ----    -------    -------     ---------  ---------
Balance, March 31, 1995     --      400       --         --         --        (14,103)   (13,703)
  Net loss..............    --      --        --         --         --        (13,620)   (13,620)
                           ----    ----      ----    -------    -------     ---------  ---------
Balance, March 31, 1996.    --      400       --         --         --        (27,723)   (27,323)
  Proceeds from issuance
   of Class B Common
   Stock warrants ......    --      --        --      11,087        --            --      11,087
  Loans to stockholders
   .....................    --      --        --         --      (3,000)          --      (3,000)
  Excess of purchase
   price of acquired
   assets
   over related party
   predecessor owner's
   carrying value.......    --      --        --         --         --           (627)      (627)
  Issuance of Class A
   Common Stock bonus ..      4     --        152        --         --            --         156
  Net loss .............    --      --        --         --         --        (30,547)   (30,547)
                           ----    ----      ----    -------    -------     ---------  ---------
Balance, March 31, 1997
 .......................      4     400       152     11,087     (3,000)      (58,897)   (50,254)
  Issuance of Class A
   Common Stock bonus
   (unaudited)..........      1     --         26        --         --            --          27
  Net loss (unaudited)..    --      --        --         --         --        (49,966)   (49,966)
  Dividend requirements
   applicable to pre-
   ferred stock (unau-
   dited) ..............    --      --        --         --         --         (5,794)    (5,794)
  Other (unaudited) ....    --      --        --         --         --           (194)      (194)
                           ----    ----      ----    -------    -------     ---------  ---------
Balance, December 31,
 1997
 (unaudited)............   $  5    $400      $178    $11,087    $(3,000)    $(114,851) $(106,181)
                           ====    ====      ====    =======    =======     =========  =========



                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                             NINE MONTHS
                               YEAR ENDED MARCH 31,       ENDED DECEMBER 31,
                            ----------------------------  --------------------
                              1995      1996      1997        1996       1997
                            --------  --------  --------  ---------  ---------
                                                              (UNAUDITED)
Cash flows from operating
 activities:
  Net loss................. $ (7,692) $(13,620) $(30,547) $ (19,045) $ (49,966)
  Adjustments to reconcile
   net loss to net cash
   used in operating
   activities:
    Depreciation...........      397     1,061     2,604      1,555      5,269
    Amortization...........       66       123     1,341      1,028      1,758
    Equity in net loss of
     joint ventures........    1,799     4,292     7,223      5,143      9,284
    Non-cash interest
     expense...............    3,321     6,088    23,467     17,123     24,680
    Deferred income taxes..      (37)     (206)      257       (180)       --
    Gain on sale of
     investment............      --        --     (8,405)    (8,405)       --
    Issuance of Class A
     Common Stock bonus....      --        --        156        --          27
    Changes in operating
     assets and
     liabilities, net of
     effects of
     acquisitions:
      Other assets--net....     (550)     (227)     (624)    (1,019)    (3,646)
      Accounts payable and
       other current
       liabilities.........      566     1,656      (295)     1,208     10,985
                            --------  --------  --------  ---------  ---------
Net cash used in operating
 activities................   (2,130)     (833)   (4,823)    (2,592)    (1,609)
                            --------  --------  --------  ---------  ---------
Cash flows from investing
 activities:
   Net cash used for
    acquisitions...........      --        --     (5,040)    (5,040)    (7,638)
   Expenditures for
    property, plant
    and equipment..........   (2,850)   (6,084)  (24,627)   (14,950)   (34,834)
   Investment in fiber
    asset and senior
    secured note...........      --        --    (20,000)       --         --
   Proceeds from sale of
    investment.............      --        --     11,618     11,618        --
   Investments in joint
    ventures...............   (7,526)  (12,815)  (34,769)   (23,398)   (46,119)
   Investment in U. S.
    government securities--
    pledged................      --        --        --         --     (83,400)
                            --------  --------  --------  ---------  ---------
Net cash used in investing
 activities................  (10,376)  (18,899)  (72,818)   (31,770)  (171,991)
                            --------  --------  --------  ---------  ---------
Cash flows from financing
 activities:
   Proceeds from issuance
    of preferred stock.....      --        --        --         --     194,733
   Proceeds from debt......      --        --    163,705    163,705    250,000
   Proceeds from sale and
    leaseback of equipment.      --        --        --         --      14,876
   Proceeds from issuance
    of Class B Common Stock
    warrants...............      --        --     11,087     11,087        --
   Costs associated with
    debt financing.........      --        --     (6,555)    (6,374)   (12,496)
   Loans to stockholders...      --        --     (3,000)    (3,000)       --
   Borrowings on (repayment
    of) note payable--
    Adelphia...............   12,252     9,226   (25,000)   (25,000)       --
   Repayment of debt.......      --        --        --         --        (402)
   Advances from (to)
    affiliates.............      254    10,506    (2,782)    (9,678)       (62)
                            --------  --------  --------  ---------  ---------
Net cash provided by
 financing activities......   12,506    19,732   137,455    130,740    446,649
                            --------  --------  --------  ---------  ---------
Net increase in cash and
 cash equivalents..........      --        --     59,814     96,378    273,049
Cash and cash equivalents,
 beginning of period.......      --        --        --          --     59,814
                            --------  --------  --------  ---------  ---------
Cash and cash equivalents,
 end of period............. $    --   $    --   $ 59,814   $ 96,378  $ 332,863
                            ========  ========  ========  =========  =========

                See notes to consolidated financial statements.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE NINE MONTHS ENDED
                          DECEMBER 31, 1996 AND 1997
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS
                                  UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(1)THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Business

  The consolidated financial statements include the accounts of Hyperion Telecommunications, Inc. and its wholly and majority owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company was formed in 1991 and, based on outstanding common stock, is an 88% owned subsidiary of Adelphia Communications Corporation ("Adelphia"). The remaining 12% outstanding on December 31, 1997, is owned by certain key Company officers.

  The Company provides telecommunications service through its subsidiaries and joint ventures, in which it has less than a majority ownership interest. The Company's efforts have been directed primarily toward becoming an owner and manager of competitive local exchange carrier ("CLEC") business telecommunications services in selected mid-sized cities. The Company generally partners with a local cable television or utility company, whose fiber facilities are located in the market areas, to build competitive access fiber optic networks. The Company then operates the networks for a management fee. Each network provides switch, local special access, carrier-to-carrier, and point-to-point telecommunications services to major businesses and government customers. The Company's revenues are derived from a combination of direct business telecommunication services provided by its subsidiaries and management fees from its unconsolidated joint ventures.

  Joint ventures in which the Company does not have a majority interest are accounted for under the equity method of accounting.

 Cash and cash equivalents

  Cash and cash equivalents consist of highly liquid instruments with an initial maturity date of three months or less.

 Property, Plant and Equipment

  Property, plant and equipment is stated at cost less accumulated depreciation. Costs capitalized include amounts directly associated with network engineering, design and construction.

  Provision for depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets beginning in the month the asset is available for use or is acquired.

  The estimated useful lives of the Company's principal classes of property, plant and equipment are as follows:

   Telecommunications networks...................................... 10-20 years
   Network monitoring and switching equipment.......................  5-10 years
   Other............................................................  3-10 years

 Revenue Recognition

  The Company recognizes revenues related to management and network monitoring of the joint ventures in the month that the related services are provided. The Company recognizes revenue from telecommunications services in the month the related service is provided. Revenues on billings to customers for services in advance of providing such services are deferred and recognized when earned.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE NINE MONTHS ENDED
                          DECEMBER 31, 1996 AND 1997
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS
                                  UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(1)THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

 Net Loss Per Weighted Average Share of Common Stock

  The computation of net loss per weighted average share of common stock is based upon the weighted average number of common shares and Class B Common Stock Warrants outstanding during the year. Diluted net loss per common share is not presented because the MCI Warrant discussed in Note 11 had an antidilutive effect for the periods presented; however, the MCI Warrant could have a dilutive effect on earnings per share in future periods.

  All references in the accompanying consolidated financial statements to the number of shares of common stock have been retroactively restated to reflect the stock splits (See Note 6).

 Income Taxes

  Deferred income taxes are recognized for the tax effects of temporary differences between financial statement and income tax bases of assets and liabilities and for loss carryforwards for which income tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets to the net amount that management believes will more likely than not be realized.

 Other Assets

  Costs incurred in developing new networks or expanding existing networks, including network design, negotiating rights-of-way and obtaining legal/regulatory authorizations are deferred and amortized over five years. Pre-operating costs, included in other assets, represent certain nondevelopment costs incurred during the pre-operating phase of a newly constructed network and are amortized over five-year periods commencing with the start of operations. Deferred debt financing costs, included in other assets, are amortized over the term of the related debt. The unamortized amounts at March 31, 1996 and 1997 were $0 and $6,033, respectively. Also included in other assets at March 31, 1997 is a Senior Secured Note (See Note
3).

 Asset Impairments

  The Company reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. An impairment loss would be recognized as the amount by which the carrying value of the assets exceeds their fair value.

 Financial Instruments

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Concentration of credit risk with respect to accounts receivable is limited due to the dispersion of the Company's customer base among different customers and geographic areas.

  The Company's financial instruments include cash and cash equivalents, Note payable--Adelphia, Senior Secured Note, and Senior Discount Notes. The carrying values of the Note payable--Adelphia and the Senior Secured Note approximated their fair values at March 31, 1996 and 1997. The carrying value of the Senior Discount Notes exceeded fair value by approximately $5,400 at March 31, 1997. The fair values of the Note

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE NINE MONTHS ENDED
                          DECEMBER 31, 1996 AND 1997
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS
                                  UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(1)THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED payable--Adelphia and the Senior Secured Note were estimated based upon the terms in comparison with other similar instruments. The fair value of the Senior Discount Notes was based upon quoted market prices.

 Noncash Financing Activities

  Capital leases entered into during the nine months ended December 31, 1997 totalled $24,500. (See Note 5).

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Recent Accounting Pronouncements

  Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" has been issued and is effective for periods ending after December 15, 1997, with early application not permitted. The general requirements of SFAS No. 128 are designed to simplify the computation of earnings per share. The new statement requires a calculation of basic and diluted earnings per share. The Company adopted SFAS No. 128 during the nine months ended December 31, 1997.

  SFAS No. 130, "Reporting Comprehensive Income", and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," have been issued and are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 defines comprehensive income and outlines certain reporting and disclosure requirements related to comprehensive income. SFAS No. 131 requires certain disclosures about business segments of an enterprise, if applicable. The adoption of SFAS No. 130 and SFAS No. 131 is not expected to have any effect on the Company's financial statements or disclosures.

 Unaudited Interim Information

  In the opinion of management, the accompanying unaudited interim financial information as of December 31, 1997 and for the nine months ended December 31, 1996 and 1997 contains all adjustments, consisting of only normal recurring accruals necessary for a fair presentation of the data as of such date and for such periods. This information does not include all footnotes which would be required for complete financial statements prepared in accordance with generally accepted accounting principles. The results of operations for the nine months ended December 31, 1997 are not necessarily indicative of the results to be expected for the year ending March 31, 1998.

 Reclassification

  For the fiscal years ended March 31, 1995, 1996, and 1997, certain amounts have been reclassified to conform with the December 31, 1997 presentation.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE NINE MONTHS ENDED
                          DECEMBER 31, 1996 AND 1997
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS
                                  UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(2)PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following:

                                                     MARCH 31,
                                                  ----------------  DECEMBER 31,
                                                   1996     1997        1997
                                                  -------  -------  ------------
                                                                    (UNAUDITED)
  Telecommunications networks.................... $ 6,312  $12,236     $25,526
  Network monitoring and switching equipment.....   5,267   19,301      60,517
  Fiber asset under construction (Note 3)........     --    11,500      11,500
  Construction in process........................   2,245   14,978      26,731
  Other..........................................     388    1,131       4,260
                                                  -------  -------    --------
                                                   14,212   59,146     128,534
  Less accumulated depreciation..................  (1,651)  (5,225)    (15,651)
                                                  -------  -------    --------
    Total........................................ $12,561  $53,921    $112,883
                                                  =======  =======    ========

(3)INVESTMENT IN FIBER ASSET AND SENIOR SECURED NOTE

  On February 20, 1997, the Company entered into several agreements regarding the leasing of dark fiber in New York State in furtherance of its strategy to interconnect its networks in the northeastern United States. Pursuant to these agreements and in consideration of a payment of $20,000, the Company received a $20,000 Senior Secured note (the "Senior Secured Note") bearing interest at 22 1/2% (subject to reduction upon early repayment of principal) due February 2002 (subject to early redemption options), from Telergy, Inc. ("Telergy") and a fully prepaid lease from a Telergy affiliate for an initial lease term of 25 years (with two additional ten-year extensions) for 24 strands of dark fiber installed or to be installed in a New York fiber optic telecommunications backbone network. The Company has included $11,500 and $8,500 in Property, Plant and Equipment and Other Assets, respectively, as the allocation of the $20,000 payment between the fiber asset and the Senior Secured Note. The allocation reflects the Company's estimate of the relative fair values of the assets acquired.

(4)INVESTMENTS

  The equity method of accounting is used to account for investments in joint ventures in which the Company owns less than a majority interest. Under this method, the Company's initial investment is recorded at cost and subsequently adjusted for the amount of its equity in the net income or loss of its joint ventures. Dividends or other distributions are recorded as a reduction of the Company's investment. Investments in joint ventures accounted for using the equity method reflect the Company's equity in their underlying net assets.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE NINE MONTHS ENDED
                          DECEMBER 31, 1996 AND 1997
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS
                                  UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(4)INVESTMENTS, CONTINUED
  The Company's nonconsolidated investments are as follows:

                                                     MARCH 31,
                                 OWNERSHIP        -----------------  DECEMBER 31,
                                 PERCENTAGE        1996      1997        1997
                                 ----------       -------  --------  ------------
                                                                     (UNAUDITED)
MediaOne Fiber Technologies
(Jacksonville).................      20.0%        $ 4,701  $  7,330    $  7,979
Multimedia Hyperion
Telecommunications (Wichita)...      49.9%          2,620     3,306       3,744
Louisville Lightwave...........      50.0%(1)(7)      996     4,683      10,518
NewChannels Hyperion
Telecommunications (Albany)....       -- %(2)         999       924         --
NewChannels Hyperion
Telecommunications
(Binghamton)...................       -- %(2)         504       504         --
NHT Partnership (Buffalo)......      60.0%(1)(3)    2,457     4,717         --
NewChannels Hyperion
Telecommunications (Syracuse)..     100.0%(4)       3,140     4,215         --
Hyperion of Harrisburg.........      50.0%(1)       1,600     5,246      15,615
Hyperion of Tennessee
(Nashville)....................      25.0%(5)       1,345       --          --
MediaOne of Virginia
(Richmond).....................      37.0%          3,406     7,018       7,212
New Jersey Fiber Technologies
(New Brunswick and Morristown).      19.7%(1)         956     3,340       8,185
TCG of South Florida...........      15.7%(6)       4,679       --          --
PECO-Hyperion (Philadelphia) ..      50.0%            --     10,750      19,400
PECO-Hyperion (Allentown,
 Bethlehem, Easton, Reading)...      50.0%            --        --          511
Lexington Lightwave ...........      50.0%(1)         --      2,311       5,498
Hyperion of York...............      50.0%            --      1,402       3,000
Entergy Hyperion
Telecommunications of
Louisiana......................      50.0%            --        --        2,900
Entergy Hyperion
Telecommunications of
Mississippi....................      50.0%            --        --        3,150
Entergy Hyperion
Telecommunications of Arkansas.      50.0%            --        --        3,400
Other .........................   Various             497       949       1,360
                                                  -------  --------    --------
                                                   27,900    56,695      92,472
Cumulative equity in net                           (6,813)  (12,010)    (18,514)
losses.........................                   -------  --------    --------
Total Investments..............                   $21,087  $ 44,685    $ 73,958
                                                  =======  ========    ========

--------
 (1) As discussed below, the Company increased its ownership to 100% in these networks on February 12, 1998.
 (2) As discussed below, the Company consummated an agreement which eliminated its interest in these networks. The previous ownership percentages in the Albany and Binghamton networks were 50% and 20% respectively.
 (3) As discussed below, the Company consummated an agreement which increased its ownership in the Buffalo network to 60% from 40% and accordingly has consolidated this investment effective September 12, 1997.
 (4) As discussed below, the Company consummated an agreement which increased its ownership in the Syracuse network to 100% from 50% and accordingly has consolidated this investment effective September 12, 1997.
 (5) As discussed below, the Company increased its ownership in this partnership on August 1, 1996 to 95%, and accordingly, has consolidated this investment effective August 1, 1996.
 (6) As discussed below, the Company sold its interest in TCG of South Florida on May 16, 1996.
 (7) The Company increased its ownership in this partnership on May 8, 1996 from 20% to 50%.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE NINE MONTHS ENDED
                          DECEMBER 31, 1996 AND 1997
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS
                                  UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(4)INVESTMENTS, CONTINUED
  Summarized unaudited combined financial information for the Company's investments being accounted for using the equity method of accounting, excluding the entities involved in the Time Warner Entertainment--Advance Newhouse ("TWEAN") agreement (Albany, Binghamton, Buffalo, and Syracuse networks) and TCG of South Florida and Hyperion of Tennessee (all discussed below) as of and for the periods presented, is as follows:

                                                      MARCH 31,
                                                  ----------------- DECEMBER 31,
                                                    1996     1997       1997
                                                  -------- -------- ------------
   Current assets................................ $  1,517 $  3,843   $  7,477
   Non-current assets............................   57,169  134,680    201,692
   Current liabilities...........................    4,762    5,629     14,198
   Non-current liabilities.......................   13,908   43,974     57,040

                                                             NINE MONTHS ENDED
                                   YEAR ENDED MARCH 31,        DECEMBER 31,
                                 --------------------------  ------------------
                                  1995     1996      1997      1996      1997
                                 -------  -------  --------  --------  --------
   Revenues..................... $ 1,514  $ 3,238  $  8,078  $  5,403  $ 10,086
   Net loss.....................  (3,001)  (5,926)  (14,841)  (10,168)  (20,212)

  On May 16, 1996, the Company sold its 15.7% interest in TCG of South Florida for approximately $11,618 resulting in a pre-tax gain of approximately $8,400. Amounts related to TCG of South Florida included in the Company's investments and equity in net loss of joint ventures as of and for the year ended March 31, 1996 were $3,422 and $778, respectively. The Company's equity in net loss of joint ventures included a loss of $221 for TCG of South Florida for the fiscal year ended March 31, 1997.

  On August 1, 1996, the Company purchased additional general and limited partnership interests in Hyperion of Tennessee for approximately $5,000, which increased the Company's ownership of Hyperion of Tennessee to 95%. Accordingly, the results of operations of Hyperion of Tennessee have been included in the Company's consolidated operating results effective August 1, 1996.

  On September 12, 1997, the Company consummated an agreement with TWEAN to exchange interests in four New York CLEC networks. As a result of the transaction, the Company paid TWEAN $7,638 and increased its ownership in the networks serving Buffalo and Syracuse, New York to 60% and 100%, respectively, and eliminated its interest in the Albany and Binghamton networks, which became wholly owned by TWEAN. Accordingly, the results of operations of the Buffalo and Syracuse networks have been included in the Company's consolidated operating results effective September 12, 1997.

  On February 12, 1998, the Company purchased additional partnership interests in Louisville Lightwave (Louisville and Lexington), NHT Partnership (Buffalo), New Jersey Fiber Technologies and Hyperion of Harrisburg, as a result, the Company's ownership in these networks increased to 100%. The aggregate purchase price was comprised of approximately $45,000 in cash and a warrant for 900,460 shares of the Company's Class A Common Stock.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE NINE MONTHS ENDED
                          DECEMBER 31, 1996 AND 1997
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS
                                  UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(4)INVESTMENTS, CONTINUED
  The following unaudited financial information of the Company assumes that the August 1, 1996, September 12, 1997, and February 12, 1998 transactions had occurred on April 1, 1995.

                                                            NINE MONTHS ENDED
                                    YEAR ENDED MARCH 31,      DECEMBER 31,
                                    ----------------------  ------------------
                                         1996        1997     1996      1997
                                    ----------  ----------  --------  --------
   Revenues........................   $  5,701    $  8,710  $  5,739  $ 12,435
   Net loss........................    (20,579)    (37,923)  (23,971)  (57,055)
   Net loss applicable to common
   stockholders....................    (20,579)    (37,923)  (23,971)  (62,849)
   Net loss per weighted average
   share of common stock........... $    (0.50) $    (0.88) $  (0.55) $  (1.43)

  On December 1, 1997, the Company announced that it had entered into a partnership agreement with Allegheny Energy to provide CLEC services. Allegheny Energy has agreed to construct fiber optic networks for Hyperion through one of its affiliates which will partner with Hyperion in most, if not all, of the contemplated networks. Allegheny Energy is an investor owned utility providing electricity in portions of Maryland, Ohio, Pennsylvania, Virginia and West Virginia.

(5)FINANCING ARRANGEMENTS

 Note Payable--Adelphia

  The Company has an unsecured credit arrangement with Adelphia which had no repayment terms prior to April 15, 1996. On April 15, 1996, $25,000 of the proceeds from the sale of the 13% Senior Discount Notes (the "Notes") and Class B Common Stock Warrants discussed below were used to repay a portion of this obligation. Interest expense and fees on this credit arrangement were based upon the weighted average cost of unsecured borrowings of Adelphia during the corresponding periods. Interest at 11.28% per annum plus fees was charged on the Note Payable--Adelphia for the years ended March 31, 1995 and 1996. The total amount of interest converted to note principal through April 15, 1996 was $9,007.

  Effective April 15, 1996, the remaining balance due on the Note payable-- Adelphia is evidenced by an unsecured subordinated note due April 16, 2003. This obligation bears interest at 16.5% per annum with interest payable quarterly in cash; by issuing additional subordinated notes; or a combination of cash and additional subordinated notes, all of which is at the Company's option. Interest converted to additional subordinated note principal from the inception of the note on April 15, 1996 through December 31, 1997 has totaled $8,599.

 13% Senior Discount Notes and Class B Common Stock Warrants

  On April 15, 1996, the Company issued $329,000 of 13% Senior Discount Notes due April 15, 2003 and 329,000 warrants to purchase an aggregate of 2,453,708 shares of its Class B Common Stock. Proceeds to the Company, net of discounts, commissions, and other transaction costs were approximately $168,600. Such net proceeds were used to pay $25,000 of the Note payable--Adelphia discussed above, to make loans of $3,000 to certain key Company officers (see Note 6) and to fund the Company's capital expenditures, working capital requirements, operating losses and its pro-rata investments in joint ventures. Use of proceeds from the Notes also included the repayment of amounts related to capital expenditures, working capital requirements, operating losses and pro-rata investments in joint ventures totaling $12,800 incurred during the period from January 1, 1996 to April 15, 1996. These amounts had been funded during the same time period through advances from Adelphia.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE NINE MONTHS ENDED
                          DECEMBER 31, 1996 AND 1997
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS
                                  UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(5)FINANCING ARRANGEMENTS, CONTINUED
  Prior to April 15, 2001, interest on the Notes is not payable in cash, but is added to principal. Thereafter, interest is payable semi-annually commencing October 15, 2001. The Notes are unsecured and are senior to the Note payable--Adelphia and all future subordinated indebtedness. On or before April 15, 1999 and subject to certain restrictions, the Company may redeem, at its option, up to 25% of the aggregate principal amount of the Notes at a price of 113% of the Accreted Value (as defined in the Indenture). On or after April 15, 2001, the Company may redeem, at its option, all or a portion of the Notes at 106.5% which declines to par in 2002, plus accrued interest.

  The holders of the Notes may put the Notes to the Company at any time at a price of 101% of accreted principal upon the occurrence of a Change of Control (as defined in the Indenture). In addition, the Company will be required to offer to purchase Notes at a price of 100% with the proceeds of certain asset sales (as defined in the Indenture). The Indenture stipulates, among other things, limitations on additional borrowings, issuance of equity instruments, payment of dividends and other distributions, repurchase of equity interests or subordinated debt, sale--leaseback transactions, liens, transactions with affiliates, sales of Company assets, mergers and consolidations.

  In accordance with a registration rights agreement, the Company filed a registration statement offering to exchange the Notes for Series B Senior Discount Notes registered under the Securities Act of 1933, as amended (the "Securities Act"). Terms of the Series B Senior Discount Notes are substantially the same as the Notes. The above exchange was consummated within the time periods stipulated in the agreement.

  The Class B Common Stock Warrants are exercisable at $0.0025 per share, upon the earlier of May 1, 1997 or a Change of Control. Unless exercised, the Class B Common Stock Warrants expire on April 1, 2001. The number of shares and the exercise price for which a warrant is exercisable are subject to adjustment under certain circumstances. In accordance with a registration rights agreement, the Company filed a shelf registration statement under the Securities Act covering the Warrant Shares.

  If the Notes and Class B Common Stock Warrants had been issued on April 1, 1995, interest expense would have been approximately $27,796 for the year ended March 31, 1996.

 12 1/4% Senior Secured Notes

  On August 27, 1997, the Company issued $250,000 aggregate principal amount of 12 1/4% Senior Secured Notes due September 1, 2004 (the "Senior Secured Notes"), in a private placement. The Senior Secured Notes are collateralized through the pledge of the common stock of certain of its wholly-owned subsidiaries. Of the proceeds to the Company of approximately $244,000, net of commissions and other transaction costs, $83,400 was invested in U.S. government securities and placed in an escrow account for payment in full when due of the first six scheduled semi-annual interest payments on the Senior Secured Notes as required by the Indenture. The remainder of such proceeds will be used to fund the acquisition of increased ownership interests in certain of its networks, for capital expenditures, including the construction and expansion of new and existing networks, and for general corporate and working capital purposes.

  Interest is payable semi-annually commencing March 1, 1998. The Senior Secured Notes rank pari passu in right of payment with all existing and future senior Indebtedness (as defined in the Indenture) of the Company and will rank senior in right of payment to future subordinated Indebtedness of the Company. On or before

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE NINE MONTHS ENDED
                          DECEMBER 31, 1996 AND 1997
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS
                                  UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(5)FINANCING ARRANGEMENTS, CONTINUED
September 1, 2000 and subject to certain restrictions, the Company may redeem, at its option, up to 25% of the aggregate principal amount of the Senior Secured Notes at a price of 112.25% of principal with the net proceeds of one or more Qualified Equity Offerings (as defined in the Indenture). On or after September 1, 2001, the Company may redeem, at its option, all or a portion of the Senior Secured Notes at 106.125% of principal which declines to par in 2003, plus accrued interest.

  The holders of the Senior Secured Notes may put them to the Company at any time at a price of 101% of principal upon the occurrence of a Change of Control (as defined in the Indenture). The Indenture stipulates, among other things, limitations on additional borrowings, payment of dividends and other distributions, repurchase of equity interests, transactions with affiliates and the sale of assets.

  In accordance with a registration rights agreement, the Company filed a registration statement offering to exchange the Senior Secured Notes for Series B Senior Secured Notes registered under the Securities Act. Terms of the Series B Senior Secured Notes are substantially the same as the Senior Secured Notes. The above exchange was consummated within the time periods stipulated in the agreement.

  If the Senior Secured Notes had been issued on April 1, 1996, interest expense would have been approximately $59,002, $43,728 and $48,269 for the year ended March 31, 1997 and the nine months ended December 31, 1996 and 1997, respectively.

 12 7/8% Senior Exchangeable Redeemable Preferred Stock

  On October 9, 1997, the Company issued $200,000 aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due October 15, 2007 (the "Preferred Stock"), in a private placement. Proceeds to the Company, net of commissions and other transaction costs, were approximately $194,700. Such proceeds will be used to fund the acquisition of increased ownership interests in certain of its networks, for capital expenditures, including the construction and expansion of new and existing networks, and for general corporate and working capital purposes.

  Dividends are payable quarterly commencing January 15, 1998 at 12 7/8% of the liquidation preference of outstanding Preferred Stock. Through October 15, 2002, dividends are payable in cash or additional shares of Preferred Stock at the Company's option. Subsequent to October 15, 2002, dividends are payable in cash. The Preferred Stock will rank junior in right of payment to all indebtedness and other obligations of the Company, its Subsidiaries and Joint Ventures. On or before October 15, 2000, and subject to certain restrictions, the Company may redeem, at its option, up to 35% of the initial aggregate liquidation preference of the Preferred Stock originally issued with the net cash proceeds of one or more Qualified Equity Offerings (as defined in the Certificate of Designation) at a redemption price equal to 112.875% of the liquidation preference per share of the Preferred Stock, plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided that, after any such redemption, there are remaining outstanding shares of Preferred Stock having an aggregate liquidation preference of at least 65% of the initial aggregate liquidation preference of the Preferred Stock originally issued. On or after October 15, 2002, the Company may redeem, at its option, all or a portion of the Preferred Stock at 106.438% of the liquidation preference thereof declining to par in 2005, plus accrued interest. The Company is required to redeem all of the shares of Preferred Stock outstanding on October 15, 2007 at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE NINE MONTHS ENDED
                          DECEMBER 31, 1996 AND 1997
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS
                                  UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(5)FINANCING ARRANGEMENTS, CONTINUED
  The holders of the Preferred Stock may put the Preferred Stock to the Company at any time at a price of 101% of the liquidation preference thereof upon the occurrence of a Change of Control (as defined in the Certification of Designation) The Certificate of Designation stipulates, among other things, limitations on additional borrowings, payment of dividends and other distributions, transactions with affiliates and the sale of assets.

  The Company may, at its option, on any dividend payment date, exchange in whole, but not in part, the then outstanding shares of Preferred Stock for 12 7/8% Senior Subordinated Debentures due October 15, 2007 (the "Exchange Debentures"). Interest, redemption and registration rights provisions of the Exchange Debentures are consistent with the provisions of the Preferred Stock.

  In accordance with a registration rights agreement, the Company filed a registration statement offering to exchange the Preferred Stock for Series B Senior Exchangeable Redeemable Preferred Stock registered under the Securities Act. Terms of the Series B Senior Exchangeable Redeemable Preferred Stock are substantially the same as the Preferred Stock. The above exchange was consummated within the time periods stipulated in the agreement.

  If the Preferred Stock had been issued on April 1, 1996, dividend requirements applicable to preferred stock would have been approximately $27,000, $19,900 and $22,600 for the year ended March 31, 1997 and the nine months ended December 31, 1996 and 1997, respectively.

 Long Term Lease Facility

  On December 31, 1997, the Company consummated an agreement for a $24,500 long term lease facility with AT&T Capital Corporation. The lease facility provides financing for certain of the Operating Companies' switching equipment. Included in the lease facility is the sale and leaseback of certain switch equipment for which the Company received $14,876.

 Other Debt

  Other debt consists primarily of capital leases entered into in connection with the acquisition of fiber leases for use in the telecommunications networks and the long term lease facility discussed above. The interest rate on such debt ranges from 11.25% to 15.0%.

  The following table sets forth the mandatory reductions in principal under all debt agreements and redeemable preferred stock for each of the next four years and three months based upon amounts outstanding at December 31, 1997:

        Three months ending March 31, 1998.............................. $  718
        Year ending March 31, 1999......................................  3,094
        Year ending March 31, 2000......................................  3,465
        Year ending March 31, 2001......................................  3,387
        Year ending March 31, 2002......................................  3,558

(6)COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY (DEFICIENCY)

  The Class B Common Stock of the Company held by Adelphia and certain key Company officers (the "Officers") is subject to sale and transfer restriction provisions. These provisions state that none of the Officers

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE NINE MONTHS ENDED
                          DECEMBER 31, 1996 AND 1997
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS
                                  UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(6) COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY (DEFICIENCY), CONTINUED may transfer any shares unless they have offered to sell such shares to Adelphia (or the other remaining Officers if Adelphia declines) at a price per share equal to the terms of the proposed third party sale or exchange.

  In accordance with a shareholder agreement, upon termination of employment or at any time after October 7, 1996, the Officers could have required Adelphia to purchase all their outstanding Class B shares (the "Officers' Option"). At any time after October 7, 2001, Adelphia could have required the Officers to sell all of their outstanding Class B shares to Adelphia (the "Adelphia Option"). The price per share shall be equal to the fair market value of the shares as determined by a nationally recognized financial advisor selected by Adelphia and the Officers.

  On March 19, 1996, such shareholder agreement was amended primarily to (i) grant the Officers certain registration rights regarding their Class B Common Stock; (ii) extend the Officers' Option date until after October 7, 1998;
(iii) extend the Adelphia Option date until after October 7, 2003 and (iv) provide for aggregate loans to the Officers of $3,000 from the proceeds received from the sale of the Notes and Class B Common Stock Warrants discussed in Note 5. Such loans, including accrued interest at a rate equal to the rate which the Company is able to invest cash on a short-term basis, are secured by a pledge of each Officer's Class B Common Stock in the Company and are payable to the Company on the earlier of October 8, 1998 or the date of the registration of an equity security of the Company as described below. Also, an amount equal to the interest that accrues on such loans from the date six months after the date the loans are made until due and payable will be satisfied through additional compensation to the Officers. The shareholder agreement is terminated upon the registration of an equity security of the Company under the Securities Act or the Securities Exchange Act of 1934, as amended, which equity security is of the same class as the equity security held by the Officers.

  On March 19, 1996, the Board of Directors of the Company approved a ten thousand-for-one stock split of its Class B Common Stock and the reduction of the par value from $1.00 per share to $.01 per share. In addition, on March 19, 1996, the Board of Directors approved charter amendments to increase the Company's authorized shares of Class B Common Stock from 1,000 shares to 30,000,000 shares and authorized 5,000,000 shares of preferred stock with terms of such preferred stock to be determined by the Board of Directors of the Company.

  On October 3, 1996, the Board of Directors of the Company approved charter amendments to (i) increase the Company's authorized shares from 30,000,000 shares of Common Stock to 150,000,000 shares of Class B Common Stock, (ii) authorize 300,000,000 shares of a second class of common stock (Class A Common Stock), and (iii) reclassify each previously authorized and outstanding share of Common Stock as Class B Common Stock. Holders of the Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In addition, each share of Class B Common Stock is automatically convertible into one share of Class A Common Stock. In the event a cash dividend is paid, the holders of the Class A Common Stock and the Class B Common Stock will be paid an equal amount.

  On March   , 1998, the Board of Directors of the Company approved a four-
for-one stock split of its Class A and Class B Common Stock which will be effective immediately prior to the Company's contemplated initial public offering of its Class A Common Stock and will be effected in the form of a dividend of three shares for every outstanding share of common stock.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE NINE MONTHS ENDED
                          DECEMBER 31, 1996 AND 1997
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS
                                  UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(6) COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY (DEFICIENCY), CONTINUED
  All references in the accompanying consolidated financial statements to the number of shares of common stock and the par value have been retroactively restated to reflect the stock splits, the par value reduction and the other actions taken by the Board of Directors on March 19 and October 3, 1996, and
March   , 1998.

  On October 3, 1996, the Board of Directors and stockholders of the Company approved the Company's 1996 Long-Term Compensation Plan (the "1996 Plan"). The 1996 Plan provides for the grant of (i) options which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (ii) options which do not so qualify, (iii) share awards (with or without restrictions on vesting), (iv) stock appreciation rights and
(v) stock equivalent or phantom units. The number of shares of Class A Common Stock available for issuance initially will be 7,000,000. Such number is to increase each year by 1% of outstanding shares of all classes of the Company's Common Stock, up to a maximum of 10,000,000 shares. Options, awards and units may be granted under the 1996 Plan to directors, officers, employees and consultants. The 1996 Plan provides that incentive stock options must be granted with an exercise price of not less than the fair market value of the underlying Common Stock on the date of grant. Options outstanding under the Plan may be exercised by paying the exercise price per share through various alternative settlement methods. On March 4, 1997 and April 1, 1997, the Company issued 416,000 and 72,000 shares, respectively, of Class A Common Stock to Daniel R. Milliard pursuant to his employment agreement with the Company. No other stock options, stock awards, stock appreciation rights or phantom stock units have been granted under the Plan.

(7)COMMITMENTS AND CONTINGENCIES

  The Company rents office space, node space and fiber under leases with terms which are generally less than one year or under agreements that are generally cancelable on short notice. Total rental expense under all operating leases aggregated $478, $1,210 and $1,103 for the years ended March 31, 1995, 1996 and 1997, respectively.

  The minimum future lease obligations under the noncancelable operating leases as of March 31, 1997 are approximately:

  PERIOD ENDING MARCH 31,
  -----------------------
  1998....................................................................  $ 35
  1999....................................................................   112
  2000....................................................................    62
  2001....................................................................    26
  2002....................................................................    11
  Thereafter..............................................................     3

  Certain investors in two of the joint ventures have the right after a specified period of time to sell their interest to the Company. Under one agreement, the sales price represents the investor's aggregate capital contribution less distributions plus interest accrued at the prime rate. The Company's contingent obligation under this commitment at December 31, 1997 was approximately $3,895. The sales price under the second agreement is equal to the fair market value of such investor's interest.

  The Company has entered into employment agreements with certain key Company officers, the terms of which expire on October 20, 1998, as amended. The employment agreements provide for base salary, benefits and bonuses payable if specified management goals are attained. In addition, the employment agreements contain noncompetition and nondisclosure provisions.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE NINE MONTHS ENDED
                          DECEMBER 31, 1996 AND 1997
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS
                                  UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(7)COMMITMENTS AND CONTINGENCIES, CONTINUED
  The Company has entered into an employment agreement with the President of the Company, the terms of which expire on March 31, 2001, unless extended by the Company for additional one year periods. The employment agreement provides for base salary, benefits, stock options or stock grants and cash and stock bonuses payable if specified management goals are attained as established annually by the Board of Directors. In addition, the employment agreement contains noncompetition and nondisclosure provisions.

  The telecommunications industry and Hyperion are subject to extensive regulation at the federal, state and local levels. On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 (the "Telecommunications Act"), the most comprehensive reform of the nation's telecommunications laws since the Communications Act of 1934. Management of Hyperion is unable to predict the effect that the Telecommunications Act, related rulemaking proceedings or other future rulemaking proceedings will have on its business and results of operations in future periods.

(8)RELATED PARTY TRANSACTIONS

  The following table summarizes the Company's transactions with related parties:

                                                                   NINE MONTHS
                                                                      ENDED
                                                  MARCH 31,       DECEMBER 31,
                                             -------------------- -------------
                                              1995   1996   1997   1996   1997
                                             ------ ------ ------ ------ ------
                                                                   (UNAUDITED)
   REVENUES:
     Management fees........................ $1,045 $1,950 $2,600 $1,854 $3,001
     Network monitoring fees................    217    446    604    447    808
     Special access fees....................    189    651    540    540    500
                                             ------ ------ ------ ------ ------
     Total.................................. $1,451 $3,047 $3,744 $2,841 $4,309
                                             ====== ====== ====== ====== ======
   EXPENSES:
     Interest expense and fees.............. $3,321 $6,088 $4,731 $3,521 $3,935
     Allocated corporate costs..............    511    417  1,199    874  1,272
     Fiber leases...........................    303  1,022    738    621     92
                                             ------ ------ ------ ------ ------
     Total.................................. $4,135 $7,527 $6,668 $5,016 $5,299
                                             ====== ====== ====== ====== ======

  Management fees from related parties represent fees received by the Company from its unconsolidated joint ventures for the performance of financial, legal, regulatory, network design, construction and other administrative services.

  Network monitoring fees represent fees received by the Company for technical support for the monitoring of each individual joint venture's telecommunications system.

  Special access fees represent amounts charged to joint ventures for use of the network of a wholly owned subsidiary of the Company.

  Interest income charged on certain affiliate receivable balances with joint ventures was $65, $199, $230, $81, and $353 for the years ended March 31, 1995, 1996, and 1997, and the nine months ended December 31, 1996 and 1997, respectively.

  Interest expense and fees relate to the Note payable--Adelphia (See Note 5).

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE NINE MONTHS ENDED
                          DECEMBER 31, 1996 AND 1997
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS
                                  UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(8)RELATED PARTY TRANSACTIONS, CONTINUED
  Allocated corporate costs represent costs incurred by Adelphia on behalf of the Company for the administration and operation of the Company. These costs include charges for office space, corporate aircraft and shared services such as finance activities, information systems, computer services, human resources, and taxation. Such costs were estimated by Adelphia and do not necessarily represent the actual costs that would be incurred if the Company was to secure such services on its own.

  Fiber lease expense represents amounts paid to various subsidiaries of Adelphia for the utilization of existing cable television plant for development and operation of the consolidated operating networks.

  During the year ended March 31, 1997, the Company purchased from Adelphia for approximately $6,485, Adelphia's historic cost to acquire the assets, certain fiber that had previously been leased from Adelphia. Because the entities involved in the transaction are under the common control of Adelphia, the excess of the purchase price of the assets over the predecessor owner's net book value was charged to accumulated deficit.

(9)INCOME TAXES

  Adelphia and its corporate subsidiaries (including the Company) file a consolidated federal income tax return. For financial reporting purposes, current and deferred income tax assets and liabilities are computed on a separate company basis. The net operating loss carryforwards and the valuation allowance are adjusted for the effects of filing a consolidated income tax return, similar to provisions of the Internal Revenue Code. At March 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of $30,478 expiring through 2012.

  Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and
(b) operating loss carryforwards.

  The Company's net deferred tax asset is comprised of the following:

                                                                MARCH 31,
                                                            ------------------
                                                              1996      1997
                                                            --------  --------
   DEFERRED TAX ASSETS:
    Differences between book and tax basis of intangible
   assets.................................................. $    119  $    197
    Net operating loss carryforwards.......................    9,302    11,539
    Investment in Partnerships.............................    1,401     2,793
    Other..................................................      134        50
                                                            --------  --------
     Total.................................................   10,956    14,579
    Valuation allowance....................................  (10,459)  (12,356)
                                                            --------  --------
     Total.................................................      497     2,223
                                                            --------  --------
   DEFERRED TAX LIABILITIES:
    Differences between book and tax basis of property,
   plant and
     equipment.............................................      203     2,186
                                                            --------  --------
   Net deferred tax asset.................................. $    294  $     37
                                                            ========  ========

  The net change in the valuation allowance for the years ended March 31, 1996 and 1997 was an increase of $5,164 and $1,897, respectively.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE NINE MONTHS ENDED
                           DECEMBER 31, 1996 AND 1997
     (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS
                                   UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(9)INCOME TAXES, CONTINUED

  Income tax benefit (expense) for the years ended March 31, 1995, 1996 and 1997 is as follows:

                                                                  MARCH 31,
                                                               -----------------
                                                               1995  1996  1997
                                                               ----  ----  -----
  Current..................................................... $(8)  $ (9) $  (2)
  Deferred....................................................  37    206   (257)
                                                               ---   ----  -----
  Total....................................................... $29   $197  $(259)
                                                               ===   ====  =====

  A reconciliation of the statutory federal income tax rate and the Company's effective income tax rate is as follows:

                                                               MARCH 31,
                                                           -------------------
                                                           1995   1996   1997
                                                           -----  -----  -----
  Statutory federal income tax rate.......................  35.0%  35.0%  35.0%
  Change in valuation allowance........................... (39.0) (34.6) (34.6)
  State taxes, net of federal benefit and other...........   4.4    1.0   (1.2)
                                                           -----  -----  -----
  Income tax benefit (expense)............................   0.4%   1.4%  (0.8)%
                                                           =====  =====  =====

(10) QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following tables summarize the financial results of the Company for each of the quarters in the years ended March 31, 1996 and 1997:

                                                THREE MONTHS ENDED
                                   ----------------------------------------------
                                   JUNE 30,  SEPTEMBER 30, DECEMBER 31, MARCH 31,
                                     1995        1995          1995       1996
                                   --------  ------------- ------------ ---------
Revenues.........................  $   686      $   612      $ 1,198     $   826
                                   -------      -------      -------     -------
Operating expenses:
 Network operations..............      628          613          637         812
 Selling, general and
administrative...................      831          534        1,010         709
 Depreciation and amortization...      250          278          333         323
                                   -------      -------      -------     -------
  Total..........................    1,709        1,425        1,980       1,844
                                   -------      -------      -------     -------
Operating loss...................   (1,023)        (813)        (782)     (1,018)
Other income (expense):
 Interest income.................       16           10          --          173
 Interest expense and fees.......   (1,328)      (1,372)      (1,478)     (1,910)
                                   -------      -------      -------     -------
Loss before income taxes and eq-
 uity in net loss
 of joint ventures...............   (2,335)      (2,175)      (2,260)     (2,755)
Income tax benefit (expense).....       19           59          (20)        139
                                   -------      -------      -------     -------
Loss before equity in net loss of
 joint ventures..................   (2,316)      (2,116)      (2,280)     (2,616)
Equity in net loss of joint ven-
 tures...........................     (797)        (845)      (1,509)     (1,141)
                                   -------      -------      -------     -------
Net loss.........................  $(3,113)     $(2,961)     $(3,789)    $(3,757)
                                   =======      =======      =======     =======
Net loss per weighted average
 share of common stock...........  $ (0.08)     $ (0.07)     $ (0.09)    $ (0.09)
                                   =======      =======      =======     =======
Weighted average shares of common
 stock
 outstanding (in thousands)......   40,000       40,000       40,000      40,000
                                   =======      =======      =======     =======

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE NINE MONTHS ENDED
                          DECEMBER 31, 1996 AND 1997
    (INFORMATION AS TO THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS
                                  UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(10) QUARTERLY FINANCIAL DATA (UNAUDITED), CONTINUED

                                                THREE MONTHS ENDED
                                   ----------------------------------------------
                                   JUNE 30,  SEPTEMBER 30, DECEMBER 31, MARCH 31,
                                     1996        1996          1996       1997
                                   --------  ------------- ------------ ---------
Revenues.........................  $ 1,102      $ 1,175      $  1,334   $  1,477
                                   -------      -------      --------   --------
Operating expenses:
 Network operations..............      859          728           752      1,093
 Selling, general and
administrative...................    1,027        1,164         2,545      2,044
 Depreciation and amortization...      695          886         1,002      1,362
                                   -------      -------      --------   --------
  Total..........................    2,581        2,778         4,299      4,499
                                   -------      -------      --------   --------
Operating loss...................   (1,479)      (1,603)       (2,965)    (3,022)
Other income (expense):
 Gain on sale of investment......    8,405          --            --         --
 Interest income.................    1,433        1,696         1,190      1,657
 Interest expense and fees.......   (6,169)      (7,108)       (7,482)    (7,618)
                                   -------      -------      --------   --------
Income (loss) before income taxes
 and equity in net loss
 of joint ventures...............    2,190       (7,015)       (9,257)    (8,983)
Income tax (expense) benefit.....       (3)         120            63       (437)
                                   -------      -------      --------   --------
Income (loss) before equity in
 net loss of joint ventures......    2,187       (6,895)       (9,194)    (9,420)
Equity in net loss of joint ven-
 tures...........................   (1,636)      (1,362)       (2,145)    (2,080)
                                   -------      -------      --------   --------
Net income (loss)................  $   551      $(8,257)     $(11,339)  $(11,500)
                                   =======      =======      ========   ========
Net income (loss) per weighted
 average share
 of common stock.................  $  0.01      $ (0.19)     $  (0.27)  $  (0.27)
                                   =======      =======      ========   ========
Weighted average shares of common
 stock
 outstanding (in thousands)......   42,100       42,452        42,452     42,452
                                   =======      =======      ========   ========

(11) SUBSEQUENT EVENTS (THROUGH DATE OF INDEPENDENT AUDITORS' REPORT):

  On June 13, 1997, the Company entered into agreements with MCImetro Access Transmission Services, Inc. (together with its affiliate, MCI Communications, "MCI"). Pursuant to this agreement the Company is designated MCI's preferred provider for new end user dedicated access circuits and of conversions of end user dedicated access circuits as a result of conversions from the incumbent LEC in the Company's markets. Hyperion also has certain rights of first refusal to provide MCI with certain telecommunications services. Under this arrangement, the Company issued a warrant to purchase 1,124,160 shares of Class A Common Stock to MCI (the "MCI Warrant") representing 2 1/2% of the Common Stock of the Company on a fully diluted basis. MCI can receive additional warrants to purchase up to an additional 6% of the shares of the Company's Class A Common Stock, on a fully diluted basis, at fair value, if MCI meets certain purchase volume thresholds over the term of the agreement.

                                    ANNEX A

                                   GLOSSARY

  Access Charges--The fees paid by long distance carriers to LECs for originating and terminating long distance calls over the LECs' local networks.

  Access Line Equivalents--The number of access lines represented by a trunk line, estimated for purposes of this Prospectus as six access lines per trunk line.

  ATM (Asynchronous Transfer Mode)--A recently commercialized switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard fifty-three bit-long packet or cell. ATM-based packet transport was specifically developed to allow switching and transmission of mixed voice, data and video (sometimes referred to as "multi-media" information) at varying rates. The ATM format can be used by many different information systems, including LANs.

  Broadband--Broadband communications systems can transmit large quantities of voice, data and video by way of digital or analog signals. Examples of broadband communication systems include DS-3 fiber optic systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station signal, that transmits high resolution audio and video signals into the home. Broadband connectivity is also an essential element for interactive multimedia applications.

  CAP (Competitive Access Provider)--A company that provides its customers with an alternative to the incumbent local telephone company for local transport of private line, special access and interstate transport of switched access telecommunications services. CAPs are also referred to in the industry as alternative local telecommunications service providers (ALTs), metropolitan area network providers (MANs) and alternative access vendors (AAVs).

  Central Offices or LEC-COs--The switching centers or central switching facilities of the LECs or CLECs.

  Centrex--Centrex is a service that offers features similar to those of a Private Branch Exchange (PBX), except that the equipment is located at the carrier's premises and not at the premises of the customer. These features include direct dialing within a given phone system, direct dialing of incoming calls, and automatic identification of outbound calls. This is a value-added service that LECs and CLECs can provide to a wide range of customers who do not have the size or the funds to support their own on-site PBX.

  CLEC (Competitive Local Exchange Carrier)--A CAP that also provides switched local telecommunications services.

  Collocation--The ability of a CAP, IXC or end user to connect its network to a LEC-COs. Physical collocation occurs when a CAP places its network connection equipment inside the LEC-COs. Virtual collocation is an alternative to physical collocation pursuant to which the LEC permits a CAP to connect its network to the LEC-COs on comparable terms, even though the CAP's network connection equipment is not physically located inside the central offices.

  Dedicated Lines--Telecommunications lines dedicated or reserved for use exclusively by particular customers along predetermined routes (in contrast to telecommunications lines within the public switched network which may utilize a variety of rates).

  Digital--A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. Digital transmission and switching technologies offer a threefold improvement in speed and capacity over analog techniques, allowing much more efficient and cost-effective transmission of voice, video and data.

  Dialing Parity--Dialing parity exists when a customer calling to or from the network of a CLEC is not required to dial any more digits than for a comparable call originating and terminating on the incumbent LEC's network.

  Diverse Access Routing--A telecommunications network configuration in which signals are transported simultaneously along two different paths so that if one cable is cut, traffic can continue in the other direction without interruption to its destination. The Company's networks generally provide diverse access routing.

  DS-0, DS-1, DS-3--Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of up to 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

  FCC--Federal Communications Commission

  Fiber Mile--The number of route miles installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers along that path. See the definition of "route mile" below.

  Fiber Optics--Fiber optic cable is the medium of choice for the telecommunications and cable industries. Fiber is immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet is said to have more bandwidth capacity than copper cable the size of a telephone pole.

  Fiber Optic Ring Network--Most CAPs have built their networks in ring configurations in order to ensure that, if one segment of a network is damaged or cut, the traffic is simply re-routed and sent to its destination in the opposite direction. The Company uses a "self-healing" optical fiber ring architecture known as SONET.

  Frame Relay--Frame relay is a high speed data packet switching service used to transmit data between computers. Frame relay supports data units of variable lengths at access speeds ranging from 56 kilobits to 1.5 megabits. This service is appropriate for connecting LANs, but is not appropriate for voice and video applications due to the variable delays which can occur. Frame relay was designed to operate at higher speeds on modern fiber optic networks.

  Frame Relay Service--Data communications service that functions as a fast packet transport service of variable length data packets between customer designated locations and supports the establishment of software defined logical connections and circuits that act as private facilities on a public platform.

  Hubs--Collection centers located centrally in an area where telecommunications traffic can be aggregated at a central point for transport and distribution.

  Interconnection Decisions--Rulings by the FCC announced in September 1992 and August 1993, which require the RBOCs and most other LECs to provide interconnection in LEC-COs to any CAP, IXC or end user seeking such interconnection for the provision of interstate special access and switched access transport services.

  InterLATA Calls--InterLATA calls are calls that pass from one LATA to another. Typically, these calls are referred to as long distance calls. The Telecommunications Act establishes procedures under which the RBOCs can receive authority to provide interLATA services.

  IntraLATA Calls--IntraLATA calls, also known as short haul calls, are those calls that originate and terminate within the same LATA. All states allow intraLATA competition, but dialing parity still does not exist in most states and very little LEC intraLATA revenue has been won by competitors.

  IXC (Interexchange or Long Distance Carriers)--Usually referred to as long distance carriers. There are many facilities-based IXCs, including AT&T, MCI, WorldCom and Sprint, as well as a few CAPs that provide interexchange service.

  Kilobit--One thousand bits of information. The information-carrying capacity (i.e., bandwidth of a circuit may be measured in "kilobits per second.")

  LANs (Local Area Networks)--The interconnection of computers and/or other peripherals for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

  LATAs--The geographically defined Local Access and Transport Areas in which LECs are authorized by the MFJ to provide local exchange services. These LATAs roughly reflect the population density of their respective states (for example California has 11 LATAs while Wyoming has one). There are 164 LATAs in the United States.

  LEC (Local Exchange Carrier)--A company providing local telephone services.

  LEC-CO--Local Exchange Carrier's Central Office.

  Local Exchange Areas--A geographic area determined by the appropriate state regulatory authority in which local calls generally are transmitted without toll charges to the calling or called party.

  LSO--Local Serving Office of the incumbent LEC.

  Megabit--One million bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "megabits per second."

  MFJ (Modified Final Judgment)--The MFJ was a consent decree entered into in 1982 between AT&T and the Department of Justice which forced the breakup of the old Bell System through the divestiture of the seven separate Regional Bell Operating Companies (RBOCs) from AT&T. Divestiture resulted in two distinct segments of the telecommunications service market: local and long distance. This laid the groundwork for intense competition in the long distance industry, but essentially created seven separate regionally-based local exchange service monopolies. The Telecommunications Act removes most MFJ restrictions on a prospective basis from AT&T and the RBOCs.

  Network Systems Integration--Involves the creation of a turnkey telecommunications network including (i) route and site selection and obtaining rights of way and legal authorizations to install the network; (ii) design and engineering of the system, including technology and vendor assessment and selection, determining fiber optic circuit capacity, and establishing reliability/flexibility standards; and (iii) project and construction management, including contract negotiations, purchasing and logistics, installation as well as testing and construction management.

  Number Portability--The ability of an end user to change local exchange carriers while retaining the same telephone number.

  Off-Net--A customer that is not physically connected to one of the Company's networks but who is accessed through interconnection with a LEC network.

  On-Net--A customer that is physically connected to one of the Company's networks.

  Overlash--An aerial cable construction technique that involves the attachment of a new cable to an existing cable by placing the new cable beside the existing cable, and lashing (or binding) the two cables together by means of a lashing wire that is wrapped around both cables. This technique allows for the addition of new cable facilities utilizing existing pole attachments without the requirement for additional space on the pole.

  PCS (Personal Communications Service)--A type of wireless telephone system that uses light, inexpensive handheld sets and communicates via low power antennas.

  PBX--A Private Branch Exchange is a switching system within an office building which allows calls from outside to be routed directly to the individual or through a central number. A PBX also allows for calling within an office by way of four digit extensions. Centrex is a service which can simulate this service from an outside switching source, thereby eliminating the need for a large capital expenditure on a PBX.

  Physical Collocation--Physical Collocation occurs when a CAP places its own network connection equipment inside the LEC-CO. The Telecommunications Act gives the FCC authority to mandate physical collocation. See Virtual Collocation.

  POPs (Points of Presence)--Locations where an IXC has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that IXC.

  Private Line--A private, dedicated telecommunications connection between different end user locations (excluding IXC POPs).

  Private Line Data Interconnect Service--A data transport service utilizing data products and private line facilities that are packaged together with data products.

  Public Switched Network--That portion of a LEC's network available to all users generally on a shared basis (i.e., not dedicated to a particular user).

  Public Utility Commission--A state regulatory body which regulates utilities, including telephone companies providing intrastate services. In some states this regulatory body may have a different name, such as public service commission.

  RBOCs (Regional Bell Operating Companies)--The seven local telephone companies established by the MFJ. The RBOCs were prohibited from providing interLATA services and from manufacturing telecommunications equipment under the MFJ, but the Telecommunications Act of 1996 establishes procedures for lifting these restrictions.

  Reciprocal Compensation--The compensation paid by a local carrier for termination of a local call on the network of a competing carrier which is obligated to pay a comparable charge to terminate traffic on the network of the first carrier. Reciprocal compensation is distinct from the one way access charges by which the IXCs compensate LEC's for originating or terminating traffic.

  Redundant Electronics--A telecommunications facility using two separate electronic devices to transmit a telecommunications signal so that if one device malfunctions, the signal may continue without interruption.

  Remote Modules (or Remote Switching Modules)--Telephone switching units that are attached to a host switch (usually via DS1 lines) in a different geographic location. Remote modules provide the capability of offering switching functionality to areas that will not economically support a host switch.

  Rights of Way--Rights of certain entities (usually utility, cable TV or telephone companies and local government agencies) to "pass over" or place facilities on, over, or underneath property. This includes the ability to place cable on poles, in conduit, and to bury cable underground.

  Route Miles--The number of miles of the telecommunications path in which fiber optic cables are installed as it would appear on a network map.

  Second and Third Tier Markets--Metropolitan markets in the United States with population bases ranging from 250,000 to two million.

  Special Access Services--The lease of private, dedicated telecommunications lines or "circuits" along the network of a LEC or a CAP, which lines or circuits run to or from the IXC POPs. Examples of special access services are telecommunications lines running between POPs of a single IXC, from one IXC POP to the POP of another IXC or from an end user to its IXC POP. Special access services do not require the use of switches.

  SONET (Synchronous Optical Network)--SONET is the electronics and network architecture which enable the transmission of voice, video and data (multimedia) at very high speeds. This state-of-the-art self-healing ring network offers advantages over older linear networks in that a cut line or equipment failure can be overcome by re-routing calls within the network. If the line is cut, the traffic is simply reversed and sent to its destination around the other side of the ring.

  Switch--A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

  Switched Access Transport Services--Transportation of switched traffic along dedicated lines between the LEC central offices and IXC POPs.

  Switched Services--Services which utilize a switch, as opposed to dedicated services, which are non-switched. These services are the greatest source of revenue for carriers.

  Switched Traffic--Telecommunications traffic along a switched network.

  Virtual Collocation--Virtual collocation is an alternative to physical collocation in which the CAPs connect their equipment to the LECs facilities from a remote location and request that the LEC install the necessary electronics in its central office which is then leased by the LEC to the CAP for charges which are generally higher than the charges for physical collocation. However, the CAP avoids payment of the initial capital costs for the leased facilities which the CAP must incur under physical collocation.

  Voice Grade Equivalent Circuit--One DS-0. One voice grade equivalent circuit is equal to 64 kilobits of bandwidth per second.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                           PAGE

Prospectus Summary..........................................................   1
Risk Factors................................................................  10
Use of Proceeds.............................................................  20
Capitalization..............................................................  21
Dividend Policy.............................................................  22
Dilution....................................................................  23
Selected Consolidated Financial Data .......................................  24
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations.................................................................  26
Business....................................................................  35
Competition.................................................................  49
Regulation..................................................................  50
Management..................................................................  60
Certain Relationships and Transactions......................................  65
Principal Stockholders......................................................  67
Description of Capital Stock................................................  68
Certain United States Tax Consequences to Non-United States Holders.........  71
Shares Eligible for Future Sale.............................................  73
Underwriting................................................................  75
Legal Matters...............................................................  77
Experts.....................................................................  77
Additional Information......................................................  78
Index to Financial Statements............................................... F-1
Glossary.................................................................... A-1

UNTIL     , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERINGS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                          SHARES

                       HYPERION TELECOMMUNICATIONS, INC.

                             CLASS A COMMON STOCK


                           ========================
                                   HYPERION
                           TELECOMMUNICATIONS, INC.
                           ========================

                                    -------
                                  PROSPECTUS

                                       , 1998

                                    -------


                             SALOMON SMITH BARNEY
                          CREDIT SUISSE FIRST BOSTON
                            NATIONSBANC MONTGOMERY
                                SECURITIES LLC

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   [INTERNATIONAL PROSPECTUS ALTERNATE PAGE]
                  SUBJECT TO COMPLETION, DATED MARCH 18, 1998
P R O S P E C T U S

========================
       HYPERION
TELECOMMUNICATIONS, INC.
========================

                                          Shares
                       Hyperion Telecommunications, Inc.
                              Class A Common Stock
                                    -------
  Of the            shares of Class A Common Stock, par value $.01 per share
(the "Class A Common Stock"), of Hyperion Telecommunications, Inc. ("Hyperion"
or the "Company") offered hereby,           shares are being offered in the
United States and Canada (the "U.S. Offering") and            shares are being
offered in a concurrent international offering outside of the United States and Canada (the "International Offering" and, together with the U.S. Offering, the "Offerings"). The initial public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See "Underwriting."

  The Company expects to enter into an agreement with Adelphia Communications Corporation ("Adelphia") and/or certain affiliates of Adelphia pursuant to which, upon the consummation of the Offerings (i) Adelphia or such affiliates
will agree to purchase in cash    shares of Class A Common Stock from the
Company (based on $   per share, the midpoint of the range per share set forth
below) at a price equal to the public offering price less the underwriting
discount, or an aggregate of $   million (the "Adelphia Share Purchase") and
(ii) in connection with the contribution to the Company by Adelphia of $ million in principal amount of the Company's indebtedness and payables owed to Adelphia (the "Adelphia Note Contribution"), the Company will issue
shares of Class A Common Stock to Adelphia (based on $   per share, the
midpoint of the range per share set forth below) at a price equal to the public
offering price less the underwriting discount, or an aggregate of $    million.
After giving effect to the shares issued pursuant to the Adelphia Share Purchase and the Adelphia Note Contribution, (together, the "Adelphia New
Shares") and to the Offerings, Adelphia will own approximately   % of the
outstanding Common Stock (as defined) and   % of the total voting power of the
Company. See "Prospectus Summary--The Offerings."

  Prior to the Offerings, there has not been a public market for the Class A Common Stock of the Company. It is currently estimated that the initial public
offering price per share will be between $    and $   . See "Underwriting" for
information relating to the factors considered in determining the initial public offering price. Application has been made for quotation of the Class A Common Stock on the Nasdaq National Market under the symbol "HYPT."

  The Company has two classes of common stock, Class A Common Stock and Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The Class A Common Stock and Class B Common Stock are substantially identical, except that holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders. Immediately following the consummation of the Offerings (assuming no exercise of the over-allotment option granted to the Underwriters), the holders of the Class B Common Stock will have approximately
    % of the combined voting power of the outstanding Class A Common Stock and Class B Common Stock. See "Description of Capital Stock."

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON
STOCK.
                                    -------
 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.   ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      UNDERWRITING
           PRICE TO  DISCOUNTS AND  PROCEEDS TO
           PUBLIC(1) COMMISSIONS(2) COMPANY(3)
-----------------------------------------------
Per Share     $           $            $
-----------------------------------------------
Total(4)     $           $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The total Price to Public excludes the total proceeds to Hyperion from the Adelphia Share Purchase. See "Underwriting."
(2) For information regarding indemnification of the Underwriters, see "Underwriting."
(3) Before deducting expenses estimated at $       payable by the Company. The
    Company will also receive $   from the issuance of shares of Class A Common
    Stock to Adelphia in connection with the Adelphia Share Purchase. The sale of Class A Common Stock to Adelphia by the Company will be at a per share
    price of $   (the total Price to the Public less the underwriting
    discount).
(4) The Company has granted the U.S. Underwriters an option for 30 days to
    purchase an additional             shares of Class A Common Stock at the
    initial public offering price, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the Managers a
    similar option with respect to an additional           shares of Class A
    Common Stock as part of the concurrent International Offering. If such over-allotment options are exercised in full, the total initial public offering price, underwriting discount and proceeds to the Company will be
    $   , $   , and $   , respectively. See "Underwriting."
                                    -------
  The shares of Class A Common Stock are being offered by the Managers named herein, subject to prior sale, when, as and if accepted by them and subject to certain other conditions. It is expected that certificates for the shares of the Class A Common Stock offered hereby will be made available for delivery on
or about       1998, at the office of Smith Barney Inc., 333 West 34th Street,
New York, New York 10001.
                                    -------
Salomon Smith Barney International
           Credit Suisse First Boston
                          NationsBanc Montgomery Securities LLC
March   , 1998

                   [INTERNATIONAL PROSPECTUS ALTERNATE PAGE]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE

Prospectus Summary..........................................................   1
Risk Factors................................................................  10
Use of Proceeds.............................................................  20
Capitalization..............................................................  21
Dividend Policy.............................................................  22
Dilution....................................................................  23
Selected Consolidated Financial Data .......................................  24
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations.................................................................  26
Business....................................................................  35
Competition.................................................................  49
Regulation..................................................................  50
Management..................................................................  60
Certain Relationships and Transactions......................................  65
Principal Stockholders......................................................  67
Description of Capital Stock................................................  68
Certain United States Tax Consequences to Non-United States Holders.........  71
Shares Eligible for Future Sale.............................................  73
Underwriting................................................................  75
Legal Matters...............................................................  77
Experts.....................................................................  77
Additional Information......................................................  78
Index to Financial Statements............................................... F-1
Glossary.................................................................... A-1

UNTIL     , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERINGS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          SHARES

                       HYPERION TELECOMMUNICATIONS, INC.

                              CLASS A COMMON STOCK

                           ========================
                                   HYPERION
                           TELECOMMUNICATIONS, INC.
                           ========================

                                    -------
                                   PROSPECTUS

                                       , 1998

                                    -------


                       SALOMON SMITH BARNEY INTERNATIONAL

                           CREDIT SUISSE FIRST BOSTON
                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following is an estimate of expenses which will be incurred in connection with the issuance and distribution of the securities being registered.

                                                                     PAYABLE BY
                                                                     THE COMPANY
                                                                     -----------
      SEC filing fee................................................   $54,280
      Legal fees and expenses.......................................      *
      NASD filing fees and expenses.................................      *
      Nasdaq National Market application fee........................      *
      Printing and engraving fees...................................      *
      Accounting fees and expenses..................................      *
      Blue sky legal fees, filing fees and expenses.................      *
      Transfer agent and registrar fees.............................      *
      Miscellaneous expense.........................................      *
                                                                       -------
        Total.......................................................   $  *
                                                                       =======

--------
*To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Hyperion provide for indemnification of the officers and directors of Hyperion to the full extent permissible under Delaware law.

  Hyperion's Certificate of Incorporation also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Hyperion shall not be personally liable to Hyperion or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Share amounts that follow are adjusted for a 4-for-1 share split to be effected on the Company's common stock in the form of a share dividend of three shares for every outstanding share of common stock.

  On April 15, 1996, the Company issued 329,000 Units consisting of $329.0 million aggregate principal amount at maturity of 13% Senior Discount Notes due April 15, 2003 (the "Senior Notes") and 329,000 Warrants to purchase an aggregate of 2,453,708 shares of common stock (the "Warrants") in a private placement to institutional investors pursuant to the exemptions from registration under Section 4(2) of the Securities Act and Rule 144A. Gross proceeds were approximately $175.3 million and net proceeds to the Company were approximately $168.6 million after discounts and commissions of approximately $6.1 million and other transactions costs. The initial purchasers for the Unit placement were Bear, Stearns & Co. Inc., Chase Securities Inc. and NationsBanc Capital Markets, Inc.

  On March 4, 1997 and April 1, 1997, the Company issued 416,000 shares and 72,000 shares, respectively, of Class A Common Stock of the Company to Daniel
R. Milliard, the President of the Company, as stock bonus awards pursuant to his employment agreement. Such issuances were made under the Company's 1996 Long-Term Incentive Compensation Plan pursuant to the exemption from registration under Section 4(2) of the Securities Act.

  On June 13, 1997, the Company issued a warrant to MCIMetro Access Transmission Services, Inc. ("MCI") to purchase 1,124,160 shares of Class A Common Stock of the Company, which expires June 13, 2000, at the lower of (i) $5 per share of Class A Common Stock or (ii) the public offering price of the Company's Class A Common Stock if the Company completes an initial public offering of its Class A Common Stock. The warrant was issued in reliance on the exemption from registration under Section 4(2) of the Securities Act in connection with the Company's designation as MCI's preferred provider of certain products and services in the Company's markets pursuant to a new Preferred Provider Agreement between the parties.

  On August 27, 1997, the Company issued $250.0 million aggregate principal amount of 12 1/4% Senior Secured Notes due 2004 (the "Senior Secured Notes") in a private placement to institutional investors pursuant to exemptions from registration under Section 4(2) of the Securities Act and Rule 144A and in reliance upon Regulation S. Gross proceeds were $250.0 million and net proceeds were approximately $243.3 million after underwriting discounts and commissions of approximately $6.25 million and other transaction costs. The initial purchasers for the Senior Secured Notes were Bear Stearns & Co. Inc., Chase Securities Inc., TD Securities, CIBC Wood Gundy Securities Corp. and Scotia Capital Markets.

  On October 9, 1997, Hyperion issued $200.0 million aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007 (the "Preferred Stock") in a private placement to institutional investors pursuant to exemptions from registration under Section 4(2) of the Securities Act and Rule 144A and in reliance upon Regulation S. Gross proceeds were $200.0 million and net proceeds were approximately $194.7 million after underwriting discounts and commissions of approximately $5.0 million and other transaction costs. The initial purchaser for the Preferred Stock was Bear Stearns & Co. Inc.

  On February 12, 1998, the Company issued a warrant to acquire 900,460 shares of its Class A Common Stock to Lenfest Telephony, Inc. in exchange for the acquisition of Lenfest's 50% partnership interest in Hyperion of Harrisburg. The warrant was issued in reliance upon the exemption from registration under
Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS

  (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     1.1     Form of Underwriting Agreement.
     2.1     Purchase Agreement effective as of May 13, 1996 between Teleport
             Communications Group Inc. and Hyperion Telecommunications of
             Florida, Inc. (Incorporated herein by reference is Exhibit 2.1 to
             Registration Statement No. 333-06957 on Form S-4.)
     3.1     Certificate of Incorporation of Registrant, together with all amendments thereto. (Incorporated herein by reference is Exhibit
             3.01 to Registrant's Current Report on Form 8-K for the event dated October 9, 1997.)
     3.2     Bylaws of Registrant. (Incorporated herein by reference is Exhibit
             3.2 to Registration Statement No. 333-12619 on Form S-1.)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     4.1     Indenture, dated as of April 15, 1996, between the Registrant and
             Bank of Montreal Trust Company. (Incorporated herein by reference is Exhibit 4.1 to Registration Statement No. 333-06957 on Form S-
             4.)
     4.2     First Supplemental Indenture, dated as of September 11, 1996, between, the Registrant and Bank of Montreal Trust Company.
             (Incorporated herein by reference is Exhibit 4.2 to Registration
             Statement No. 333-12619 on Form S-4.)
     4.3     Form of 13% Senior Discount Note. (Incorporated herein by
             reference is Exhibit 4.3 to Registration Statement No. 333-12619
             on Form S-4.)
     4.4     Registration Rights Agreement dated as of April 15, 1996, between the Registrant and the Initial Purchasers. (Incorporated herein by reference is Exhibit 4.3 to Registration Statement No. 333-06957
             on Form S-4.)
     4.5     Subordinated Note dated April 15, 1996 by the Company in favor of
             Adelphia. (Incorporated herein by reference is Exhibit 4.3 to
             Quarterly Report on Form 10-Q for the quarter ended September 30,
             1996 (File No. 0-21605).)
     4.6     Form of Class A Common Stock Certificate. (Incorporated herein by reference is Exhibit 4.1 to Registrant's Registration Statement on
             Form 8-A, dated October 23, 1996.)
     4.7     Indenture, dated as of August 27, 1997, with respect to the
             Registrant's 12 1/4% Senior Secured Notes due 2004, between the
             Registrant and the Bank of Montreal Trust Company. (Incorporated
             herein by reference is Exhibit 4.01 to Form 8-K dated August 27,
             1997 (File No. 0-21605).)
     4.8     Form of 12 1/4% Senior Secured Note due 2004 (contained in Exhibit
             4.7)
     4.9     Pledge Agreement between the Registrant and the Bank of Montreal
             Trust Company as Collateral Agent, dated as of August 27, 1997.
             (Incorporated herein by reference is Exhibit 4.03 to Form 8-K dated August 27, 1997 (File No. 0-21605).)
    4.10     Registration Rights Agreement between the Registrant and the
             Initial Purchasers, dated August 27, 1997, regarding the 12 1/4%
             Senior Secured Notes due 2004. (Incorporated herein by reference is Exhibit 4.04 to Form 8-K dated August 27, 1997 (File No. 0-
             21605).)
    4.11     Pledge, Escrow and Disbursement Agreement, between the Registrant and the Bank of Montreal Trust Company, dated as of August 27,
             1997. (Incorporated herein by reference is Exhibit 4.05 to Form 8-
             K dated August 27, 1997 (File No. 0-21605).)
    4.12     Second Supplemental Indenture, dated as of August 27, 1997, between the Registrant and the Bank of Montreal Trust Company,
             regarding the Registrant's 13% Senior Discount Notes due 2003.
             (Incorporated herein by reference is Exhibit 4.06 to Form 8-K dated August 27, 1997 (File No. 0-21605).)
    4.13     Certificate of Designation for 12 7/8% Series A and Series B
             Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Contained in Exhibit 3.01 to Registrant's Current Report on Form
             8-K for the event dated October 9, 1997 which is incorporated herein by reference.)
    4.14     Form of Certificate for 12 7/8% Senior Exchangeable Redeemable
             Preferred Stock due 2007. (Incorporated herein by reference is
             Exhibit 4.02 to the Registrant's Current Report on Form 8-K for
             the event dated October 9, 1997.)
    4.15     Form of Indenture, with respect to the Registrant's 12 7/8% Senior
             Subordinated Exchange Debentures due 2007. (Contained as Annex A
             in Exhibit 3.01 to Registrant's Current Report on Form 8-K for the
             event dated October 9, 1997 which is incorporated herein by reference.)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     4.16    Registration Rights Agreement between the Registrant and the
             Initial Purchaser dated October 9, 1997, regarding the 12 7/8%
             Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Incorporated herein by reference is Exhibit 4.04 to the
             Registrant's Current Report on Form 8-K for the event dated
             October 9, 1997.)
      5.1    Opinion of Buchanan Ingersoll Professional Corporation.
     10.1    Purchase Agreement dated as of April 10, 1996 between the
             Registrant and Bear, Stearns & Co. Inc., Chase Securities Inc. and
             NationsBanc Capital Markets, Inc. (collectively, the "Initial
             Purchasers"). (Incorporated herein by reference is Exhibit 1.1 to
             Registration Statement No. 333-06957 on Form S-4.)
     10.2    Employment Agreement between the Registrant and Charles R.
             Drenning. (Incorporated herein by reference is Exhibit 10.1 to
             Registration Statement No. 333-06957 on Form S-4.)
     10.3    Employment Agreement between the Registrant and Paul D. Fajerski.
             (Incorporated herein by reference is Exhibit 10.2 to Registration
             Statement No. 333-06957 on Form S-4.)
     10.4    Employment Agreement between the Registrant and Randolph S.
             Fowler. (Incorporated herein by reference is Exhibit 10.3 to
             Registration Statement No. 333-06957 on Form S-4.)
     10.5    Pre-Incorporation and Shareholder Restrictive Agreement between
             Adelphia, Paul D. Fajerski, Charles R. Drenning and Randolph S.
             Fowler. (Incorporated herein by reference is Exhibit 10.5 to
             Registration Statement No. 333-06957 on Form S-4.)
     10.6    Term Loan Note dated May 10, 1996 between Charles R. Drenning in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.6 to Registration Statement No.
             333-06957 on Form S-4.)
     10.7    Term Loan Note dated May 10, 1996 between Paul D. Fajerski in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.7 to Registration Statement No.
             333-06957 on Form S-4.)
     10.8    Term Loan Note dated May 10, 1996 between Randolph S. Fowler in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.8 to Registration Statement No.
             333-06957 on Form S-4.)
     10.9    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Charles R. Drenning. (Incorporated herein by reference is Exhibit 10.9 to Registration Statement No. 333-06957
             on Form S-4.)
    10.10    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Paul D. Fajerski. (Incorporated herein by reference is Exhibit 10.10 to Registration Statement No. 333-06957
             on Form S-4.)
    10.11    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Randolph S. Fowler. (Incorporated herein by reference is Exhibit 10.11 to Registration Statement No. 333-06957
             on Form S-4.)
    10.12    Letter Agreement dated March 19, 1996 between the Registrant,
             Charles R. Drenning, Paul D. Fajerski, Randolph S. Fowler and
             Adelphia. (Incorporated herein by reference is Exhibit 10.12 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.13    Warrant Agreement dated as of April 15, 1996, by and among
             Hyperion Telecommunications, Inc. and Bank of Montreal Trust
             Company. (Incorporated herein by reference is Exhibit 10.13 to
             Registration Statement No. 333-06957 on Form S-4.)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    10.14    Warrant Registration Rights Agreement dated as of April 15, 1996, by and among Hyperion Telecommunications, Inc. and the Initial
             Purchasers. (Incorporated herein by reference is Exhibit 10.14 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.15    Form of Management Agreement. (Incorporated herein by reference is
             Exhibit 10.15 to Registration Statement No. 333-06957 on Form S-
             4.)
    10.16    Employment Agreement between Hyperion Telecommunications, Inc. and
             Daniel R. Milliard dated as of March 4, 1997. (Incorporated herein by reference is Exhibit 10.03 to Current Report on Form 8-K of
             Adelphia Communications Corporation dated May 1, 1997 (File Number
             0-16014).)
    10.17    1996 Long-Term Incentive Compensation Plan. (Incorporated herein by reference is Exhibit 10.17 to Registration Statement No. 333-
             13663 on Form S-1.)
    10.18    Registration Rights Agreement among Charles R. Drenning, Paul D.
             Fajerski, Randolph S. Fowler, Adelphia Communications Corporation
             and the Company. (Incorporated herein by reference is Exhibit
             10.18 to Registration Statement No. 333-13663 on Form S-1.)
    10.19    Registration Rights Agreement between Adelphia Communications
             Corporation and the Company. (Incorporated herein by reference is
             Exhibit 10.19 to Registration Statement No. 333-13663 on Form S-
             1.)
    10.20    Extension Agreement dated as of January 8, 1997, among Hyperion
             Telecommunications, Inc., Adelphia Communications Corporation,
             Charles R. Drenning, Paul D. Fajerski, Randolph S. Fowler, and six
             Trusts named therein. (Incorporated herein by reference is Exhibit
             10.04 to Current Report on Form 8-K of Adelphia Communications
             Corporation dated May 1, 1997 (File Number 0-16014).)
    10.21    Purchase Agreement among the Registrant, Bear Stearns & Co. Inc.,
             Chase Securities Inc., TD Securities (USA) Inc., CIBC Wood Gundy
             Securities Corp., and Scotia Capital Markets (the "Initial
             Purchasers") dated August 21, 1997. (Incorporated herein by reference is Exhibit 10.01 to Form 8-K dated August 27, 1997 (File
             No. 0-21605).)
    10.22    Purchase Agreement among the Registrant and Bear Stearns & Co.
             Inc. (the "Initial Purchaser") dated October 1, 1997 regarding the
             12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Incorporated by reference is Exhibit 10.01 to the Registrant's
             Current Report on Form 8-K for the event dated October 9, 1997.)
    21.01    Subsidiaries of the Registrant (Incorporated herein by reference is Exhibit 21.1 to Registrant's Annual Report on Form 10-K for the
             fiscal year ended March 31, 1997.) (File Number 0-21605)
    23.01    Consent of Buchanan Ingersoll Professional Corporation (contained in its opinion filed as Exhibit 5.01 hereto)
    23.02    Consent of Deloitte & Touche LLP
    24.01*   Power of Attorney (appearing on signature page)

--------
*Filed herewith.

ITEM 17. UNDERTAKINGS

(A) RULE 415 OFFERING

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(H) REQUEST FOR ACCELERATION OF EFFECTIVE DATE

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(I) RULE 430A

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 18th day of March, 1998.

                                          HYPERION TELECOMMUNICATIONS, INC.

                                               /s/ Daniel R. Milliard
                                          By:  ________________________________
                                              Daniel R. Milliard President and
                                                  Chief Operating Officer

                               POWER OF ATTORNEY

  Known All Men By These Presents that each person whose signature appears below constitutes and appoints James P. Rigas, Timothy J. Rigas and Daniel R. Milliard, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                           TITLE                       DATE

                              Chairman and Director              March 18,
/s/ John J. Rigas                                                1998
-------------------------
John J. Rigas

/s/ Michael J. Rigas          Vice Chairman and Director         March 18,
-------------------------                                        1998
Michael J. Rigas

/s/ Timothy J. Rigas          Vice Chairman, Treasurer,          March 18,
-------------------------     Chief Financial Officer and        1998
Timothy J. Rigas              Director

/s/ James P. Rigas            Vice Chairman, Chief Executive     March 18,
-------------------------     Officer and Director               1998
James P. Rigas

/s/ Daniel R. Milliard        President, Secretary, Chief        March 18,
-------------------------     Operating Officer and Director     1998
Daniel R. Milliard

/s/ Charles R. Drenning       Senior Vice President and          March 18,
-------------------------     Director                           1998
Charles R. Drenning

/s/ Paul D. Fajerski          Senior Vice President and          March 18,
-------------------------     Director                           1998
Paul D. Fajerski

/s/ Randolph S. Fowler        Senior Vice President and          March 18,
-------------------------     Director                           1998
Randolph S. Fowler

/s/ James L. Gray             Director                           March 18,
-------------------------                                        1998
James L. Gray

/s/ Pete Metros               Director                           March 18,
-------------------------                                        1998
Pete Metros

/s/ Edward E. Babcock         Vice President and Chief           March 18,
-------------------------     Accounting Officer                 1998
Edward E. Babcock

                                 EXHIBIT INDEX

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     1.1     Form of Underwriting Agreement.
     2.1     Purchase Agreement effective as of May 13, 1996 between Teleport
             Communications Group Inc. and Hyperion Telecommunications of
             Florida, Inc. (Incorporated herein by reference is Exhibit 2.1 to
             Registration Statement No. 333-06957 on Form S-4.)
     3.1     Certificate of Incorporation of Registrant, together with all amendments thereto. (Incorporated herein by reference is Exhibit
             3.01 to Registrant's Current Report on Form 8-K for the event dated October 9, 1997.)
     3.2     Bylaws of Registrant. (Incorporated herein by reference is Exhibit
             3.2 to Registration Statement No. 333-12619 on Form S-1.)
     4.1     Indenture, dated as of April 15, 1996, between the Registrant and
             Bank of Montreal Trust Company. (Incorporated herein by reference is Exhibit 4.1 to Registration Statement No. 333-06957 on Form S-
             4.)
     4.2     First Supplemental Indenture, dated as of September 11, 1996, between, the Registrant and Bank of Montreal Trust Company.
             (Incorporated herein by reference is Exhibit 4.2 to Registration
             Statement No. 333-12619 on Form S-4.)
     4.3     Form of 13% Senior Discount Note. (Incorporated herein by
             reference is Exhibit 4.3 to Registration Statement No. 333-12619
             on Form S-4.)
     4.4     Registration Rights Agreement dated as of April 15, 1996, between the Registrant and the Initial Purchasers. (Incorporated herein by reference is Exhibit 4.3 to Registration Statement No. 333-06957
             on Form S-4.)
     4.5     Subordinated Note dated April 15, 1996 by the Company in favor of
             Adelphia. (Incorporated herein by reference is Exhibit 4.3 to
             Quarterly Report on Form 10-Q for the quarter ended September 30,
             1996 (File No. 0-21605).)
     4.6     Form of Class A Common Stock Certificate. (Incorporated herein by reference is Exhibit 4.1 to Registrant's Registration Statement on
             Form 8-A, dated October 23, 1996.)
     4.7     Indenture, dated as of August 27, 1997, with respect to the
             Registrant's 12 1/4% Senior Secured Notes due 2004, between the
             Registrant and the Bank of Montreal Trust Company. (Incorporated
             herein by reference is Exhibit 4.01 to Form 8-K dated August 27,
             1997 (File No. 0-21605).)
     4.8     Form of 12 1/4% Senior Secured Note due 2004 (contained in Exhibit
             4.7)
     4.9     Pledge Agreement between the Registrant and the Bank of Montreal
             Trust Company as Collateral Agent, dated as of August 27, 1997.
             (Incorporated herein by reference is Exhibit 4.03 to Form 8-K dated August 27, 1997 (File No. 0-21605).)
    4.10     Registration Rights Agreement between the Registrant and the
             Initial Purchasers, dated August 27, 1997, regarding the 12 1/4%
             Senior Secured Notes due 2004. (Incorporated herein by reference is Exhibit 4.04 to Form 8-K dated August 27, 1997 (File No. 0-
             21605).)
    4.11     Pledge, Escrow and Disbursement Agreement, between the Registrant and the Bank of Montreal Trust Company, dated as of August 27,
             1997. (Incorporated herein by reference is Exhibit 4.05 to Form 8-
             K dated August 27, 1997 (File No. 0-21605).)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    4.12     Second Supplemental Indenture, dated as of August 27, 1997, between the Registrant and the Bank of Montreal Trust Company,
             regarding the Registrant's 13% Senior Discount Notes due 2003.
             (Incorporated herein by reference is Exhibit 4.06 to Form 8-K dated August 27, 1997 (File No. 0-21605).)
    4.13     Certificate of Designation for 12 7/8% Series A and Series B
             Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Contained in Exhibit 3.01 to Registrant's Current Report on Form
             8-K for the event dated October 9, 1997 which is incorporated herein by reference.)
    4.14     Form of Certificate for 12 7/8% Senior Exchangeable Redeemable
             Preferred Stock due 2007. (Incorporated herein by reference is
             Exhibit 4.02 to the Registrant's Current Report on Form 8-K for
             the event dated October 9, 1997.)
    4.15     Form of Indenture, with respect to the Registrant's 12 7/8% Senior
             Subordinated Exchange Debentures due 2007. (Contained as Annex A
             in Exhibit 3.01 to Registrant's Current Report on Form 8-K for the
             event dated October 9, 1997 which is incorporated herein by reference.)
    4.16     Registration Rights Agreement between the Registrant and the
             Initial Purchaser dated October 9, 1997, regarding the 12 7/8%
             Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Incorporated herein by reference is Exhibit 4.04 to the
             Registrant's Current Report on Form 8-K for the event dated
             October 9, 1997.)
     5.1     Opinion of Buchanan Ingersoll Professional Corporation.
    10.1     Purchase Agreement dated as of April 10, 1996 between the
             Registrant and Bear, Stearns & Co. Inc., Chase Securities Inc. and
             NationsBanc Capital Markets, Inc. (collectively, the "Initial
             Purchasers"). (Incorporated herein by reference is Exhibit 1.1 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.2     Employment Agreement between the Registrant and Charles R.
             Drenning. (Incorporated herein by reference is Exhibit 10.1 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.3     Employment Agreement between the Registrant and Paul D. Fajerski.
             (Incorporated herein by reference is Exhibit 10.2 to Registration
             Statement No. 333-06957 on Form S-4.)
    10.4     Employment Agreement between the Registrant and Randolph S.
             Fowler. (Incorporated herein by reference is Exhibit 10.3 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.5     Pre-Incorporation and Shareholder Restrictive Agreement between
             Adelphia, Paul D. Fajerski, Charles R. Drenning and Randolph S.
             Fowler. (Incorporated herein by reference is Exhibit 10.5 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.6     Term Loan Note dated May 10, 1996 between Charles R. Drenning in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.6 to Registration Statement No.
             333-06957 on Form S-4.)
    10.7     Term Loan Note dated May 10, 1996 between Paul D. Fajerski in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.7 to Registration Statement No.
             333-06957 on Form S-4.)
    10.8     Term Loan Note dated May 10, 1996 between Randolph S. Fowler in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.8 to Registration Statement No.
             333-06957 on Form S-4.)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     10.9    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Charles R. Drenning. (Incorporated herein by reference is Exhibit 10.9 to Registration Statement No. 333-06957
             on Form S-4.)
    10.10    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Paul D. Fajerski. (Incorporated herein by reference is Exhibit 10.10 to Registration Statement No. 333-06957
             on Form S-4.)
    10.11    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Randolph S. Fowler. (Incorporated herein by reference is Exhibit 10.11 to Registration Statement No. 333-06957
             on Form S-4.)
    10.12    Letter Agreement dated March 19, 1996 between the Registrant,
             Charles R. Drenning, Paul D. Fajerski, Randolph S. Fowler and
             Adelphia. (Incorporated herein by reference is Exhibit 10.12 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.13    Warrant Agreement dated as of April 15, 1996, by and among
             Hyperion Telecommunications, Inc. and Bank of Montreal Trust
             Company. (Incorporated herein by reference is Exhibit 10.13 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.14    Warrant Registration Rights Agreement dated as of April 15, 1996, by and among Hyperion Telecommunications, Inc. and the Initial
             Purchasers. (Incorporated herein by reference is Exhibit 10.14 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.15    Form of Management Agreement. (Incorporated herein by reference is
             Exhibit 10.15 to Registration Statement No. 333-06957 on Form S-
             4.)
    10.16    Employment Agreement between Hyperion Telecommunications, Inc. and
             Daniel R. Milliard dated as of March 4, 1997. (Incorporated herein by reference is Exhibit 10.03 to Current Report on Form 8-K of
             Adelphia Communications Corporation dated May 1, 1997 (File Number
             0-16014).)
    10.17    1996 Long-Term Incentive Compensation Plan. (Incorporated herein by reference is Exhibit 10.17 to Registration Statement No. 333-
             13663 on Form S-1.)
    10.18    Registration Rights Agreement among Charles R. Drenning, Paul D.
             Fajerski, Randolph S. Fowler, Adelphia Communications Corporation
             and the Company. (Incorporated herein by reference is Exhibit
             10.18 to Registration Statement No. 333-13663 on Form S-1.)
    10.19    Registration Rights Agreement between Adelphia Communications
             Corporation and the Company. (Incorporated herein by reference is
             Exhibit 10.19 to Registration Statement No. 333-13663 on Form S-
             1.)
    10.20    Extension Agreement dated as of January 8, 1997, among Hyperion
             Telecommunications, Inc., Adelphia Communications Corporation,
             Charles R. Drenning, Paul D. Fajerski, Randolph S. Fowler, and six
             Trusts named therein. (Incorporated herein by reference is Exhibit
             10.04 to Current Report on Form 8-K of Adelphia Communications
             Corporation dated May 1, 1997 (File Number 0-16014).)
    10.21    Purchase Agreement among the Registrant, Bear Stearns & Co. Inc.,
             Chase Securities Inc., TD Securities (USA) Inc., CIBC Wood Gundy
             Securities Corp., and Scotia Capital Markets (the "Initial
             Purchasers") dated August 21, 1997. (Incorporated herein by reference is Exhibit 10.01 to Form 8-K dated August 27, 1997 (File
             No. 0-21605).)
    10.22    Purchase Agreement among the Registrant and Bear Stearns & Co.
             Inc. (the "Initial Purchaser") dated October 1, 1997 regarding the
             12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Incorporated by reference is Exhibit 10.01 to the Registrant's
             Current Report on Form 8-K for the event dated October 9, 1997.)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    21.01    Subsidiaries of the Registrant (Incorporated herein by reference is Exhibit 21.1 to Registrant's Annual Report on Form 10-K for the
             fiscal year ended March 31, 1997.) (File Number 0-21605)
    23.01    Consent of Buchanan Ingersoll Professional Corporation (contained in its opinion filed as Exhibit 5.01 hereto)
    23.02    Consent of Deloitte & Touche LLP
    24.01*   Power of Attorney (appearing on signature page)

--------
*Filed herewith.